Form 10-K, Exhibit 13
period 2005-12-31
SECURITY BANK CORP
filed 2006-03-16
CIK 925464

EXHIBIT 13

SECURITY BANK CORPORATION AND SUBSIDIARIES

MACON, GEORGIA

CONSOLIDATED FINANCIAL STATEMENTS AS OF

DECEMBER 31, 2005 AND 2004 AND

REPORT OF INDEPENDENT ACCOUNTANTS

SECURITY BANK CORPORATION AND SUBSIDIARIES

MCNAIR, MCLEMORE, MIDDLEBROOKS & CO., LLP

CERTIFIED PUBLIC ACCOUNTANTS

389 Mulberry Street • Post Office Box One • Macon, GA 31202

Telephone (478) 746-6277 • Facsimile (478) 743-6858

www.mmmcpa.com

RALPH S. McLEMORE, SR., CPA (1902-1981)

SIDNEY B. McNAIR, CPA (1913-1992)

RICHARD A. WHITTEN, JR., CPA
SIDNEY E. MIDDLEBROOKS, CPA, PC	ELIZABETH WARE HARDIN, CPA
RAY C. PEARSON, CPA	CAROLINE E. GRIFFIN, CPA
J. RANDOLPH NICHOLS, CPA	RONNIE K. GILBERT, CPA
WILLIAM H. EPPS, JR., CPA	RON C. DOUTHIT, CPA
RAYMOND A. PIPPIN, JR., CPA	CHESLEY P. CAWTHON, JR., CPA
JERRY A. WOLFE, CPA	CHARLES A. FLETCHER, CPA
W. E. BARFIELD, JR., CPA	MARJORIE HUCKABEE CARTER, CPA
HOWARD S. HOLLEMAN, CPA	BRYAN A. ISGETT, CPA
F. GAY McMICHAEL, CPA	DAVID PASCHAL MUSE, JR., CPA

March 16, 2006

REPORT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Security Bank Corporation

We have audited the accompanying consolidated balance sheets of Security Bank Corporation and Subsidiaries as of December 31, 2005 and 2004 and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Security Bank Corporation and Subsidiaries as of December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Security Bank Corporation and Subsidiaries’ internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 16, 2006 expressed an unqualified opinion on management’s assessment of internal control over financial reporting and an unqualified opinion on the effectiveness of internal control over financial reporting.

McNair, McLemore, Middlebrooks & Co., LLP

MCNAIR, MCLEMORE, MIDDLEBROOKS & CO., LLP

CERTIFIED PUBLIC ACCOUNTANTS

389 Mulberry Street • Post Office Box One • Macon, GA 31202

Telephone (478) 746-6277 • Facsimile (478) 743-6858

www.mmmcpa.com

RALPH S. McLEMORE, SR., CPA (1902-1981)

SIDNEY B. McNAIR, CPA (1913-1992)

RICHARD A. WHITTEN, JR., CPA
SIDNEY E. MIDDLEBROOKS, CPA, PC	ELIZABETH WARE HARDIN, CPA
RAY C. PEARSON, CPA	CAROLINE E. GRIFFIN, CPA
J. RANDOLPH NICHOLS, CPA	RONNIE K. GILBERT, CPA
WILLIAM H. EPPS, JR., CPA	RON C. DOUTHIT, CPA
RAYMOND A. PIPPIN, JR., CPA	CHESLEY P. CAWTHON, JR., CPA
JERRY A. WOLFE, CPA	CHARLES A. FLETCHER, CPA
W. E. BARFIELD, JR., CPA	MARJORIE HUCKABEE CARTER, CPA
HOWARD S. HOLLEMAN, CPA	BRYAN A. ISGETT, CPA
F. GAY McMICHAEL, CPA	DAVID PASCHAL MUSE, JR., CPA

March 16, 2006

REPORT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Security Bank Corporation

We have audited management’s assessment, included in the accompanying Management Report on Internal Control over Financial Reporting, that Security Bank Corporation and Subsidiaries maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Security Bank Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements.

As indicated in the Management Report on Internal Control over Financial Reporting, management’s assessment of and conclusion on the effectiveness of internal control over financial reporting did not include the internal controls of assets and liabilities of SouthBank (North Metro) acquired on May 31, 2005 or Rivoli BanCorp, Inc. (Rivoli) acquired on December 31, 2005, which are both included in the 2005 consolidated financial statements of Security Bank Corporation and constituted $420 million of total assets as of December 31, 2005 and $7 million in revenues for the year then ended. Our audit of internal control over financial reporting of Security Bank Corporation also did not include an evaluation of the internal control over financial reporting of North Metro or Rivoli.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that Security Bank Corporation and Subsidiaries maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also in our opinion, Security Bank Corporation and Subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of Security Bank Corporation and Subsidiaries and our report dated March 16, 2006, expressed an unqualified opinion.

McNair, McLemore, Middlebrooks & Co., LLP

SECURITY BANK CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31

ASSETS
	2005	2004
Cash and Cash Equivalents
Cash and Due from Banks	$69,380,188	$26,862,022
Federal Funds Sold	33,712,000	17,484,000

	103,092,188	44,346,022

Interest-Bearing Deposits With Other Banks	6,380,057	2,857,573

Investment Securities
Available for Sale, At Fair Value	143,662,487	104,109,721
Held to Maturity, At Cost (Fair Value of $353,741 and $2,404,040 at December 31, 2005 and 2004, Respectively)	349,946	2,383,985

	144,012,433	106,493,706

Restricted Stocks, at Cost	6,973,800	4,918,300

Loans Held for Sale	5,562,380	7,507,095

Loans	1,273,682,825	846,818,162
Allowance for Loan Losses	(16,148,259)	(10,902,783)
Unearned Interest and Fees	(1,563,640)	(1,053,267)

	1,255,970,926	834,862,112

Premises and Equipment	29,602,189	19,105,286

Long-Lived Assets Held for Sale	2,410,000	—

Other Real Estate (Net of Allowance of $175,138 and $60,912 in 2005 and 2004, Respectively)	2,394,224	1,991,176

Goodwill	74,582,086	28,579,479

Core Deposit Intangible (Net of Amortization of $533,333 and $271,006 in 2005 and 2004, Respectively)	4,687,006	584,803

Other Assets	26,745,585	12,238,998

Total Assets	$1,662,412,874	$1,063,484,550

The accompanying notes are an integral part of these balance sheets.

SECURITY BANK CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31

LIABILITIES AND STOCKHOLDERS’ EQUITY
	2005	2004
Deposits
Noninterest-Bearing	$156,697,897	$119,501,571
Interest-Bearing	1,134,555,287	723,056,181

	1,291,253,184	842,557,752

Borrowed Money
Federal Funds Purchased and Securities Sold Under Agreement to Repurchase	43,875,620	21,811,465
Subordinated Debentures	41,238,000	18,557,000
Other Borrowed Money	87,027,000	67,135,516

	172,140,620	107,503,981

Other Liabilities	19,714,198	6,751,835

Stockholders’ Equity
Common Stock, Par Value $1 per Share; Authorized 25,000,000 Shares, Issued 14,406,696 and 11,659,546 Shares as of December 31, 2005 and 2004, Respectively	14,406,696	11,659,546
Paid-In Capital	121,480,964	62,348,500
Retained Earnings	45,569,642	32,714,960
Restricted Stock – Unearned Compensation	(222,860)	(74,697)
Accumulated Other Comprehensive (Loss) Income, Net of (Benefit) Tax	(1,599,442)	352,801

	179,635,000	107,001,110
Treasury Stock (19,736 Shares), at Cost	(330,128)	(330,128)

	179,304,872	106,670,982

Total Liabilities and Stockholders’ Equity	$1,662,412,874	$1,063,484,550

The accompanying notes are an integral part of these balance sheets.

SECURITY BANK CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31

	2005	2004	2003
Interest Income
Loans, Including Fees	$72,972,140	$49,722,831	$39,938,820
Federal Funds Sold	475,505	114,719	62,621
Deposits with Other Banks	112,195	25,041	9,767
Investment Securities
U. S. Treasury	20,123	39,773	78,845
U. S. Government Agencies	3,734,343	3,160,028	2,032,397
State, County and Municipal	625,992	710,653	586,218
Other Investments	251,832	153,294	186,020

	78,192,130	53,926,339	42,894,688

Interest Expense
Deposits	23,727,533	11,701,538	10,319,415
Federal Funds Purchased	527,348	144,625	104,731
Demand Notes Issued to the U.S. Treasury	376	8	3,662
Other Borrowed Money	3,584,022	2,526,696	2,484,479

	27,839,279	14,372,867	12,912,287

Net Interest Income	50,352,851	39,553,472	29,982,401
Provision for Loan Losses	2,832,845	2,818,796	2,859,143

Net Interest Income After Provision for Loan Losses	47,520,006	36,734,676	27,123,258

Noninterest Income
Service Charges on Deposits	7,351,360	6,450,199	5,041,611
Other Service Charges, Commissions and Fees	4,477,742	3,306,114	2,934,877
Mortgage Banking Income	4,539,242	4,930,747	9,211,326
Other	240,117	114,062	59,124
Securities (Losses) Gains	(5,598)	12,703	55,484

	16,602,863	14,813,825	17,302,422

Noninterest Expenses
Salaries and Employee Benefits	22,811,591	18,630,030	18,145,968
Occupancy and Equipment	3,832,756	3,364,670	2,915,892
Office Supplies and Printing	649,289	620,061	714,014
Telephone	829,133	407,532	584,302
Loss on Foreclosed Property	82,587	160,218	538,956
Marketing Expenses	1,501,231	1,248,004	1,242,256
Professional Fees	1,480,927	1,118,446	1,102,955
Other	7,440,084	6,740,580	5,595,520

	38,627,598	32,289,541	30,839,863

Income Before Income Taxes	25,495,271	19,258,960	13,585,817
Income Taxes	9,310,338	6,940,241	4,938,447

Net Income	$16,184,933	$12,318,719	$8,647,370

Basic Earnings Per Share	$1.31	$1.10	$0.99

Diluted Earnings Per Share	$1.27	$1.07	$0.96

Weighted Average Shares Outstanding	12,393,980	11,156,372	8,725,276

Dividends Per Share	$0.26	$0.22	$0.20

The accompanying notes are an integral part of these statements.

SECURITY BANK CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31

	2005	2004	2004
Net Income	$16,184,933	$12,318,719	$8,647,370

Other Comprehensive Income, Net of Tax
Gains (Losses) on Securities Arising During the Year	(1,955,938)	(525,679)	35,604
Reclassification Adjustment	3,695	(8,384)	(36,619)

Unrealized Losses on Securities	(1,952,243)	(534,063)	(1,015)

Comprehensive Income	$14,232,690	$11,784,656	$8,646,355

The accompanying notes are an integral part of these statements.

SECURITY BANK CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	Shares	Common Stock	Paid-In Capital	Retained Earnings	Restricted Stock- Unearned Compensation	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
Balance, December 31, 2002	$6,796,634	$6,796,634	$13,352,595	$18,511,115	$—	$887,879	$—	$39,548,223
Shares Issued in Connection with Contingent Payments	64,834	64,834	817,850	(32,417)				850,267
Stock Options Exercised	53,130	53,130	413,619	(26,565)				440,184
Issuance of Restricted Stock	10,000	10,000	125,050	(5,000)	(130,050)			—
Amortization of Unearned Compensation					26,013			26,013
Cashless Exercise of Stock Options							(296,837)	(296,837)
Common Stock Issued in Acquisition	3,142,000	3,142,000	26,870,652	(1,571,000)				28,441,652
Unrealized Loss on Securities Available for Sale, Net of Tax Benefit of $523						(1,015)		(1,015)
Cash Dividends				(1,847,129)				(1,847,129)
Net Income				8,647,370				8,647,370

Balance, December 31, 2003	10,066,598	10,066,598	41,579,766	23,676,374	(104,037)	886,864	(296,837)	75,808,728
Shares Issued in Connection with Contingent Payments	111,550	111,550	1,632,425	(55,775)				1,688,200
Stock Options Exercised	124,034	124,034	584,235	(62,017)				646,252
Stock Based Compensation Awards			313,730					313,730
Canceled Restricted Stock	(320)	(320)	(4,002)	160	4,162			—
Amortization of Unearned Compensation					25,178			25,178
Cashless Exercise of Stock Options							(33,291)	(33,291)
Shares Issued in Connection with Stock Offering	1,352,400	1,352,400	18,165,224	(676,200)				18,841,424
Shares Issued in Connection with Employee Stock Purchase Plan	5,284	5,284	77,122	(2,642)				79,764
Unrealized Loss on Securities Available for Sale, Net of Tax Benefit of $313,893						(534,063)		(534,063)
Cash Dividends				(2,483,659)				(2,483,659)
Net Income				12,318,719				12,318,719

Balance, December 31, 2004	11,659,546	11,659,546	62,348,500	32,714,960	(74,697)	352,801	(330,128)	106,670,982
Shares Issued in Connection with Contingent Payments	114,028	114,028	2,305,882	(57,014)				2,362,896
Stock Options Exercised	20,000	20,000	186,500					206,500
Stock Based Compensation Awards			478,427					478,427
Issuance of Restricted Stock	9,156	9,156	190,856		(200,012)			—
Amortization of Unearned Compensation					51,849			51,849
Shares Issued in Acquisitions	2,594,295	2,594,295	55,798,996					58,393,291
Shares Issued in Connection with Employee Stock Purchase Plan	9,671	9,671	171,803	(1,917)				179,557
Unrealized Loss on Securities Available for Sale, Net of Tax Benefit of $1,029,572						(1,952,243)		(1,952,243)
Cash Dividends				(3,271,320)				(3,271,320)
Net Income				16,184,933				16,184,933

Balance, December 31, 2005	14,406,696	$14,406,696	$121,480,964	$45,569,642	$(222,860)	$(1,599,442)	$(330,128)	$179,304,872

The accompanying notes are an integral part of these statements.

SECURITY BANK CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31

	2005	2004	2003
Cash Flows from Operating Activities
Net Income	$16,184,933	$12,318,719	$8,647,370
Adjustments to Reconcile Net Income to Net Cash Provided from Operating Activities
Expensing of Stock Options	478,427	313,730	—
Depreciation, amortization and accretion	917,760	2,353,716	1,643,551
Provision for Loan Losses	2,832,845	2,818,796	2,859,143
Deferred Income Tax (Benefit) Expense	(93,521)	(58,245)	179,350
Securities Gains (Losses)	5,598	(12,703)	(55,484)
Loss on Sale of Other Real Estate	82,587	160,218	538,956
Unrealized Loss on Other Real Estate	133,953	60,912	—
Loss on Sale of Premises and Equipment	16,790	18,881	852
Loss (Gain) on Sale of Loans	390,140	(38,931)	70,979
Net Change in Loans Held for Sale	1,944,715	3,941,275	24,506,245
Payable to Rivoli BanCorp stockholders	4,220,026	—	—
Net Change in Other Assets	(3,090,359)	(1,113,351)	(356,765)
Net Change in Other Liabilities	2,037,200	2,279,895	(378,002)
Other, Net	180,730	(1,389,729)	1,054,083

Cash Provided by Operating Activities	26,241,824	21,653,183	38,710,278

Cash Flows from Investing Activities
Interest-Bearing Deposits with Other Banks	(2,223,382)	(2,325,945)	(137,083)
Cash Received in Business Acquisition, Net	5,923,269	—	2,279,981
Purchase of Investment Securities Available for Sale	(28,956,393)	(47,018,829)	(36,395,866)
Purchase of Investment Securities Held to Maturity	—	(998,444)	(7,998,533)
Proceeds from Disposition of Investment Securities
Available for Sale	23,671,842	39,208,727	16,384,787
Held to Maturity	1,035,500	5,000	48,918,238
Purchase of Restricted Stock, Net	515,500	(983,000)	461,900
Loans to Customers, Net	(157,036,912)	(152,251,739)	(123,071,131)
Purchase of Premises and Equipment and Software	(3,275,443)	(3,558,675)	(2,177,888)
Proceeds from Disposal of Premises and Equipment	18,840	4,567	2,200
Other Real Estate	3,019,386	4,225,228	2,735,718
Goodwill Resulting from Contingent Payments	(909,864)	(2,016,532)	(1,160,456)
Purchase of Bank Owned Life Insurance	(5,000,000)	—	—
Investment in Statutory Trust	(588,000)	—	—

Cash Used by Investing Activities	(163,805,657)	(165,709,642)	(100,158,133)

Cash Flows from Financing Activities
Interest-Bearing Customer Deposits	178,737,892	87,971,215	73,933,950
Noninterest-Bearing Customer Deposits	4,047,814	11,967,542	16,169,512
Demand Note to the U.S. Treasury	—	—	(1,274,176)
Dividends Paid	(3,271,320)	(2,483,659)	(1,847,129)
Federal Funds Purchased and Securities Sold Under Repurchase Agreements	13,328,155	13,461,513	(3,628,248)
Proceeds from Other Borrowed Money	65,977,000	122,200,000	472,650,000
Repayments of Other Borrowed Money	(82,485,516)	(114,142,989)	(478,071,901)
Proceeds from Issuance of Subordinated Debentures	19,588,000	—	—
Issuance of Common Stock	387,974	19,534,149	143,284

Cash Provided by Financing Activities	196,309,999	138,507,771	78,075,292

Net Increase (Decrease) in Cash and Cash Equivalents	58,746,166	(5,548,688)	16,627,437
Cash and Cash Equivalents, Beginning	44,346,022	49,894,710	33,267,273

Cash and Cash Equivalents, Ending	$103,092,188	$44,346,022	$49,894,710

The accompanying notes are an integral part of these statements.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies

Nature of Operations

Security Bank Corporation (the Company) provides a full range of retail and commercial banking services for consumers and small to medium size businesses in central and coastal Georgia, and in limited parts of the north metropolitan Atlanta area. Lending and investing activities are funded primarily by deposits gathered through its retail branch office network.

The success of the Company is dependent, to a certain extent, upon the economic conditions in the geographic markets it serves. No assurance can be given that the current economic conditions will continue. Adverse changes in the economic conditions in these geographic markets would likely have a material adverse effect on the Company’s results of operations and financial condition. The operating results of the Company depend primarily on its net interest income. Accordingly, operations are subject to risks and uncertainties surrounding the exposure to changes in the interest rate environment.

The accounting and reporting policies of the bank conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. The following is a description of those policies the Company follows in preparing and presenting its consolidated financial statements.

Principles of Consolidation and Basis of Presentation

The consolidated financial statements of the Company include Security Bank Corporation and its wholly-owned subsidiaries, Security Bank of Bibb County located in Macon, Georgia; Security Bank of Houston County located in Perry, Georgia; Security Bank of Jones County (formerly Bank of Gray) located in Gray, Georgia; Security Bank of North Metro (formerly SouthBank) located in Woodstock, Georgia; and Rivoli Bank & Trust located in Macon, Georgia (the Banks). The financial statements of Security Bank of Bibb County include its wholly-owned subsidiary, Fairfield Financial Services, Inc. All significant intercompany accounts have been eliminated.

Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

Investment Securities

Investment securities are recorded under Statement of Financial Accounting Standards (SFAS) No. 115, whereby the Banks classify their securities as trading, available for sale or held to maturity. Securities that are held principally for resale in the near term are classified as trading. Trading securities are carried at fair value, with realized and unrealized gains and losses included in noninterest income. Securities acquired with both the intent and ability to be held to maturity are classified as held to maturity and reported at amortized cost. All other securities not classified as trading or held to maturity are considered available for sale.

Securities available for sale are reported at estimated fair value. Unrealized gains and losses on securities available for sale are excluded from earnings and are reported, net of deferred taxes, in accumulated other comprehensive income, a component of stockholders’ equity. Declines in the fair value of held-to-maturity and available–for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Gains and losses from sales of securities available for sale are computed using the specific identification method. This caption includes

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

securities, which may be sold to meet liquidity needs arising from unanticipated deposit and loan fluctuations, changes in regulatory capital requirements, or unforeseen changes in market conditions.

Restricted Stocks

Restricted stocks consist of Federal Home Loan Bank (FHLB) and Federal Reserve Bank (FRB) stock, which are required for every federally insured institution that utilizes their services. FHLB and FRB stock are considered restricted, as defined in SFAS No. 115; accordingly, the provisions of SFAS No. 115 are not applicable to this investment. The FHLB and FRB stock are reported in the financial statements at cost. Dividend income is recognized when earned.

Loans Held for Sale

Loans held for sale are reported at the lower of cost or market value on an aggregate loan portfolio basis. Gains or losses realized on the sales of loans are recognized at the time of sale and are determined by the difference between the net sales proceeds and the carrying value of the loans sold. Gains and losses on sales of the loans are included in noninterest income.

Loans

Loans that the Company has the ability and intent to hold for the foreseeable future or until maturity are recorded at their principal amount outstanding, net of unearned interest and fees. Interest income on loans is recognized using the effective interest method.

When management believes there is sufficient doubt as to the collectibility of principal or interest on any loan, or generally when loans are 90 days or more past due, the accrual of applicable interest is discontinued and the loan is designated as nonaccrual, unless the loan is well secured and in the process of collection. Interest payments received on nonaccrual loans are either applied against principal or reported as income, according to management’s judgment as to the collectibility of principal. Loans are returned to an accrual status when factors indicating doubtful collectibility on a timely basis no longer exist.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revisions as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogenous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for payment disclosures, unless such loans are the subject of a restricting agreement.

Premises and Equipment

Premises and equipment are recorded at acquisition cost less accumulated depreciation.

Depreciation is charged to operations over the estimated useful lives of the assets. The estimated useful lives and methods of depreciation are as follows:

Description	Life in Years	Method
Banking Premises	39	Straight-Line
Furniture and Equipment	5-25	Straight-Line

Maintenance and repairs are expensed as incurred and improvements are capitalized. When property and equipment are retired or sold, the cost and accumulated depreciation are removed from the respective accounts and any gain or loss is reflected in other income or expense.

Long-Lived Assets Held For Sale

Long-lived assets held for sale consist of premises and equipment that have been acquired in a business combination. The assets are being sold because the Company already owns similar facilities nearby. These assets are carried at the lower of their fair value less cost to sell.

Intangible Assets

Intangible assets include goodwill and core deposit intangibles resulting from Company acquisitions. Core deposit intangibles are amortized on a straight-line basis over an estimated useful life of either five or seven years and evaluated for impairment whenever events or changes in circumstance indicate the carrying value of the assets may not be recoverable. Goodwill is not amortized but tested annually for impairment or at any time an event occurs or circumstances change that may trigger a decline in value. Examples of such events or circumstances include adverse change in legal factors, business climate, unanticipated competition, change in regulatory environment, or loss of key personnel.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Amortization expense for core deposit intangibles was $262,327 and $171,162 for the years ended December 31, 2005 and 2004, respectively.

The estimated aggregate amortization expense for each of the next five years is:

Year	Amount
2006	$798,980
2007	798,980
2008	685,556
2009	623,504
2010	623,504

$3,530,524

The Company tests for impairment in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” Potential impairment of goodwill exists when the carrying value of a reporting unit exceeds its fair value. The fair value of each reporting unit is computed using one or a combination of the following three methods: income, market value or cost method. The income method uses a discounted cash flow analysis to determine fair value by considering a reporting unit’s capital structure and applying a risk-adjusted discount rate to forecast earnings based on a capital asset pricing model. The market value method uses recent transaction analysis or publicly traded comparable analysis for similar assets and liabilities to determine fair value. The cost method assumes the net assets of a recent business combination accounted for under the purchase method of accounting will be recorded at fair value if no event or circumstance has occurred triggering a decline in value. To the extent a reporting unit’s carrying value exceeds its fair value, an indication exists that the reporting unit’s goodwill may be impaired, and a second step of impairment test will be performed.

In the second step, the implied fair value of the reporting unit’s goodwill, determined by allocating the reporting unit’s fair value to all of its assets (recognized and unrecognized) and liabilities as of the reporting unit had been acquired in a business combination at the date of the impairment test. If the implied fair value of reporting unit goodwill is lower than its carrying value, goodwill is impaired and is written down to the implied fair value. The loss recognized is limited to the carrying value of goodwill. Once an impairment loss is recognized, future increases in fair value will not result in the reversal of previously recognized losses.

Income Taxes

The provision for income taxes is based on income and expense reported for financial statement purposes after adjustment for permanent differences such as tax-exempt income. Deferred income tax assets and liabilities result from differences between assets and liabilities measured for financial reporting purposes and for income tax return purposes.

Deferred tax assets and liabilities are recognized based on future tax consequences attributable to differences arising from the financial statement carrying values of assets and liabilities and their tax bases. The differences relate primarily to depreciable assets (use of different depreciation methods for financial statement and income tax purposes) and allowance for loan losses (use of the allowance method for financial statement purposes and the direct write-off method for tax purposes). Subsequent changes in the tax laws will require adjustment to these assets and liabilities with the cumulative effect included in the current year’s income tax provision. The Company and its subsidiaries file a consolidated federal income tax return. Each subsidiary pays its proportional share of federal income taxes to the Company based on its taxable income.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Comprehensive Income

Accounting principles generally accepted in the United States (GAAP) requires that recognized revenue, expenses, gains and losses be included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, represent equity changes from economic events of the period other than transactions with owners and are not reported in the consolidated statements of income but as a separate component of the equity section of the consolidated balance sheets. Such items are considered components of other comprehensive income. SFAS No. 130, “Reporting Comprehensive Income,” requires the presentation in the consolidated financial statements of net income and all items of other comprehensive income as total comprehensive income.

Other Real Estate

Other real estate generally represents real estate acquired through foreclosure and is initially recorded at the lower of cost or estimated market value at the date of acquisition. An allowance for estimated losses is recorded when a subsequent decline in value occurs.

Securities Sold Under Agreement To Repurchase

The Company sells securities under agreements to repurchase. These repurchase agreements are treated as borrowings. The obligations to repurchase securities sold are reflected as a liability and the securities underlying the agreements continue to be reflected as assets in the consolidated balance sheets.

Off-Balance Sheet Credit Related Financial Instruments

In the ordinary course of business, the Company has entered into commitments to extend credit, commercial letters of credit and standby letters of credit. Such financial instruments are recorded when they are funded.

Statement of Cash Flows

For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and federal funds sold.

Company-Owned Life Insurance

During 2005, the Company purchased insurance on the lives of three executive officers. The policies accumulate asset values to meet future liabilities including the funding of a supplemental retirement plan for these executive officers. Increases in the cash surrender value are recorded as other income in the consolidated statements of income. The cash surrender value of Company-Owned Life Insurance is reflected in other assets on the consolidated balance sheets in the amount of $5,094,545 at December 31, 2005.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Adopted Accounting Pronouncements

The FASB issued an FSP on December 15, 2005, “SOP 94-6-1 — Terms of Loan Products That May Give Rise to a Concentration of Credit Risk” which addresses the disclosure requirements for certain nontraditional mortgage and other loan products, the aggregation of which may constitute a concentration of credit risk under existing accounting literature. Pursuant to this FSP, the FASB’s intentions were to reemphasize the adequacy of such disclosures and noted that the recent popularity of certain loan products such as negative amortization loans, high loan-to-value loans, interest only loans, teaser rate loans, option adjusted rate mortgage loans and other loan product types may aggregate to the point of being a concentration of credit risk to an issuer and thus may require enhanced disclosures under existing guidance. This FSP was effective immediately. The Company has evaluated the impact of this FSP and has concluded that the disclosures are consistent with the objectives of the FSP.

In December 2003, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued AICPA Statement of Position No. 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer” (SOP 03-3), to address accounting for differences between the contractual cash flows of certain loans and debt securities and the cash flows expected to be collected when loans or debt securities are acquired in a transfer and those cash flow differences are attributable, at least in part, to credit quality. As such, SOP 03-3 applies to such loans and debt securities acquired in purchase business combinations and does not apply to originated loans. The SOP is effective for loans acquired in fiscal years beginning after December 15, 2004. Early adoption is encouraged. The Company does not expect that the adoption of SOP 03-3 will have a material impact on its financial condition or results of operations.

Recently Issued Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123R (revised 2004), “Accounting for Stock-Based Compensation”, which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods and services, with a primary focus on transactions in which an entity obtains employees in share-based payment transactions. This statement is a revision to SFAS No. 123 and APB Opinion No. 25, “Accounting for Stock Issued to Employees”, and its related implementation guidance. This statement requires measurement of the cost of employee services received in exchange for stock compensation based on the grant date fair value of stock options. Incremental compensation costs arising from subsequent modifications of awards after the grant date must be recognized. The provisions of SFAS 123R (revised 2004) are effective for financial statements issued for the first fiscal year beginning after June 15, 2005. Effective January 1, 2002, the Company adopted the fair value method of recording stock-based compensation. As such, the implementation of SFAS No. 123R (revised 2004) will not have an impact on the Company.

FASB Staff Position 115-1 and FAS No. 124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments”, (“the FSP”) was issued in November 2005 and addresses the determination of when an investment is considered impaired; whether the impairment is other than temporary, and how to measure the impairment loss. The FSP also addresses accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The FSP replaces the impairment guidance of EITF Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments”, with references to existing authoritative literature concerning other-than-temporary determinations. Under the FSP, losses arising from impairment deemed to be other-than-temporary must be recognized in earnings at an amount equal to the entire difference between the securities cost and its fair value at the financial statement date, without considering partial recoveries subsequent to that date. The FSP also required that an

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

investor recognize an other-than-temporary impairment loss when a decision to sell a security has been made and the investor does not expect the fair value of the security to fully recover prior to the expected time of sale. The FSP is effective for reporting periods beginning after December 15, 2005. The initial adoption of this statement is not expected to have a material impact on the Company’s consolidated financial statements.

Segment Reporting

Reportable segments are business units, which offer different products and services and require different management and marketing strategies. Management of Security Bank Corporation considers that all banking operations are essentially similar within each of its subsidiaries and that there are no reportable operating segments. However, fee income from mortgage loans originated and sold to investors included in consolidated noninterest income for the years ended December 31, 2005 and 2004 was $4,539,242 and $4,930,747, respectively. Such income may fluctuate significantly with increases or decreases in mortgage rates.

Risks and Uncertainties

In the normal course of its business, the Company encounters two significant types of risk: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different speeds, or on different indexes, than its interest-earning assets. Credit risk is the risk of default on the Company’s loan portfolio that results from borrowers’ inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of collateral underlying loans receivable, the valuation of real estate held by the Company, and the valuation of loans held for sale, investments and mortgage-backed securities available for sale and mortgage servicing rights.

The Company is subject to the regulations of various government agencies. These regulations can and do change significantly from period to period. The Company also undergoes periodic examinations by the regulatory agencies, which may subject it to further changes with respect to asset valuations, amounts of required loss allowances and operating restrictions resulting from the regulators’ judgments based on information available to them at the time of their examination.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could vary from these estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans and the valuation of deferred tax assets.

(2) Cash and Balances Due from Depository Institutions

Components of cash and balances due from depository institutions are as follows as of December 31:

	2005	2004
Cash on Hand and Cash Items	$8,444,151	$5,878,750
Noninterest-Bearing Deposits with Other Banks	60,936,037	20,983,272

	$69,380,188	$26,862,022

As of December 31, 2005, the Banks had required deposits of approximately $9,245,000 with the Federal Reserve.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(3) Investment Securities

Investment securities as of December 31, 2005 are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available for Sale
U.S. Government Agencies
Mortgage Backed	$78,445,980	$96,506	$(1,829,014)	$76,713,472
Other	47,105,886	—	(916,009)	46,189,877
State, County and Municipal	19,864,652	318,990	(115,118)	20,068,523
Other Securities	690,614	—	—	690,614

	$146,107,132	$415,496	$(2,860,141)	$143,662,487

Securities Held to Maturity
State, County and Municipal	$349,946	$3,795	$—	$353,741

	$349,946	$3,795	$—	$353,741

The amortized cost and fair value of investment securities as of December 31, 2005, by contractual maturity, are presented hereafter. Expected maturities will differ from contractual maturities because issuers have the right to call or prepay obligations with or without call or prepayment penalties.

	Securities
	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in One Year or Less	$9,696,780	$9,683,014	$110,000	$110,273
Due After One Year
Through Five Years	38,746,259	38,032,580	239,946	243,468
Due After Five Years
Through Ten Years	14,898,044	14,945,382	—	—
Due After Ten Years	4,129,455	4,097,425	—	—

	67,470,538	66,758,401	349,946	353,741

Mortgage Backed Securities	78,445,980	76,713,472	—	—
Marketable Equity Securities	190,614	190,614	—	—

	78,636,594	76,904,086	—	—

	$146,107,132	$143,662,487	$349,946	$353,741

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Investment securities as of December 31, 2004 are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available for Sale
U.S. Treasury	$807,645	$7,305	$—	$814,950
U.S. Government Agencies
Mortgage Backed	62,635,702	398,985	(411,359)	62,623,328
Other	24,909,011	72,346	(185,582)	24,795,775
State, County and Municipal	14,549,579	691,687	(36,212)	15,205,054
Marketable Equity Securities	670,614	—	—	670,614

	$103,572,551	$1,170,323	$(633,153)	$104,109,721

Securities Held to Maturity
U.S. Government Agencies
Other	$998,500	$—	$(56)	$998,444
State, County and Municipal	1,385,485	20,111	—	1,405,596

	$2,383,985	$20,111	$(56)	$2,404,040

Gross realized gains on the disposition of investments totaled $0, $12,703 and $84,836 in 2005, 2004 and 2003, respectively. Gross realized losses on the disposition of investments totaled $5,598, $0 and $29,352 in 2005, 2004 and 2003, respectively.

Investment securities having a carrying value approximating $73,545,000 and $76,339,000 as of December 31, 2005 and 2004, respectively, were pledged to secure public deposits and for other purposes.

Information pertaining to securities with gross unrealized losses at December 31, 2005 and 2004 aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less Than 12 Months		12 Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
December 31, 2005
Available for Sale
U.S. Government Agencies
Mortgage Backed	$33,730,462	$(446,197)	$39,070,247	$(1,382,817)	$72,800,709	$(1,829,014)
Other	24,436,182	(271,201)	20,755,509	(644,808)	45,191,691	(916,009)
State, County and Municipal	4,520,085	(97,195)	2,232,870	(17,923)	6,752,955	(115,118)

	$62,686,729	$(814,593)	$62,058,626	$(2,045,548)	$124,745,355	$(2,860,141)

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Less Than 12 Months		12 Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
December 31, 2004
Available for Sale
U.S. Government Agencies
Mortgage Backed	$32,763,566	$(299,889)	$6,375,003	$(111,470)	$39,138,569	$(411,359)
Other	19,215,944	(185,582)	—	—	19,215,944	(185,582)
State, County and Municipal	1,269,712	(36,212)	—	—	1,269,712	(36,212)

	$53,249,222	$(521,683)	$6,375,003	$(111,470)	$59,624,225	$(633,153)

Held To Maturity
U.S. Government Agencies
Other	$998,444	$(56)	—	—	$998,444	$(56)

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

The unrealized losses relate principally to the increase in short-term market interest rates that has occurred during the past two years. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred and the results of reviews of the issuer’s financial condition. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available for sale, no declines are deemed to be other-than-temporary.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(4) Loans

The composition of loans as of December 31 are:

	2005	2004
Loans Secured by Real Estate
Construction and Land Development	$517,372,508	$350,150,433
Secured by Farmland (Including Farm Residential and Other Improvements)	5,626,581	3,878,857
Secured by 1-4 Family Residential Properties	199,071,867	128,770,120
Secured by Multifamily (5 or More) Residential Properties	18,365,815	13,660,188
Secured by Nonfarm Nonresidential Properties	376,302,415	220,592,590
Commercial and Industrial Loans (U.S. Addressees)	106,299,699	86,574,737
Agricultural Loans	3,035,188	3,179,264
Loans to Individuals for Household, Family and Other
Personal Expenditures
Credit Cards and Related Plans	274,494	430,541
Other	47,334,258	39,581,432

	$1,273,682,825	$846,818,162

Loans by interest rate type are:

	2005	2004
Fixed Rate	$532,928,212	$457,456,311
Variable Rate	740,754,613	389,361,851

	$1,273,682,825	$846,818,162

The Company principally originates residential and commercial real estate loans throughout its market area that primarily consists of Bibb, Houston and Jones Counties in the state of Georgia. As of December 31, 2005 and 2004, approximately 87.8 and 84.9 percent, respectively, of the Company’s loan portfolio was secured by real estate. These loans are well collateralized and, in management’s opinion, do not pose an unacceptable level of credit risk. The Company does make speculative loans to borrowers in that the collateral property has not been pre-sold or pre-leased. While these loans are inherently riskier due to the fact that the borrower may not be able to sell or lease the property as intended, the Company only makes these loans to established customers with a good history of prior developments. At December 31, 2005, the Company had outstanding speculative loans of approximately $210.2 million.

The largest components of the Company’s loan portfolio are the construction and land development loans and mortgage loans secured by nonfarm, nonresidential properties. Real estate construction and land development loans, which are 40.5% of the loan portfolio, are made to finance land development and residential and commercial construction. Mortgage loans secured by nonfarm, nonresidential properties, which are 29.5 percent of the portfolio, are loans made to finance the purchase or development of commercial properties such as hotels, motels, shopping centers, timber holdings, office buildings and convenience stores. Of the total, the largest collateral types are retail facilities (23.1 percent) and office facilities (18.5 percent).

Nonaccrual loans are loans for which principal and interest are doubtful of collection in accordance with original loan terms and for which accruals of interest have been discontinued due to payment delinquency. Nonaccrual loans totaled $6,997,169 and $6,213,933 as of December 31, 2005 and 2004, respectively. There were no investments in loans past due 90 days or more and still accruing interest at December 31, 2005 and 2004. Foregone interest on nonaccrual loans approximated $351,170 in 2005, $326,900 in 2004 and $311,000 in 2003.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Impaired loans included in total loans above as of December 31 are summarized as follows:

	2005	2004
Total Investment in Impaired Loans	$1,488,571	$3,267,684
Allowance for Impaired Loan Losses	(228,116)	(907,842)

Net Investment	$1,260,455	$2,359,842

Average Investment	$2,378,128	$2,219,375

Income Recognized During the Year	$65,322	$142,938

Income Collected During the Year	$28,445	$138,408

(5) Allowance for Loan Losses

Transactions in the allowance for loan losses are summarized below for the years ended December 31:

	2005	2004	2003
Balance, Beginning	$10,902,783	$9,407,421	$5,479,508
Provision Charged to Operating Expenses	2,832,845	2,818,796	2,859,143
Loans Charged Off	(1,715,615)	(2,050,588)	(2,255,481)
Loan Recoveries	496,446	727,154	435,529
Business Combination, SouthBank	1,420,385	—	—
Business Combination, Rivoli BanCorp	2,211,415	—	—
Business Combination, Bank of Gray	—	—	2,888,722

Balance, Ending	$16,148,259	$10,902,783	$9,407,421

(6) Derivative Financial Instruments

On July 1, 2003, the Company adopted SFAS No. 149, “Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities.” This statement requires that all derivatives be recognized as assets or liabilities in the balance sheet and measured at fair value. Loan commitments related to the origination or acquisition of mortgage loans that will be held for sale must be accounted for as derivative instruments.

The Company enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding (rate lock commitments). Rate lock commitments on mortgage loans that are intended to be sold are considered to be derivatives. Accordingly, such commitments, along with related fees received from potential borrowers, are to be recorded at fair value in derivative assets or liabilities, with changes in fair value recorded in the net gain or loss on sale of mortgage loans. Fair value is based on fees currently charged to enter into similar agreements, and for fixed-rate commitments also considers the difference between current levels of interest rates and the committed rates. The Company has not recorded rate lock commitments as derivative assets or liabilities as of December 31, 2005 as the effects did not have a material effect upon the consolidated financial statements.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(7) Premises and Equipment

Premises and equipment are comprised of the following as of December 31:

	2005	2004
Land	$7,444,922	$4,890,208
Building	17,528,127	11,762,623
Leasehold Improvements	1,307,158	1,150,829
Furniture, Fixtures and Equipment	12,158,503	9,591,257
Construction in Progress	2,274,740	442,275

	40,713,450	27,837,192
Accumulated Depreciation	(11,111,261)	(8,731,906)

	$29,602,189	$19,105,286

Depreciation charged to operations totaled $1,594,123 in 2005, $1,421,692 in 2004 and $1,330,332 in 2003.

Certain bank facilities are leased under various operating leases. Rental expense was $479,336 in 2005, $421,900 in 2004 and $340,000 in 2003.

Future minimum rental commitments under noncancelable leases are:

Year	Amount
2006	$593,930
2007	526,122
2008	506,252
2009	357,170
2010	313,999
Thereafter	880,346

$3,177,819

(8) Income Taxes

The components of income tax expense for the years ended December 31 are as follows:

	2005	2004	2003
Current Federal Expense	$8,377,319	$6,288,118	$4,092,823
Deferred Federal Expense (Benefit)	(93,521)	(58,245)	179,350

	8,283,798	6,229,873	4,272,173
Current State Tax Expense	1,026,540	710,368	666,274

	$9,310,338	$6,940,241	$4,938,447

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Federal income tax expense of $8,283,798 in 2005, $6,229,873 in 2004 and $4,272,173 in 2003 is less than the income taxes computed by applying the federal statutory rate of 35% to income before income taxes. The reasons for the differences are presented hereafter:

	2005	2004	2003
Statutory Federal Income Taxes	$8,923,345	$6,548,047	$4,619,178
Tax-Exempt Interest	(253,905)	(268,631)	(229,330)
Interest Expense Disallowance	6,885	13,290	11,430
Premiums on Officers’ Life Insurance	(9,042)	(8,336)	(7,638)
Meal and Entertainment Disallowance	31,287	24,901	22,733
State Deduction	(317,017)	(294,928)	(187,953)
Other	(97,755)	215,530	43,753

Actual Federal Income Taxes	$8,283,798	$6,229,873	$4,272,173

The components of the net deferred tax asset included in other assets in the accompanying consolidated balance sheets as of December 31 are as follows:

	2005	2004
Deferred Tax Assets
Allowance for Loan Losses	$5,284,989	$3,623,238
Georgia Occupation and License Tax Credits	53,581	53,581
Other Real Estate Owned	61,196	22,359
Deferred Compensation	305,954	283,343
Net Operating Loss Carryforward	419,782	—
Nonqualified Stock Options	965,886	—
Other	9,841	703

	7,101,229	3,983,224

Deferred Tax Liabilities
Premises and Equipment	(856,142)	(881,607)
Securities Accretion	(59,648)	(35,687)
Goodwill	(615,658)	(311,417)
Core Deposit Intangible	(1,734,433)	(198,833)
Acquisition Related Fair Value Adjustment	(815,390)	(59,276)
Other	(62,766)	(75,505)

	(4,144,037)	(1,562,325)

	2,957,192	2,420,899
Deferred Tax Asset (Liability) on Unrealized Securities Gains and Losses	845,202	(184,367)

Net Deferred Tax Asset	$3,802,394	$2,236,532

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(9) Deposits

The aggregate amount of overdrawn deposit accounts reclassified as loan balances totaled $915,262 and $650,398 as of December 31, 2005 and 2004, respectively.

Components of interest-bearing deposits as of December 31 are as follows:

	2005	2004
Interest-Bearing Demand	$398,472,549	$182,168,313
Savings	20,786,006	20,037,549
Time, $100,000 and Over	393,942,986	233,515,921
Other Time	321,353,746	287,334,398

	$1,134,555,287	$723,056,181

The aggregate amount of short-term jumbo certificates of deposit, each with a minimum denomination of $100,000, approximated $345,159,000 and $198,334,000 on December 31, 2005 and 2004, respectively.

As of December 31, 2005, the scheduled maturities of certificates of deposit are as follows:

Year	Amount
2006	$589,912,887
2007	99,306,623
2008	9,273,336
2009	5,412,298
2010 and Thereafter	11,391,588

$715,296,732

Brokered deposits are third-party time deposits placed by or through the assistance of a deposit broker. As of December 31, 2005 and 2004, the Company had $242,821,384 and $125,387,000, respectively, in brokered deposits. The brokered deposits, which are included in Time, $100,000 and Over, were issued at a weighted average rate of 3.96% and mature at various times through 2010.

(10) Federal Funds Purchased and Securities Sold Under Agreement to Repurchase

Securities sold under agreement to repurchase mature daily. Mortgage backed securities sold under repurchase agreements are held and segregated by the investment safekeeping agent. Investments are identified as subject to the repurchase agreement and may be substituted by the Banks, subject to agreement by the buyer.

Information concerning securities sold under agreements to repurchase is summarized as follows:

	2005	2004
Average Balance During the Year	$6,868,170	$5,602,782
Average Interest Rate During the Year	2.99%	1.04%
Maximum Month-End Balance During the Year	$15,218,620	$6,785,834
Balance as of December 31	$15,218,620	$5,338,465

Mortgage backed securities underlying the agreements as of December 31 are:

	2005	2004
Carrying Value	$15,481,320	$6,416,855
Estimated Fair Value	15,483,416	6,428,679

The Company’s subsidiary banks maintain overnight borrowing lines for federal funds purchased through various correspondent banks that collectively amounted to $28,657,000 and $16,473,000 as of December 31, 2005 and 2004, respectively.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(11) Other Borrowed Money

Other borrowed money is comprised of the following as of December 31:

	2005	2004
Advances under the Blanket Agreement for Advances and Security Agreement with the Federal Home Loan Bank (FHLB) have maturities in varying amounts through March 23, 2011 and interest rates ranging from 2.11 percent to 5.92 percent. Residential first mortgage loans, commercial real estate loans and investment securities are pledged as collateral for the FHLB advances. At December 31, 2005, the Company had credit availability totaling $283,341,000. Lending collateral value was $135,604,007, of which $50,177,007 was available.	$85,427,000	$66,000,000
Advances under the Warehouse Line with the FHLB matured January 24, 2005 and had an interest rate of 2.94 percent.	—	1,135,516
Advances under the revolving line of credit with The Bankers Bank mature July 20, 2007 with interest rates on $14 million at Prime minus 100 basis points and $3 million at Prime minus 50 basis points. All shares of stock owned by the Company in Security Bank of Bibb County, Security Bank of Houston County and Security Bank of Jones County are pledged as collateral on the revolving line of credit. At December 31, 2005, the Company had availability under the revolving line of credit totaling $17,000,000.	—	—
Line of credit for $2,000,000 with Thomasville National Bank. Interest is due quarterly and is based on the Wall Street prime rate. The line matures on March 6, 2006 and is secured by common stock and a pledged investment security.	1,600,000	—

	$87,027,000	$67,135,516

Per an agreement with the Federal Reserve Bank of Atlanta, the Company will not borrow more than $4,000,000 under the line of credit with the Bankers Bank without prior approval.

Maturities of borrowed money for each of the next five years and thereafter are as follows:

Year	Amount
2006	$31,500,000
2007	33,527,000
2008	2,000,000
2009	—
2010	5,000,000
Thereafter	15,000,000

$87,027,000

(12) Subordinated Debentures (Trust Preferred Securities)

During the fourth quarter of 2002, the Company formed a subsidiary whose sole purpose was to issue $18,000,000 in Trust Preferred Securities through a pool sponsored by FTN Financial Capital Markets. The Trust Preferred Securities have a maturity of 30 years and are redeemable after five years with certain exceptions. At December 31, 2005, the floating-rate securities had a 4.66 percent interest rate, which resets quarterly at the three-month LIBOR rate plus 3.25 percent. The proceeds from the offering were used to retire holding company debt and to fund the acquisition of the Bank of Gray. At December 31, 2005, the Company’s investment in this subsidiary was $557,000.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In December 2005, the Company formed a subsidiary for the purpose of issuing $19,000,000 in Trust Preferred Securities through a pool sponsored by FTN Financial Capital Markets. The Trust Preferred Securities have a maturity of 30 years and are redeemable after five years with certain exceptions. During the first five years, the interest rate is fixed at 6.46 percent. Beginning in the sixth year, the issue converts to a floating interest rate equal to the three-month LIBOR rate plus 1.40 percent. The proceeds from the offering were used to fund the acquisition of the Rivoli BanCorp (see Note 23). At December 31, 2005, the Company’s investment in this subsidiary was $588,000.

In connection with the acquisition of Rivoli BanCorp, the Company assumed $3,000,000 in Trust Preferred Securities. The Trust Preferred Securities, issued in 2002 through a pool sponsored by Wells Fargo Bank, have a maturity of 30 years and are redeemable after 5 years with certain exceptions. At December 31, 2005, these floating rate securities had a 7.24 percent interest rate. The interest rate resets quarterly at the three-month LIBOR rate plus 3.45 percent. At December 31, 2005, the Company’s investment in this subsidiary was $93,000.

Each of the Trust Preferred Securities is recorded as Subordinated Debentures on the consolidated balance sheets. These securities qualify as Tier 1 capital for regulatory capital purposes, subject to certain limitations.

The interest income received from the Company’s trusts totaled $36,817, $26,635, and $25,700 for the years ended December 31, 2005, 2004 and 2003, respectively. The interest expense paid to the trusts totaled $1,241,605, $902,373 and $840,322 for the years ended December 31, 2005, 2004 and 2003, respectively.

(13) 401(k) Savings and Profit Sharing Plan

The Company sponsors a 401(k) Savings Incentive and Profit Sharing Plan. Employees must be 21 years of age and may begin to contribute at the first open enrollment following a three-month probationary period. Upon achieving one year of service, the employee is eligible to receive quarterly matching contributions from the Company and annual discretionary profit sharing based on years of service. The Company matches the employees’ contributions up to 6%. The discretionary profit sharing varies from 2.5 percent to 4 percent, depending on years of service and position within the Company. Expense under the plan was $935,851 in 2005, $806,718 in 2004 and $846,234 in 2003.

Security Bank of North Metro maintained its own 401(k) retirement plan for its employees through December 31, 2005. Employees could defer up to 15 percent of their total compensation. In 2005, the Bank began making matching contributions equal to 50 percent of each employee’s contribution up to 6 percent of the employee’s compensation. The matching contribution vests at a rate of 20 percent per year. Expense under the plan was $17,204 for the seven months ended December 31, 2005. Beginning January 1, 2006, the employees of the Bank began participating in the Company’s 401(k) Savings Incentive and Profit Sharing Plan.

Security Bank of Jones County maintained its own 401(k) retirement plan for its employees through December 31, 2003. Employees were eligible to participate after one year of service and attaining the age of 21. Employees could defer up to 10 percent of their total compensation. At the discretion of the board of directors, the Bank could make matching contributions in an amount determined by the board. In 2003, the board voted to match 80 percent of the employee’s contributions up to a maximum of 6 percent of total compensation. Contributions for the seven-month period ended December 31, 2003 were $29,847. Since 2003, the employees of the Bank have participated in the Company’s 401(k) Savings Incentive and Profit Sharing Plan.

(14) Commitments and Contingencies

Credit-Related Financial Instruments. The Company is a party to credit related financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and commercial letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company’s exposure to credit loss is represented by the contractual amount of these commitments. The Company follows the same credit policies in making commitments as it does for on-balance sheet instruments.

At December 31, 2005 and 2004, the following financial instruments were outstanding whose approximate contract amounts represent credit risk:

	Contract Amount
	2005	2004
Loan Commitments	$393,805,000	$233,136,000
Standby Letters of Credit	6,716,000	2,266,000
Performance Letters of Credit	7,261,000	7,672,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Company, is based on management’s credit evaluation of the customer.

Unfunded commitments under commercial lines of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit are uncollateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Company is committed.

Standby and performance letters of credit are conditional lending commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

Legal Contingencies. In the ordinary course of business, there are various legal proceedings pending against the Company. The aggregate liabilities, if any, arising from such proceedings would not, in the opinion of management, have a material adverse effect on the Company’s consolidated financial position.

(15) Stock Compensation Plans

In 1999, the board of directors of Security Bank Corporation adopted an incentive stock option plan which authorizes 250,000 shares to be granted to certain officers and key employees. Those officers and key employees are granted the right to purchase shares of common stock at a price representing the market value of the stock at the date of the option grant. In May 1999, 147,000 options were granted at the price of $9.25 per share and an additional 20,000 options were granted at $8.97 per share in September 1999. An additional 51,000 options were granted at $6.50 per share in August 2000 under this same plan. Option holders may exercise in accordance with a vesting schedule beginning with 20 percent the first year and increasing 20 percent each year thereafter such that 100 percent of granted options may be exercised by the end of the fifth year.

During the first quarter of 2002, the board of directors of Security Bank Corporation adopted a performance-based incentive stock option plan. Under this plan, 210,000 options were granted in May 2002 at $9.75 per share, 15,000 were granted at $11.40 in November 2002, 10,000 options were granted at $11.75 in December 2002 and an additional 7,000 options were granted at $16.50 in August 2003. The nonforfeitable provisions for these options are two-tiered.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Options in the first tier are nonforfeitable over three years based on a 12 percent increase in diluted earnings per share over the base year diluted earnings per share of $0.52 each year. If the maximum diluted earnings per share of $0.72 is reached during the three-year period, the nonforfeitable shares are doubled. Under the second tier, additional shares shall become nonforfeitable for two executive officers based on the same requirements except the diluted earnings per share must increase 15 percent a year to a maximum of $0.78 during the three-year period. The first year of nonforfeiture for this plan is based on the Company’s performance for 2001. One-third of the nonforfeitable options vest on each anniversary of the stock option agreements.

During the second quarter of 2004, the board of directors of Security Bank Corporation adopted another performance-based incentive stock option plan, which calls for adjustments to diluted earnings per share based on the impact of the 2004 common stock offering. Under this plan, 436,000 options were granted in May 2004 at $15.71 per share. The nonforfeitable provisions for these options are two-tiered. Options in the first-tier are nonforfeitable over three years based on a 12 percent increase in adjusted diluted earnings per share over the base year diluted earnings of $0.96. If the maximum adjusted diluted earnings per share of $1.35 is reached during the three-year period, the nonforfeitable shares are doubled. Under the second tier, additional shares shall become nonforfeitable for three executive officers based on the same requirements except the adjusted diluted earnings per share must increase 15 percent a year to a maximum of $1.46 during the three-year period. The first year of nonforfeiture for this plan is based on the Company’s performance of 2004. One-third of the nonforfeitable options vest on each anniversary of the stock option agreements.

In June 2005, the Company granted 15,000 options at $20.09 per share under the incentive stock plan adopted in 2004. The nonforfeitable provisions for these options are in the first-tier, and are nonforfeitable over three years based on a twelve percent increase in diluted earnings per share over the diluted earnings per share of $1.07 for the fiscal year ended December 31, 2004. The first year of nonforfeiture for this grant is based on the Company’s performance of 2005. One-third of the nonforfeitable options vest on each anniversary of the stock option agreements.

In addition, stockholders of Security Bank Corporation approved the 2004 Employee Stock Purchase Plan. One hundred thousand shares have been reserved for issuance under this plan. Through payroll deductions eligible employees may specify withholdings of a minimum of $10 and maximum of $300 per payroll period. The purchase price of shares under this plan is 85 percent of the fair market value of the stock on the first day of the offer period. The fair market value of the stock will reset on the first day of each subsequent quarter during the offer period. Participation in the plan began in August 2004.

A summary of option transactions follows:

Shares Under Incentive Stock Options
Outstanding, December 31, 2004	$801,000
Granted	15,000
Canceled	—
Exercised	20,000

Outstanding, December 31, 2005	796,000

Eligible to be Exercised, December 31, 2005	306,592

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(16) Interest Income and Expense

Interest income of $625,992, $722,104 and $607,647 from state, county and municipal bonds was exempt from regular income taxes in 2005, 2004 and 2003, respectively.

Interest on deposits includes interest expense on time certificates of $100,000 or more totaling $10,394,540, $4,363,314, and $2,683,113 for the years ended December 31, 2005, 2004 and 2003, respectively.

(17) Supplemental Cash Flow Information

Cash payments for the following were made during the years ended December 31:

	2005	2004	2003
Interest Expense	$30,664,500	$15,016,129	$13,626,583

Income Taxes	$9,704,500	$6,806,700	$4,636,400

Noncash investing activities for the years ended December 31 are as follows:

	2005	2004	2003
Acquisitions of Real Estate Through Foreclosure	$3,421,973	$2,373,329	$4,948,635

Acquisition, Net of Cash Acquired
Common Stock Issued	$58,393,291	$—	$29,361,990
Cash Received, Less Cash Paid	(5,923,269)		(2,279,981)
Liabilities Assumed	321,525,524		214,487,707

Fair Value of Assets Acquired, Including Goodwill	$373,995,546	$—	$241,569,716

Goodwill Resulting from Contingent Payment
Common Stock Issued	$2,362,896	$1,688,199	$850,267
Cash Paid	909,864	2,016,533	1,160,456

Total Goodwill	$3,272,760	$3,704,732	$2,010,723

Unrealized Loss on Investment Securities	$2,981,815	$814,777	$1,409,233

(18) Earnings Per Share

SFAS No. 128 establishes standards for computing and presenting basic and diluted earnings per share. Basic earnings per share is calculated and presented based on income available to common stockholders divided by the weighted average number of shares outstanding during the reporting periods. Diluted earnings per share reflects the potential dilution of restricted stock and stock options. The following presents earnings per share for the years ended December 31, 2005, 2004 and 2003 under the requirements of Statement 128:

	Income Numerator	Common Shares Denominator	EPS
December 31, 2005

Basic EPS
Income Available to Common Stockholders	$16,184,933	12,393,980	$1.31

Dilutive Effect of Potential Common Stock
Stock Options and Restricted Stock		342,565

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Diluted EPS
Income Available to Common Stockholders After Assumed Conversions of Dilutive Securities	$16,184,933	12,736,545	$1.27

December 31, 2004

Basic EPS
Income Available to Common Stockholders	$12,318,719	11,156,372	$1.10

Dilutive Effect of Potential Common Stock
Stock Options		326,458

Diluted EPS
Income Available to Common Stockholders After Assumed Conversions of Dilutive Securities	$12,318,719	11,482,830	$1.07

December 31, 2003

Basic EPS
Income Available to Common Stockholders	$8,647,370	8,725,276	$0.99

Dilutive Effect of Potential Common Stock
Stock Options		268,566

Diluted EPS
Income Available to Common Stockholders After Assumed Conversions of Dilutive Securities	$8,647,370	8,993,842	$0.96

Effective January 1, 2002, the Company adopted the fair value method of recording stock-based compensation contained in SFAS No. 123, “Accounting for Stock-Based Compensation,” which is considered the preferable accounting method for stock-based employee compensation. Historically the Company had applied the intrinsic value method permitted under SFAS No. 123, as defined in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” in accounting for stock-based compensation plans. Accordingly, no compensation expense has been recognized for the Company’s stock option plans prior to January 1, 2002. In adopting SFAS 123, the Company is allowed to choose from three alternative transition methods. The Company elected to apply SFAS 123 prospectively to all new awards. Accordingly, stock option expense totaling $478,427 as of December 31, 2005 and $313,730 as of December 31, 2004 was recorded to Salaries and Employee Benefits. Stock-based compensation awards granted in previous years will continue to be accounted for under Opinion 25.

If compensation expense for these awards were determined on the basis of SFAS 123, net income and earnings per share would have been reduced as shown in the proforma information presented hereafter.

	2005	2004	2003
Net Income
As Reported	$16,184,933	$12,318,719	$8,647,370

Proforma	16,179,397	$12,262,683	$8,592,324

Basic Earnings Per Share
As Reported	$1.31	$1.10	$0.99

Proforma	$1.31	$1.10	$0.98

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Diluted Earnings Per Share
As Reported	$1.27	$1.07	$0.96

Proforma	$1.27	$1.07	$0.95

Proforma information includes only the effects of incentive stock option awards which were granted in May 1996, May 1999, September 1999 and August 2000.

Proforma information is based on utilization of the Black-Scholes option pricing model to estimate the fair value of the options at the grant date. Significant assumptions used are:

Under Incentive Stock Option Plans Established In Year Granted	1999		1996
	2000	1999	1996
Expected Annual Dividends (As Percent of Stock Price)	2.12%	1.63%	2.11%
Discount Rate-Bond Equivalent Yield	5.44%	6.48%	6.34%
Expected Life	5 Years	5 Years	5 Years
Expected Cumulative Volatility	29.38%	70.95%	86.58%

(19) Related Party Transactions

The aggregate balance of direct and indirect loans to directors, executive officers or principal holders of equity securities of the Company was $36,290,596 as of December 31, 2005 and $35,340,799 as of December 31, 2004. All such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than a normal risk of collectibility. A summary of activity of related party loans is presented hereafter.

	2005	2004
Balance, Beginning	$35,340,799	$28,749,881
New Loans	28,476,316	41,978,560
Repayments	(36,047,496)	(35,387,642)
Business Combination, SouthBank	7,716,469	—
Business Combination, Rivoli BanCorp	804,508	—

Balance, Ending	$36,290,596	$35,340,799

Deposits from related parties held by the Company at December 31, 2005 and 2004 totaled approximately $46,913,000 and $23,386,000, respectively.

Fairfield Financial Services, Inc. originated $1,359,000 in mortgage loans to related parties during 2005. The loans were then sold to a third-party investor before the 2005 year-end.

Fairfield Financial Services, Inc. leases office space from a director. Payments made under the lease agreements totaled $76,800 during each of the years ended December 31, 2005 and 2004.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(20) Financial Information of Security Bank Corporation (Parent Only)

The parent company’s balance sheets as of December 31, 2005 and 2004 and the related statements of income and comprehensive income and cash flows for the years then ended are as follows:

SECURITY BANK CORPORATION (PARENT ONLY)

BALANCE SHEETS

DECEMBER 31

ASSETS
	2005	2004
Cash	$9,072,757	$420,018
Securities	190,614	670,614
Bank Premises and Equipment, Net	274,347	294,037
Investment in Subsidiaries, at Equity	217,722,411	124,046,071
Prepaid Expenses	64,053	159,385
Trust Preferred Placement Fee, Net	484,000	418,750
Income Tax Benefit	144,283	35,099
Other	161,116	38,401

Total Assets	$228,113,581	$126,082,375

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Payable to Rivoli Stockholders	4,220,026	—
Other	1,750,683	854,393

	5,970,709	854,393

Other Borrowed Money	1,600,000

Subordinated Debentures	41,238,000	18,557,000

Stockholders’ Equity
Common Stock, Par Value $1 Per Share; Authorized 25,000,000
Shares, Issued and Outstanding 14,406,696 and 11,659,546 Shares as of December 31, 2005 and 2004, Respectively	14,406,696	11,659,546
Paid-In Capital	121,480,964	62,348,500
Retained Earnings	45,569,642	32,714,960
Restricted Stock – Unearned Compensation	(222,860)	(74,697)
Accumulated Other Comprehensive (Loss) Income, Net of (Benefit) Tax	(1,599,442)	352,801

	179,635,000	107,001,110
Treasury Stock (19,736 Shares), at Cost	(330,128)	(330,128)

	179,304,872	106,670,982

Total Liabilities and Stockholders’ Equity	$228,113,581	$126,082,375

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

SECURITY BANK CORPORATION (PARENT ONLY)

STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31

	2005	2004	2003
Income
Dividends from Subsidiaries	$4,500,000	$1,476,635	$6,355,699
Interest and Dividends	38,549	806	—
Management Fees	1,405,891	1,184,980	—

	5,944,440	2,662,421	6,355,699

Expenses
Salaries and Employee Benefits	3,944,127	2,713,166	944,668
Occupancy and Equipment	50,899	38,848	34,553
Interest	1,609,340	979,289	913,572
Other	1,456,164	1,014,968	739,033

	7,060,530	4,746,271	2,631,826

Income (Loss) Before Taxes and Equity in Undistributed Earnings of Subsidiaries	(1,116,090)	(2,083,850)	3,723,873
Income Tax Benefit	1,978,432	1,148,925	960,618

Income (Loss) Before Equity in Undistributed Earnings of Subsidiaries	862,342	(934,925)	4,684,491
Equity in Undistributed Earnings of Subsidiaries	15,322,591	13,253,644	3,962,879

Net Income	16,184,933	12,318,719	8,647,370

Other Comprehensive Income, Net of Tax
(Losses) Gains on Securities Arising During the Year	(1,955,938)	(525,679)	35,604
Reclassification Adjustment	3,695	(8,384)	(36,619)

Unrealized Losses on Securities	(1,952,243)	(534,063)	(1,015)

Comprehensive Income	$14,232,690	$11,784,656	$8,646,355

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

SECURITY BANK CORPORATION (PARENT ONLY) STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31
	2005	2004	2003
Cash Flows from Operating Activities
Net Income	$16,184,933	$12,318,719	$8,647,370
Adjustments to Reconcile Net Income to Net
Cash Provided (Used) by Operating Activities
Deferred Income Taxes	(12,510)	(7,181)	2,282
Depreciation and Amortization	119,621	72,808	70,926
Stock Option Expense	478,427	313,730	—
Equity in Undistributed Earnings of Subsidiaries	(15,322,591)	(13,253,644)	(3,962,879)
Payable to Rivoli BanCorp Stockholders	4,220,026	—	—
Increase (Decrease) in Other	(820,649)	(137,130)	399,108

	4,847,257	(692,698)	5,156,807

Cash Flows from Investing Activities
Investment in Statutory Trust	(588,000)	—	—
Capital Infusion in Subsidiaries	(750,000)	(11,550,000)	(2,900,000)
Sale (Purchase) of Premises and Equipment	53,302	(27,643)	(5,322)
Purchase of Investments	—	(670,614)	—
Payment for Business Combinations	(13,975,457)	—	(15,156,910)

	(15,260,151)	(12,248,257)	(18,062,232)

Cash Flows from Financing Activities
Dividends Paid	(3,271,320)	(2,483,659)	(1,847,129)
Issuance of Common Stock	2,748,953	21,222,339	993,551
Note Payable	—	(6,500,000)	6,500,000
Subordinated Debt	19,588,000	—	—

	19,065,633	12,238,680	5,646,422

Net Increase (Decrease) in Cash	8,652,739	(702,275)	(7,259,003)
Cash, Beginning	420,018	1,122,293	8,381,296

Cash, Ending	$9,072,757	$420,018	$1,122,293

(21) Fair Value of Financial Instruments

SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of Security Bank Corporation’s financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Company, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by the Company since purchase, origination or issuance.

Cash and Short-Term Investments - For cash, due from banks and federal funds sold, the carrying amount is a reasonable estimate of fair value.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Investment Securities - Fair values for investment securities are based on quoted market prices.

Loans - The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

Loans Held for Sale - The fair value for loans held for sale is determined on the basis of open commitments from independent buyers for committed loans.

Deposit Liabilities - The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

Letters of Credit - Because letters of credit are made using variable rates, the contract value is a reasonable estimate of fair value.

The carrying amount and estimated fair values of the Company’s financial instruments as of December 31 are as follows:

	2005		2004
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in Thousands)
Assets
Cash and Short-Term Investments	$103,092	$103,092	$44,346	$44,346
Interest-Bearing Deposits	6,380	6,380	2,858	2,858
Investment Securities Available for Sale	143,662	143,662	104,110	104,110
Investment Securities Held to Maturity	350	354	2,384	2,404
Restricted Stocks	6,974	6,974	4,918	4,918
Loans	1,273,683	1,263,672	846,818	849,732
Loans Held for Sale	5,562	5,565	7,507	7,506

Liabilities
Deposits	1,291,253	1,290,018	842,558	841,238
Borrowed Money	130,903	130,530	88,947	88,817
Subordinated Debentures	41,238	41,238	18,557	18,557

Unrecognized Financial Instruments
Letters of Credit	—	13,977	—	9,938
Unfulfilled Loan Commitments	—	393,805	—	233,136

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include the mortgage banking operation, brokerage network, deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

(22) Regulatory Capital Matters

The amount of dividends payable to the parent company from the subsidiary banks is limited by various banking regulatory agencies. Upon prior approval by regulatory authorities, the banks may pay cash dividends to the parent company in excess of regulatory limitations.

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. The amounts and ratios as defined in regulations are presented hereafter. Management believes, as of December 31, 2005, the Company meets all capital adequacy requirements to which it is subject and is classified as well capitalized under the regulatory framework for prompt corrective action. In the opinion of management, there are no conditions or events since prior notification of capital adequacy from the regulators that have changed the institution’s category.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(In Thousands)
As of December 31, 2005
Total Capital to Risk-Weighted Assets
Consolidated	$156,126	11.27%	$110,849	8.00%	$138,562	10.00%
Bibb	69,641	10.88	51,210	8.00	64,012	10.00
Houston	22,236	10.54	16,871	8.00	21,089	10.00
Jones	27,124	13.48	16,099	8.00	20,124	10.00
North Metro	16,575	11.12	11,927	8.00	14,909	10.00
Rivoli	17,730	9.74	14,559	8.00	18,198	10.00
Tier I Capital to Risk-Weighted Assets
Consolidated	140,268	10.12	55,425	4.00	83,137	6.00
Bibb	62,618	9.78	25,605	4.00	38,407	6.00
Houston	19,708	9.35	8,436	4.00	12,654	6.00
Jones	24,605	12.23	8,050	4.00	12,074	6.00
North Metro	14,998	10.06	5,964	4.00	8,946	6.00
Rivoli	15,519	8.53	7,279	4.00	10,919	6.00
Tier I Capital to Average Assets
Consolidated	140,268	9.72	57,728	4.00	72,160	5.00
Bibb	62,618	9.79	25,584	4.00	31,980	5.00
Houston	19,708	8.46	9,323	4.00	11,654	5.00
Jones	24,605	9.41	10,461	4.00	13,077	5.00
North Metro	14,998	9.30	6,450	4.00	8,062	5.00
Rivoli	15,519	8.77	7,076	4.00	8,845	5.00

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(In Thousands)
As of December 31, 2004
Total Capital to Risk-Weighted Assets
Consolidated	$106,313	11.40%	$74,583	8.00%	$93,229	10.00%
Bibb	62,112	10.86	45,762	8.00	57,203	10.00
Houston	18,611	10.68	13,943	8.00	17,429	10.00
Jones	24,408	13.33	14,654	8.00	18,317	10.00
Tier I Capital to Risk-Weighted Assets
Consolidated	95,739	10.27	37,292	4.00	55,937	6.00
Bibb	55,928	9.78	22,881	4.00	34,322	6.00
Houston	16,518	9.48	6,971	4.00	10,457	6.00
Jones	22,111	12.07	7,327	4.00	10,990	6.00
Tier I Capital to Average Assets
Consolidated	95,739	9.58	39,959	4.00	49,949	5.00
Bibb	55,928	10.04	22,283	4.00	27,854	5.00
Houston	16,518	8.28	7,984	4.00	9,981	5.00
Jones	22,111	9.17	9,646	4.00	12,058	5.00

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(23) Business Combinations

On July 31, 2000, Security Bank of Bibb County purchased the assets of Group Financial Southeast (dba Fairfield Financial) in a business combination accounted for as a purchase. The assets were placed in a newly formed subsidiary of Security Bank of Bibb County incorporated as Fairfield Financial Services, Inc. Fairfield Financial is primarily engaged in residential real estate mortgage lending in the state of Georgia. The results of operations of Fairfield Financial since the date of acquisition are included in the accompanying consolidated financial statements. The initial purchase price approximated $1.4 million, which consisted of approximately $1.0 million in cash and 64,690 shares of Security Bank Corporation stock valued at $388,140 at closing. The initial cost of the acquisition exceeded the fair value of the assets of Fairfield Financial by $988,000. The excess was recorded as goodwill and was amortized on the straight-line method over 10 years through December 31, 2001. As a result of the issuance of SFAS No. 142, the goodwill is no longer amortized but is reviewed annually for impairment.

The Asset Purchase Agreement provides for additional contingent payments of purchase price for years 2001 through 2005 based on the earnings of Fairfield Financial. The additional payments, if any, are payable in cash and stock. Cash and stock payments for 2005 will equate to 20 percent and 80 percent, respectively, of Fairfield Financial’s earnings for the year. The number of shares issued during any year cannot exceed 150,000. The maximum number of shares under the agreement cannot exceed 600,000 for years 2002-2005. All additional payments of cash and stock have been charged to goodwill. The contingent payment due in 2006 as a result of 2005 earnings is a combination of cash and stock approximating $4,168,700.

On October 25, 2002, Security Bank Corporation executed a definitive agreement to acquire Bank of Gray located in Gray (Jones County), Georgia. The stockholders of the Bank of Gray received $15,000,000 in cash and 3,142,000 common shares of the Company in a business combination accounted for as a purchase. The merger closed on May 30, 2003. Results of operations for the Bank of Gray are included in the consolidated financial statements since that date. The acquisition was made for the purpose of increasing the Company’s market share in the middle Georgia area.

The excess of the purchase price over book value has been allocated to the fair value of premises and equipment, the fair value of deposits and core deposit intangibles in the amounts of $1,168,000, $2,044,983 and $855,809, respectively. During 2005, $681,661 of the deposit premium was accreted to interest expense, and $171,162 of the core deposit intangibles were amortized to noninterest expense. The Company amortized $17,667 of the premises and equipment premium in 2005. Goodwill of $20,964,250 was recorded as a result of this acquisition. The goodwill is not deductible for income tax purposes.

On January 19, 2005, the Company executed a definitive agreement to acquire SouthBank, a community bank located in Woodstock, Georgia. The stockholders of SouthBank received $9,659,994 in cash and 1,121,372 shares of the Company’s common stock in a business combination accounted for as a purchase. The acquisition was executed on May 31, 2005. Results of operations for SouthBank are included in the consolidated financial statements since that date. The acquisition was made for the purpose of expanding the Company’s operations into the fast growing north metropolitan Atlanta area.

The excess of the purchase price over book value has been allocated to the fair value of core deposit intangibles of $1,093,981. During 2005, the Company amortized $91,165 of the core deposit intangibles. Goodwill of $17,925,157 was recorded as a result of this acquisition. The goodwill is not deductible for income tax purposes.

On September 9, 2005, the Company executed a definitive agreement to acquire Rivoli BanCorp, Inc., the parent of Rivoli Bank & Trust. Rivoli BanCorp is a community bank holding located in Macon, Georgia. The

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

stockholders of Rivoli BanCorp received $4,220,026 in cash and 1,472,995 shares of the Company’s common stock in a business combination accounted for as a purchase. The acquisition was executed on December 31, 2005. Results of operations for Rivoli BanCorp are included in the consolidated financial statements since that date. The acquisition was made for the purpose of increasing the Company’s market share in the middle Georgia area.

The excess of the purchase price over book value has been allocated to the fair value of premises and equipment and core deposit intangibles in the amounts of $1,478,229 and $3,270,550, respectively. Goodwill of $26,146,085 was recorded as a result of this acquisition. The goodwill is not deductible for income tax purposes.

Following is a condensed balance sheet showing fair values of the assets acquired and the liabilities assumed as of the date of acquisition:

	Rivoli	SouthBank	Bank of Gray
Cash, Due from Banks and Federal Funds Sold	$9,255,842	$12,677,273	$17,319,124
Investment Securities	24,323,276	14,051,844	72,516,776
Loans, Net	161,764,935	107,837,573	139,530,148
Premises and Equipment	8,005,934	2,902,522	3,699,770
Core Deposit Intangible	3,270,550	1,093,981	855,809
Goodwill Arising in the Acquisition	26,146,085	17,925,157	20,964,250
Other Assets	2,713,519	1,061,923	3,963,820
Deposits	(148,480,435)	(118,110,954)	(212,999,994)
Other Liabilities	(47,154,533)	(7,779,602)	(1,487,713)

	$39,845,173	$31,659,717	$44,361,990

Following are proforma amounts assuming that the acquisitions of SouthBank and Rivoli were made on January 1, 2004:

	December 31
	2005	2004
Interest Income	$97,926,886	$67,845,926
Net Income	16,230,126	14,390,780
Earnings Per Share
Basic	$1.31	$1.29
Diluted	$1.27	$1.25

(24) Deferred Compensation Plan

Security Bank of Houston County maintains a deferred compensation plan under which certain officers may elect to defer, until termination, retirement, death or unforeseeable emergency a portion of current compensation. The plan is created in accordance with Internal Revenue Code Section 457. Interest is paid on such deferrals at a rate that is determined annually. The participants are general creditors of the Bank with respect to amounts deferred and interest additions. As of December 31, 2005 and 2004, the liability under this plan totaled $225,124 and $199,047, respectively. Provisions charged to operations totaled $26,077 in 2005, $23,468 in 2004 and $0 in 2003.

Security Bank of Jones County maintains a deferred compensation plan covering certain members of management through individual deferred compensation contracts. In accordance with the terms of the contracts, the Bank is committed to pay the individuals deferred compensation over a period of 15 years, beginning at age 65. In the event of the individual’s death before age 65, a lump sum payment is made to the individual’s beneficiary within 60 days of the date of death.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The contracts were initially funded through the purchase of life insurance with immediate cash value vesting in the amount of $885,783, which is included in other assets. The cash value of the life insurance contracts totaled $1,166,691 as of December 31, 2005.

Liabilities accrued under the plan totaled $642,612 and $634,315 as of December 31, 2005 and 2004, respectively. Provisions charged to operations totaled $8,297 in 2005, $45,696 in 2004 and $96,234 in 2003. No benefits have been paid as of December 31, 2005.

In 2005, Security Bank of Bibb County commenced a Supplemental Executive Retirement Plan (“SERP”) covering its executive officers (who are also the executive officers of Security Bank Corporation) through individual contracts. Under this plan, the Bank is committed to pay the individuals an annual benefit of 65% of final average compensation (as defined) reduced by other benefits such as Social Security, 401(k), and benefits from prior plans. The benefit will be paid over a period of 15 years beginning at age 65. If the individual dies before age 65, the amount of the annual benefit will be calculated and distributed to the individual’s beneficiary for a period of 15 years.

The SERP was initially funded through the purchase of life insurance with immediate cash value vesting in the amount of $5,000,000, which is included in other assets. The cash value of the life insurance contracts totaled $5,094,545 as of December 31, 2005. Liabilities accrued under the SERP totaled $32,130 as of December 31, 2005. Provisions charged to operations totaled $32,130 in 2005. No benefits have been paid as of December 31, 2005.

(25) Restricted Stock-Unearned Compensation

In 2003, the board of directors of Security Bank Corporation adopted a restricted stock grant plan which awards certain executive officers common shares of the Company. The maximum number of shares which may be subject to restricted stock awards is 10,000. During 2003, all 10,000 shares were issued under this plan. The shares are recorded at fair market value (on the date granted) as a separate component of stockholders’ equity. The cost of these shares is being amortized against earnings using the straight-line method over the five-year restriction period.

In May 2005, 9,156 shares were issued in connection with the SouthBank acquisition. The shares are recorded at fair market value (on the date granted) as a separate component of stockholders’ equity. The cost of these shares is being amortized against earnings using the straight-line method over the five-year restriction period.

(26) Stock Split

In May 2005, the Company’s board of directors approved a two-for-one split of the Company’s common stock, payable on May 27, 2005 in the form of a 100 percent stock dividend to shareholders of record on May 16, 2005. All share and per share amounts have been adjusted for the stock split.

(27) Subsequent Events

In November 2005, Security Bank Corporation announced a definitive agreement to acquire Neighbors Bancshares, Inc., a community bank holding company in Alpharetta, Georgia, with approximately $115 million in assets as of December 31, 2005. That agreement is subject to Neighbors shareholder and regulatory approvals, and the acquisition is expected to be completed in the first quarter of 2006. Neighbors shareholders will receive approximately $1.8 million in cash and approximately 1,233,404 shares of the Company’s common stock. The Company expects the total consideration, which varies with the market price of the Company’s common stock, to approximate $30.0 million.

On January 16, 2006, the Company executed a contract to sell a branch office building and land, which it had acquired in the Rivoli BanCorp acquisition. This property is carried on the consolidated balance sheet as Long-Lived Assets Held For Sale. The resulting gain on sale is immaterial to the consolidated financial statements of the Company.