Form 10-K, Exhibit 13
period 2006-12-31
SECURITY BANK CORP
filed 2007-03-15
CIK 925464

Exhibit 13EXHIBIT 13

SECURITY BANK CORPORATION AND SUBSIDIARIES

MACON, GEORGIA

CONSOLIDATED FINANCIAL STATEMENTS AS OF

DECEMBER 31, 2006 AND 2005 AND

REPORT OF INDEPENDENT ACCOUNTANTS

SECURITY BANK CORPORATION AND SUBSIDIARIES

MCNAIR, MCLEMORE, MIDDLEBROOKS & CO., LLP

CERTIFIED PUBLIC ACCOUNTANTS

389 Mulberry Street • Post Office Box One • Macon, GA 31202

Telephone (478) 746-6277 • Facsimile (478) 743-6858

www.mmmcpa.com

RALPH S. McLEMORE, SR., CPA (1902-1981)
SIDNEY B. McNAIR, CPA (1913-1992)

SIDNEY E. MIDDLEBROOKS, CPA, PC	RICHARD A. WHITTEN, JR., CPA
RAY C. PEARSON, CPA	ELIZABETH WARE HARDIN, CPA
J. RANDOLPH NICHOLS, CPA	CAROLINE E. GRIFFIN, CPA
WILLIAM H. EPPS, JR., CPA	RONNIE K. GILBERT, CPA
RAYMOND A. PIPPIN, JR., CPA	RON C. DOUTHIT, CPA
JERRY A. WOLFE, CPA	CHARLES A. FLETCHER, CPA
W. E. BARFIELD, JR., CPA	MARJORIE HUCKABEE CARTER, CPA
HOWARD S. HOLLEMAN, CPA	BRYAN A. ISGETT, CPA
F. GAY McMICHAEL, CPA	DAVID PASCHAL MUSE, JR., CPA

March 14, 2007

REPORT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Security Bank Corporation

We have audited the accompanying consolidated balance sheets of Security Bank Corporation and Subsidiaries as of December 31, 2006 and 2005 and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Security Bank Corporation and Subsidiaries as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Security Bank Corporation and Subsidiaries’ internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 14, 2007 expressed an unqualified opinion on management’s assessment of internal control over financial reporting and an unqualified opinion on the effectiveness of internal control over financial reporting.

McNair, McLemore, Middlebrooks & Co., LLP

MCNAIR, MCLEMORE, MIDDLEBROOKS & CO., LLP

CERTIFIED PUBLIC ACCOUNTANTS

389 Mulberry Street • Post Office Box One • Macon, GA 31202

Telephone (478) 746-6277 • Facsimile (478) 743-6858

www.mmmcpa.com

RALPH S. McLEMORE, SR., CPA (1902-1981)
SIDNEY B. McNAIR, CPA (1913-1992)

SIDNEY E. MIDDLEBROOKS, CPA, PC	RICHARD A. WHITTEN, JR., CPA
RAY C. PEARSON, CPA	ELIZABETH WARE HARDIN, CPA
J. RANDOLPH NICHOLS, CPA	CAROLINE E. GRIFFIN, CPA
WILLIAM H. EPPS, JR., CPA	RONNIE K. GILBERT, CPA
RAYMOND A. PIPPIN, JR., CPA	RON C. DOUTHIT, CPA
JERRY A. WOLFE, CPA	CHARLES A. FLETCHER, CPA
W. E. BARFIELD, JR., CPA	MARJORIE HUCKABEE CARTER, CPA
HOWARD S. HOLLEMAN, CPA	BRYAN A. ISGETT, CPA
F. GAY McMICHAEL, CPA	DAVID PASCHAL MUSE, JR., CPA

March 14, 2007

REPORT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Security Bank Corporation

We have audited management’s assessment, included in the accompanying Management Report on Internal Control over Financial Reporting, that Security Bank Corporation and Subsidiaries maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Security Bank Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

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

As indicated in the Management Report on Internal Control Over Financial Reporting, management’s assessment of and conclusion on the effectiveness of internal control Over financial reporting did not include the internal controls of assets and liabilities of Neighbors Bancshares, Inc. (Security Bank of North Fulton) acquired on March 31, 2006 or Homestead Bank (Security Bank of Gwinnett County) acquired on July 31, 2006, which are both included in the 2006 consolidated financial statements of Security Bank Corporation and constituted $532.1 million of total assets as of December 31, 2006 and $3.2 million in revenues for the year then ended. Our audit of internal control over financial reporting of Security Bank Corporation and Subsidiaries also did not include an evaluation of the internal control over financial reporting of Security Bank of North Fulton or Security Bank of Gwinnett County.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that Security Bank Corporation and Subsidiaries maintained effective internal control over financial reporting as of December 31, 2006 is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also in our opinion, Security Bank Corporation and Subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of Security Bank Corporation and Subsidiaries and our report dated March 14, 2007 expressed an unqualified opinion.

/s/

McNair, McLemore, Middlebrooks & Co., LLP

SECURITY BANK CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31,

ASSETS
	2006	2005
Cash and Cash Equivalents
Cash and Due from Banks	$63,244,659	$69,380,188
Federal Funds Sold	93,658,733	33,712,000

	156,903,392	103,092,188

Interest-Bearing Deposits With Other Banks	2,910,873	6,380,057

Investment Securities
Available for Sale, At Fair Value	221,178,460	143,662,487
Held to Maturity, At Cost (Fair Value of $1,212,817 and $353,741 at December 31, 2006 and 2005, Respectively)	1,239,988	349,946

	222,418,448	144,012,433

Restricted Stocks, at Cost	7,521,200	6,973,800

Loans Held for Sale	8,877,523	5,562,380

Loans Receivable	1,903,567,917	1,273,682,825
Allowance for Loan Losses	(22,335,852)	(16,148,259)
Unearned Interest and Fees	(2,466,937)	(1,563,640)

	1,878,765,128	1,255,970,926

Premises and Equipment	39,757,577	29,602,189

Long-Lived Assets Held for Sale	884,921	2,410,000

Other Real Estate (Net of Allowance of $36,760 and $175,138 in 2006 and 2005, Respectively)	2,774,940	2,394,224

Goodwill	127,983,914	74,582,086

Core Deposit Intangible (Net of Amortization of $1,436,533 and $533,333 in 2006 and 2005, Respectively)	5,110,135	4,687,006

Other Assets	40,163,054	26,745,585

Total Assets	$2,494,071,105	$1,662,412,874

The accompanying notes are an integral part of these financial statements.

SECURITY BANK CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31,

LIABILITIES AND SHAREHOLDERS’ EQUITY
	2006	2005
Deposits
Noninterest-Bearing	$178,966,960	$156,697,897
Interest-Bearing	1,791,960,108	1,134,555,287

	1,970,927,068	1,291,253,184

Borrowed Money
Federal Funds Purchased and Securities Sold Under Agreement to Repurchase	50,917,281	43,875,620
Subordinated Debentures	41,238,000	41,238,000
Other Borrowed Money	83,450,000	87,027,000

	175,605,281	172,140,620

Other Liabilities	41,131,283	19,714,198

Commitments and Contingencies

Shareholders’ Equity
Common Stock, Par Value $1 per Share; Authorized 25,000,000 Shares, Issued 19,186,050 and 14,406,696 Shares as of December 31, 2006 and 2005, Respectively	19,186,050	14,406,696
Paid-In Capital	224,564,470	121,480,964
Retained Earnings	63,696,653	45,569,642
Restricted Stock – Unearned Compensation	(157,675)	(222,860)
Accumulated Other Comprehensive Loss, Net of Benefit	(551,897)	(1,599,442)

	306,737,601	179,635,000
Treasury Stock (19,736 Shares), at Cost	(330,128)	(330,128)

	306,407,473	179,304,872

Total Liabilities and Shareholders’ Equity	$2,494,071,105	$1,662,412,874

The accompanying notes are an integral part of these financial statements.

SECURITY BANK CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31,

	2006	2005	2004
Interest Income
Loans, Including Fees	$138,448,316	$72,972,140	$49,722,831
Federal Funds Sold	1,596,732	475,505	114,719
Deposits with Other Banks	159,872	112,195	25,041
Investment Securities
U. S. Treasury	—	20,123	39,773
U. S. Government Agencies	6,524,613	3,734,343	3,160,028
State, County and Municipal	805,245	625,992	710,653
Other Investments	546,825	251,832	153,294

	148,081,603	78,192,130	53,926,339

Interest Expense
Deposits	60,738,990	23,727,533	11,701,538
Federal Funds Purchased	1,468,668	527,348	144,625
Other Borrowed Money	6,439,277	3,584,398	2,526,704

	68,646,935	27,839,279	14,372,867

Net Interest Income	79,434,668	50,352,851	39,553,472
Provision for Loan Losses	4,468,751	2,832,845	2,818,796

Net Interest Income After Provision for Loan Losses	74,965,917	47,520,006	36,734,676

Noninterest Income
Service Charges on Deposits	9,162,086	7,351,360	6,450,199
Other Service Charges, Commissions and Fees	4,552,209	4,477,742	3,306,114
Mortgage Banking Income	4,921,616	4,539,242	4,930,747
Securities (Losses) Gains	(1,601,229)	(5,598)	12,703
Losses on Foreclosed Property	(56,755)	(82,587)	(160,218)
Other	928,429	240,117	114,062

	17,906,356	16,520,276	14,653,607

Noninterest Expenses
Salaries and Employee Benefits	32,376,768	22,811,591	18,630,030
Occupancy and Equipment	5,622,248	3,832,756	3,364,670
Office Supplies and Printing	983,119	649,289	620,061
Telephone	1,066,389	829,133	407,532
Marketing Expenses	2,292,753	1,501,231	1,248,004
Professional Fees	2,262,505	1,480,927	1,118,446
Amortization-Core Deposit Intangible	903,200	262,327	171,162
Other	10,095,228	7,177,757	6,569,418

	55,602,210	38,545,011	32,129,323

Income Before Income Taxes	37,270,063	25,495,271	19,258,960
Income Taxes	13,878,090	9,310,338	6,940,241

Net Income	$23,391,973	$16,184,933	$12,318,719

Basic Earnings Per Share	$1.36	$1.31	$1.10

Diluted Earnings Per Share	$1.33	$1.27	$1.07

Weighted Average Shares Outstanding	17,222,139	12,393,980	11,156,372

Dividends Per Share	$0.30	$0.26	$0.22

The accompanying notes are an integral part of these financial statements.

SECURITY BANK CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31,

	2006	2005	2004
Net Income	$23,391,973	$16,184,933	$12,318,719

Other Comprehensive Income, Net of Tax
Gains (Losses) on Securities Arising During the Year	(9,266)	(1,955,938)	(525,679)
Reclassification Adjustment	1,056,811	3,695	(8,384)

Unrealized Gains (Losses) on Securities	1,047,545	(1,952,243)	(534,063)

Comprehensive Income	$24,439,518	$14,232,690	$11,784,656

The accompanying notes are an integral part of these financial statements.

SECURITY BANK CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

	Shares	Common Stock	Paid-In Capital	Retained Earnings	Restricted Stock- Unearned Compensation	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
Balance, December 31, 2003	10,066,598	$10,066,598	$41,579,766	$23,676,374	$(104,037)	$886,864	$(296,837)	$75,808,728
Shares Issued in Connection with Contingent Payments	111,550	111,550	1,632,425	(55,775)				1,688,200
Stock Options Exercised	124,034	124,034	584,235	(62,017)				646,252
Stock Based Compensation Awards			313,730					313,730
Canceled Restricted Stock	(320)	(320)	(4,002)	160	4,162			—
Amortization of Unearned Compensation					25,178			25,178
Cashless Exercise of Stock Options							(33,291)	(33,291)
Shares Issued in Connection with Stock Offering	1,352,400	1,352,400	18,165,224	(676,200)				18,841,424
Shares Issued in Connection with Employee Stock Purchase Plan	5,284	5,284	77,122	(2,642)				79,764
Unrealized Loss on Securities Available for Sale, Net of Tax Benefit of $313,893						(534,063)		(534,063)
Cash Dividends				(2,483,659)				(2,483,659)
Net Income				12,318,719				12,318,719

Balance, December 31, 2004	11,659,546	11,659,546	62,348,500	32,714,960	(74,697)	352,801	(330,128)	106,670,982
Shares Issued in Connection with Contingent Payments	114,028	114,028	2,305,882	(57,014)				2,362,896
Stock Options Exercised	20,000	20,000	186,500					206,500
Stock Based Compensation Awards			478,427					478,427
Issuance of Restricted Stock	9,156	9,156	190,856		(200,012)			—
Amortization of Unearned Compensation					51,849			51,849
Shares Issued in Acquisitions	2,594,295	2,594,295	55,798,996					58,393,291
Shares Issued in Connection with Employee Stock Purchase Plan	9,671	9,671	171,803	(1,917)				179,557
Unrealized Loss on Securities Available for Sale, Net of Tax Benefit of $1,029,572						(1,952,243)		(1,952,243)
Cash Dividends				(3,271,320)				(3,271,320)
Net Income				16,184,933				16,184,933

Balance, December 31, 2005	14,406,696	14,406,696	121,480,964	45,569,642	(222,860)	(1,599,442)	(330,128)	179,304,872
Shares Issued in Connection with Contingent Payments	159,892	159,892	3,514,097					3,673,989
Stock Options Exercised	17,055	17,055	185,948					203,003
Stock Based Compensation Awards			525,946					525,946
Amortization of Unearned Compensation					65,185			65,185
Shares Issued in Connection with Stock Offering	1,725,000	1,725,000	34,216,300					35,941,300
Shares Issued in Acquisitions	2,863,893	2,863,893	64,381,069					67,244,962
Shares Issued in Connection with Employee Stock Purchase Plan	13,514	13,514	260,146					273,660
Unrealized Gain on Securities Available for Sale, Net of Tax Expense of $370,015						1,047,545		1,047,545
Cash Dividends				(5,264,962)				(5,264,962)
Net Income				23,391,973				23,391,973

Balance, December 31, 2006	19,186,050	$19,186,050	$224,564,470	$63,696,653	$(157,675)	$(551,897)	$(330,128)	$306,407,473

The accompanying notes are an integral part of these financial statements.

SECURITY BANK CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31,

	2006	2005	2004
Cash Flows from Operating Activities
Net Income	$23,391,973	$16,184,933	$12,318,719
Adjustments to Reconcile Net Income to Net Cash Provided from Operating Activities
Expensing of Stock Options	525,946	478,427	313,730
Depreciation, amortization and accretion	2,058,435	917,760	2,353,716
Provision for Loan Losses	4,468,751	2,832,845	2,818,796
Deferred Income Tax Expense (Benefit)	3,460,748	(93,521)	(58,245)
Securities Losses (Gains)	1,601,229	5,598	(12,703)
Loss on Sale of Other Real Estate	56,755	82,587	160,218
Unrealized Loss on Other Real Estate	87,189	133,953	60,912
Loss on Disposal of Premises and Equipment	72,936	16,790	18,881
Loss (Gain) on Sale of Loans	(26,841)	390,140	(38,931)
Net Change in Loans Held for Sale	(3,315,143)	1,944,715	3,941,275
Payable to Rivoli BanCorp shareholders	—	4,220,026	—
Payable for Purchased Securities	21,543,607	—	—
Change in assets and liabilities, net of effects of business combinations:
Other Assets	(8,340,218)	(2,909,629)	(2,503,080)
Other Liabilities	(287,604)	2,037,200	2,279,895

Cash Provided by Operating Activities	45,297,763	26,241,824	21,653,183

Cash Flows from Investing Activities
Interest-Bearing Deposits with Other Banks	4,088,668	(2,223,382)	(2,325,945)
Cash Received in Business Acquisition, Net	10,494,533	5,923,269	—
Purchase of Investment Securities Available for Sale	(136,632,348)	(28,956,393)	(47,018,829)
Purchase of Investment Securities Held to Maturity	—	—	(998,444)
Proceeds from Disposition of Investment Securities
Available for Sale	90,119,664	23,671,842	39,208,727
Held to Maturity	1,097,813	1,035,500	5,000
Purchase of Restricted Stock, Net	530,200	515,500	(983,000)
Loans to Customers, Net	(297,176,856)	(157,036,912)	(152,251,739)
Purchase of Premises and Equipment and Software	(4,624,921)	(3,275,443)	(3,558,675)
Proceeds from Disposal of Premises and Equipment	—	18,840	4,567
Other Real Estate	5,294,225	3,019,386	4,225,228
Goodwill Resulting from Contingent Payments	(1,144,002)	(909,864)	(2,016,532)
Purchase of Bank Owned Life Insurance	(4,000,000)	(5,000,000)	—
Investment in Statutory Trust	—	(588,000)	—

Cash Used by Investing Activities	(331,953,024)	(163,805,657)	(165,709,642)

Cash Flows from Financing Activities
Interest-Bearing Customer Deposits	323,439,219	178,737,892	87,971,215
Noninterest-Bearing Customer Deposits	9,412,584	4,047,814	11,967,542
Dividends Paid	(5,264,962)	(3,271,320)	(2,483,659)
Federal Funds Purchased and Securities Sold Under Repurchase Agreements	5,041,661	13,328,155	13,461,513
Proceeds from Other Borrowed Money	160,275,929	65,977,000	122,200,000
Repayments of Other Borrowed Money	(188,852,929)	(82,485,516)	(114,142,989)
Proceeds from Issuance of Subordinated Debentures	—	19,588,000	—
Issuance of Common Stock in Connection with Stock Offering	35,941,300	—	18,841,424
Issuance of Common Stock	473,663	387,974	692,725

Cash Provided by Financing Activities	340,466,465	196,309,999	138,507,771

Net Increase (Decrease) in Cash and Cash Equivalents	53,811,204	58,746,166	(5,548,688)
Cash and Cash Equivalents, Beginning	103,092,188	44,346,022	49,894,710

Cash and Cash Equivalents, Ending	$156,903,392	$103,092,188	$44,346,022

The accompanying notes are an integral part of these financial statements.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies

Nature of Operations

Security Bank Corporation (the Company) provides a full range of retail and commercial banking services for consumers and small to medium size businesses in central and coastal Georgia, and in the north metropolitan Atlanta area. Lending and investing activities are funded primarily by deposits gathered through its retail branch office network.

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

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. The following is a description of those policies the Company follows in preparing and presenting its consolidated financial statements.

Principles of Consolidation and Basis of Presentation

The consolidated financial statements of the Company include Security Bank Corporation and its wholly-owned subsidiaries: Security Bank of Bibb County located in Macon, Georgia; Security Bank of Houston County located in Perry, Georgia; Security Bank of Jones County located in Gray, Georgia; Security Bank of North Metro located in Woodstock, Georgia; Security Bank of North Fulton (formerly Neighbors Bancshares, Inc.) located in Alpharetta, Georgia; Security Bank of Gwinnett County (formerly Homestead Bank) located in Suwanee, Georgia; and Fairfield Financial, a subsidiary of Security Bank of Bibb County, which has offices throughout Georgia. All significant intercompany accounts have been eliminated.

Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

Investment Securities

Investment securities are recorded under Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities whereby securities are classified as trading, available for sale or held to maturity. Securities that are held principally for resale in the near term are classified as trading. Trading securities are carried at fair value, with realized and unrealized gains and losses included in noninterest income. Securities acquired with both the intent and ability to be held to maturity are classified as held to maturity and reported at amortized cost. All other securities not classified as trading or held to maturity are considered available for sale.

Securities available for sale are reported at estimated fair value. Unrealized gains and losses on securities available for sale are excluded from earnings and are reported, net of deferred taxes, in accumulated other comprehensive income, a component of shareholders’ equity. Declines in the fair value of held-to-maturity and available–for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer and (3) the intent and ability of the Company to retain its investment in the issuer for a

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

period of time sufficient to allow for any anticipated recovery in fair value. Gains and losses from sales of securities available for sale are computed using the specific identification method. This caption includes securities, which may be sold to meet liquidity needs arising from unanticipated deposit and loan fluctuations, changes in regulatory capital requirements, or unforeseen changes in market conditions.

Restricted Stocks, at Cost

Restricted stocks consist of Federal Home Loan Bank (FHLB) stock which is required for every federally insured institution that utilizes their services. FHLB stock is considered restricted, as defined in SFAS No. 115; accordingly, the provisions of SFAS No. 115 are not applicable to these investments. The FHLB stock is reported in the financial statements at cost. Dividend income is recognized when earned.

Loans Held for Sale

Loans held for sale are reported at the lower of cost or market value on an aggregate loan portfolio basis. Gains or losses realized on the sales of loans are recognized at the time of sale and are determined by the difference between the net sales proceeds and the carrying value of the loans sold. Gains and losses on sales of the loans are included in noninterest income.

Loans Receivable

Loans that the Company has the ability and intent to hold for the foreseeable future or until maturity are recorded at their principal amount outstanding, net of unearned interest and fees. Interest income on loans is recognized using the effective interest method.

When management believes there is sufficient doubt as to the collectibility of principal or interest on any loan, or generally when loans are 60 days or more past due, the accrual of applicable interest is discontinued and the loan is designated as nonaccrual, unless the loan is well secured and in the process of collection. Any loan becoming 90 days past due will be placed on nonaccrual. Interest payments received on nonaccrual loans are either applied against principal or reported as income, according to management’s judgment as to the collectibility of principal. Loans are returned to an accrual status when factors indicating doubtful collectibility on a timely basis no longer exist.

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

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

nonclassified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

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

Long-Lived Assets Held For Sale

At December 31, 2006, long-lived assets held for sale consist of land and a building owned by one of the Company’s subsidiary banks. At December 31, 2005, the balance consisted of premises and equipment that were acquired in a business combination. The assets were sold because the Company already owned similar facilities nearby. These assets are carried at the lower of their fair value less cost to sell.

Other Real Estate

Other real estate generally represents real estate acquired through foreclosure and is initially recorded at the lower of cost or estimated market value at the date of acquisition. An allowance for estimated losses is recorded when a subsequent decline in value occurs.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Intangible Assets

Intangible assets include goodwill and core deposit intangibles resulting from Company acquisitions. Core deposit intangibles are amortized on a straight-line basis over an estimated useful life of either five or seven years and evaluated for impairment whenever events or changes in circumstance indicate the carrying value of the assets may not be recoverable. Goodwill is not amortized but tested for impairment annually or at any time an event occurs or circumstances change that may trigger a decline in value. Examples of such events or circumstances include adverse change in legal factors, business climate, unanticipated competition, change in regulatory environment, or loss of key personnel.

The estimated aggregate amortization expense for each of the next five years is:

Year	Amount
2007	$977,246
2008	877,401
2009	806,084
2010	806,084
2011	806,084

$4,272,899

The Company tests for impairment in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. Potential impairment of goodwill exists when the carrying value of a reporting unit exceeds its fair value. The fair value of each reporting unit is computed using one or a combination of the following three methods: income, market value or cost method. The income method uses a discounted cash flow analysis to determine fair value by considering a reporting unit’s capital structure and applying a risk-adjusted discount rate to forecast earnings based on a capital asset pricing model. The market value method uses recent transaction analysis or publicly traded comparable analysis for similar assets and liabilities to determine fair value.

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

In the second step, the implied fair value of the reporting unit’s goodwill, determined by allocating the reporting unit’s fair value to all of its assets (recognized and unrecognized) and liabilities as if the reporting unit had been acquired in a business combination at the date of the impairment test. If the implied fair value of reporting unit goodwill is lower than its carrying value, goodwill is impaired and is written down to the implied fair value. The loss recognized is limited to the carrying value of goodwill. Once an impairment loss is recognized, future increases in fair value will not result in the reversal of previously recognized losses.

A summary of the changes in goodwill for the years ended December 31, 2006, 2005 and 2004:

	2006	2005	2004
Beginning balance	$74,582,086	$28,579,479	$24,874,747
Goodwill acquired	50,802,594	44,071,242	—
Contingent payments	4,817,991	3,272,760	3,704,732
Purchase adjustments	(2,218,757)	(1,341,395)	—

Ending balance	$127,983,914	$74,582,086	$28,579,479

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Securities Sold Under Agreement to Repurchase

The Company sells securities under agreements to repurchase. These repurchase agreements are treated as borrowings. The obligations to repurchase securities sold are reflected as a liability and the securities underlying the agreements continue to be reflected as assets in the consolidated balance sheets.

Share-Based Payment

In December 2004, the Financial Accounting Standards Board (“FASB”) revised SFAS No. 123 (“SFAS No. 123R”). SFAS No. 123R, Share-Based Payment, requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. Pro forma disclosure is no longer an alternative to financial statement recognition. The Company adopted the provisions of SFAS No. 123R beginning January 1, 2006. Because the Company adopted the fair value method of recording stock-based compensation on January 1, 2002, the implementation of SFAS No. 123R did not have an impact on the Company.

Earnings per Share

SFAS No. 128, Earnings per Share, establishes standards for computing and presenting basic and diluted earnings per share. Basic earnings per share is calculated and presented based on income available to common shareholders divided by the weighted average number of shares outstanding during the reporting periods.

Basic earnings per share (“EPS”) excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

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

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Comprehensive Income

Accounting principles generally accepted in the United States (GAAP) require that recognized revenue, expenses, gains and losses be included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, represent equity changes from economic events of the period other than transactions with owners and are not reported in the consolidated statements of income but as a separate component of the equity section of the consolidated balance sheets. Such items are considered components of other comprehensive income. SFAS No. 130, Reporting Comprehensive Income, requires the presentation in the consolidated financial statements of net income and all items of other comprehensive income as total comprehensive income.

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

Recently Issued Accounting Pronouncements

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments – an amendment of FASB Statements No. 133 and 140. SFAS No. 155 simplifies accounting for certain hybrid instruments currently governed by SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, by allowing fair value remeasurement of hybrid instruments that contain an embedded derivative that otherwise would require bifurcation. SFAS No. 155 also eliminates the guidance in SFAS No. 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interests in Securitized Financial Assets, which provides such beneficial interests are not subject to SFAS No. 133. SFAS No. 155 amends SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities – a Replacement of FASB Statement No. 125, by eliminating the restriction on passive derivative instruments that a qualifying special-purpose entity may hold. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company does not expect the adoption of this statement to have a material impact on our financial condition, results of operations or cash flows.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets – an amendment of FASB Statement No. 140. SFAS No. 156 requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in specific situations. Additionally, the servicing asset or servicing liability shall be initially measured at fair value; however, an entity may elect the “amortization method” or “fair value method” for subsequent balance sheet reporting periods. SFAS No. 156 is effective as of an entity’s first fiscal year beginning January 1, 2007. Early adoption is permitted as of the beginning of an entity’s fiscal year, provided the entity has not yet issued financial statements, including interim financial statements, for any period of that fiscal year. As the Company presently has no servicing assets or liabilities, the adoption of this statement will likely have no impact on our financial condition, results of operations or cash flows.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In July 2006, the FASB released FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement 109 (“FIN 48”). FIN 48 prescribes a comprehensive model for how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return (including a decision whether to file or not to file a return in a particular jurisdiction). Under FIN 48, the consolidated financial statements will reflect expected future tax consequences of such positions presuming the taxing authorities’ full knowledge of the position and all relevant facts, but without considering time values. FIN 48 is likely to cause greater volatility in earnings as more items are recognized discretely within income tax expense. FIN 48 also revises disclosure requirements and introduces a prescriptive, annual, tabular roll-forward of the unrecognized tax benefits. FIN 48 is effective as of the beginning of fiscal years that start after December 15, 2006. Management is currently evaluating the impact that FIN 48 will have on the Company’s financial position and results of operations upon adoption.

In September 2006, the SEC released Staff Accounting Bulletin No. 108 (“SAB 108”) which established an approach that requires quantification of financial statement errors based on the effects of the error on each of the registrant’s financial statements and the related disclosures. Because SAB 108 is not an official rule of the SEC, there is no effective date. However, registrants must begin to apply the provisions of SAB 108 no later than the annual financial statements for their first fiscal year ending after November 15, 2006. The adoption of SAB 108 did not have a material impact on our financial condition, results of operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The Statement requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of the company’s choice to use fair value on its earnings. It also requires entities to display the fair value of those assets and liabilities for which the company has chosen to use fair value on the face of the balance sheet. The new Statement does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in FASB Statements No. 157, Fair Value Measurements, and No. 107, Disclosures about Fair Value of Financial Instruments. The Statement is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of the Statement. The Company does not expect the adoption of this statement to have a material impact on our financial condition, results of operations or cash flows.

Segment Reporting

Reportable segments are business units, which offer different products and services and require different management and marketing strategies. Management of Security Bank Corporation considers that all banking operations are essentially similar within each of its subsidiaries and that there are no reportable operating segments. However, fee income from mortgage loans originated and sold to investors included in consolidated noninterest income for the years ended December 31, 2006, 2005 and 2004 was $4,921,616, $4,539,242 and $4,930,747, respectively. Such income may fluctuate significantly with increases or decreases in mortgage rates.

Risks and Uncertainties

In the normal course of its business, the Company encounters two significant types of risk: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

different speeds, or on different indices, than its interest-earning assets. Credit risk is the risk of default on the Company’s loan portfolio that results from borrowers’ inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of collateral underlying loans receivable, the valuation of real estate held by the Company, and the valuation of loans held for sale, investments and mortgage-backed securities available for sale and mortgage servicing rights.

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

(2) Business Combinations

On July 31, 2000, Security Bank of Bibb County purchased the assets of Group Financial Southeast (d.b.a. Fairfield Financial) in a business combination accounted for as a purchase. The assets were placed in a newly formed subsidiary of Security Bank of Bibb County incorporated as Fairfield Financial Services, Inc. The Asset Purchase Agreement provided for additional contingent payments of purchase price for years ended 2001-2005 based on the earnings of Fairfield Financial. The additional payments were payable in cash and stock. Cash payments for 2005 equated to 20% of Fairfield Financial’s earnings for the year. Stock payments for 2005 were based on 80% of 2005 earnings utilizing a specific formula for determining number of shares. All additional payments of cash and stock have been charged to goodwill. The contingent payment made in 2006 as a result of 2005 earnings was a combination of cash and stock totaling approximately $4,818,000.

On May 31, 2005, the Company acquired SouthBank, a community bank located in Woodstock, Georgia. The shareholders of SouthBank received $9,659,994 in cash and 1,121,372 common shares of the Company’s common stock. The excess of the purchase price over book value has been allocated to goodwill and the fair value of core deposit intangibles. The Company amortized $156,283 and $91,165 of the core deposit intangibles during the years ended December 31, 2006 and 2005, respectively.

On December 31, 2005, the Company acquired Rivoli BanCorp, Inc., the parent of Rivoli Bank & Trust. Rivoli BanCorp was a community bank holding company located in Macon, Georgia. The shareholders of Rivoli BanCorp received $4,220,026 in cash and 1,472,995 shares of the Company’s common stock in a business combination accounted for as a purchase. In January 2006, Rivoli Bank was merged into Security Bank of Bibb County. The excess of the purchase price over book value has been allocated to goodwill, the fair value of premises and equipment and core deposit intangibles. The Company amortized $26,507 of the premises and equipment premium and $467,221 of the core deposit intangibles during the year ended December 31, 2006.

On March 31, 2006, the Company completed its acquisition of Neighbors Bancshares, Inc., the parent company of Neighbors Bank, a community bank located in Alpharetta, Georgia. The shareholders of Neighbors Bancshares, Inc. received $1,592,039 in cash and 1,232,333 shares of the Company’s common stock in a

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

business combination accounted for as a purchase. The excess of the purchase price over book value has been allocated to goodwill and core deposit intangibles. The Company amortized $67,696 of the core deposit intangibles during the year ended December 31, 2006.

On July 31, 2006, the Company completed its acquisition of Homestead Bank, a community bank located in Suwanee, Georgia. Homestead Bank’s shareholders received $10,676,900 in cash and 1,631,560 shares of the Company’s common stock in a business combination accounted for as a purchase. The excess of the purchase price over book value has been allocated to goodwill and core deposit intangibles. The Company amortized $40,838 of the core deposit intangibles during the year ended December 31, 2006.

Following is a condensed balance sheet showing fair values of the assets acquired and the liabilities assumed as of the date of acquisition:

	Homestead	Neighbors	Rivoli	SouthBank
Cash, Due from Banks and Federal Funds Sold	$15,659,400	$9,555,848	$9,255,842	$12,677,273
Investment Securities	29,671,163	5,209,362	24,323,276	14,051,844
Loans, Net	233,179,868	101,048,365	161,764,935	107,837,573
Premises and Equipment	2,786,537	5,168,924	8,005,934	2,902,522
Core Deposit Intangible	686,071	640,257	3,270,550	1,093,981
Goodwill Arising in the Acquisition	25,855,128	21,938,766	26,336,487	17,283,373
Other Assets	1,190,870	2,655,346	2,713,519	1,061,923
Deposits	(236,284,136)	(110,821,970)	(148,480,435)	(118,110,954)
Other Liabilities	(27,067,731)	(2,313,913)	(47,154,533)	(7,779,602)

	$45,677,170	$33,080,985	$40,035,575	$31,017,933

Following are proforma amounts assuming that the acquisitions were made on January 1, 2005:

	December 31,
	2006	2005
Interest Income	$160,826,792	$116,183,886
Net Income	22,906,901	19,266,306
Earnings Per Share
Basic	$1.24	$1.12
Diluted	$1.22	$1.10

(3) Cash and Balances Due from Depository Institutions

Components of cash and balances due from depository institutions are as follows as of December 31:

	2006	2005
Cash on Hand and Cash Items	$10,596,278	$8,444,151
Noninterest-Bearing Deposits with Other Banks	52,648,381	60,936,037

	$63,244,659	$69,380,188

As of December 31, 2006, the Banks had required deposits of approximately $13,885,000 with the Federal Reserve.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(4) Investment Securities

Investment securities as of December 31, 2006 are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available for Sale
U.S. Government Agencies
Mortgage Backed	$133,183,059	$162,379	$(1,056,651)	$132,288,787
Other	67,048,385	69	(219,976)	66,828,478
State, County and Municipal	19,993,347	249,899	(147,524)	20,095,722
Other Securities	1,980,754	—	(15,281)	1,965,473

	$222,205,545	$412,347	$(1,439,432)	$221,178,460

Securities Held to Maturity
State, County and Municipal	$1,239,988	$—	$(27,171)	$1,212,817

	$1,239,988	$—	$(27,171)	$1,212,817

Investment securities as of December 31, 2005 are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available for Sale
U.S. Government Agencies
Mortgage Backed	$78,445,980	$96,506	$(1,829,014)	$76,713,472
Other	47,105,886	—	(916,009)	46,189,877
State, County and Municipal	19,864,652	318,990	(115,118)	20,068,523
Other Securities	690,614	—	—	690,614

	$146,107,132	$415,496	$(2,860,141)	$143,662,487

Securities Held to Maturity
State, County and Municipal	$349,946	$3,795	$—	$353,741

	$349,946	$3,795	$—	$353,741

Gross realized gains on the disposition of investments totaled $0 in 2006 and 2005 and $12,703 in 2004. Gross realized losses on the disposition of investments totaled $1,601,229, $5,598 and $0 in 2006, 2005 and 2004, respectively.

Investment securities having a carrying value approximating $115,507,000 and $73,545,000 as of December 31, 2006 and 2005, respectively, were pledged to secure public deposits and for other purposes.

The amortized cost and fair value of investment securities as of December 31, 2006, by contractual maturity, are presented hereafter. Expected maturities will differ from contractual maturities because issuers have the right to call or prepay obligations with or without call or prepayment penalties.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Securities
	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in One Year or Less	$49,764,155	$49,649,803	$239,988	$240,117
Due After One Year
Through Five Years	17,120,840	17,081,170	—	—
Due After Five Years
Through Ten Years	19,029,884	19,073,041	1,000,000	972,700
Due After Ten Years	2,916,993	2,895,045	—	—

	88,831,872	88,699,059	1,239,988	1,212,817

Mortgage Backed Securities	133,183,059	132,288,787	—	—
Marketable Equity Securities	190,614	190,614	—	—

	133,373,673	132, 479,401	—	—

	$222,205,545	$221,178,460	$1,239,988	$1,212,817

Information pertaining to securities with gross unrealized losses at December 31, 2006 and 2005 aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less Than 12 Months		12 Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
December 31, 2006
Available for Sale
U.S. Government Agencies
Mortgage Backed	$26,678,929	$(74,473)	$38,869,630	$(982,178)	$65,548,559	$(1,056,651)
Other	48,704,960	(84,271)	13,097,019	(135,705)	61,801,979	(219,976)
State, County and Municipal	4,749,561	(98,831)	2,432,179	(48,693)	7,181,740	(147,524)
Other Securities	1,020,000	(15,281)	—	—	1,020,000	(15,281)

	$81,153,450	$(272,856)	$54,398,828	$(1,166,576)	$135,552,278	$(1,439,432)

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Less Than 12 Months		12 Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
December 31, 2005
Available for Sale
U.S. Government Agencies
Mortgage Backed	$33,730,462	$(446,197)	$39,070,247	$(1,382,817)	$72,800,709	$(1,829,014)
Other	24,436,182	(271,201)	20,755,509	(644,808)	45,191,691	(916,009)
State, County and Municipal	4,520,085	(97,195)	2,232,870	(17,923)	6,752,955	(115,118)

	$62,686,729	$(814,593)	$62,058,626	$(2,045,548)	$124,745,355	$(2,860,141)

Management evaluates securities for other-than-temporary impairment on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

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

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(5) Loans Receivable

The composition of loans as of December 31 are:

	2006	2005
Loans Secured by Real Estate
Construction and Land Development	$981,481,018	$517,372,508
Secured by Farmland (Including Farm Residential and Other Improvements)	16,926,408	5,626,581
Secured by 1-4 Family Residential Properties	223,517,575	199,071,867
Secured by Multifamily (5 or More) Residential Properties	30,083,708	18,365,815
Secured by Nonfarm Nonresidential Properties	458,070,014	376,302,415
Commercial and Industrial Loans (U.S. Addresses)	142,536,842	106,299,699
Agricultural Loans	2,029,304	3,035,188
Loans to Individuals for Household, Family and Other
Personal Expenditures
Credit Cards and Related Plans	1,349,260	274,494
Other	47,573,788	47,334,258

	$1,903,567,917	$1,273,682,825

Loans by interest rate type are:

	2006	2005
Fixed Rate	$626,887,260	$532,928,212
Variable Rate	1,276,680,657	740,754,613

	$1,903,567,917	$1,273,682,825

The Company principally originates residential and commercial real estate loans throughout its market area that primarily consists of Bibb, Houston and Jones Counties and the northern metropolitan area of Atlanta in the state of Georgia. As of December 31, 2006 and 2005, approximately 89.8% and 87.7%, respectively, of the Company’s loan portfolio was secured by real estate. These loans are well collateralized and, in management’s opinion, do not pose an unacceptable level of credit risk. The Company does make speculative loans to borrowers in that the collateral property has not been pre-sold or pre-leased. While these loans are inherently riskier due to the fact that the borrower may not be able to sell or lease the property as intended, the Company only makes these loans to established customers with a good history of prior developments. At December 31, 2006 and 2005, the Company had outstanding speculative loans of approximately $510.5 million and $210.2 million, respectively.

The largest components of the Company’s loan portfolio are the construction and land development loans and mortgage loans secured by nonfarm, nonresidential properties. Real estate construction and land development loans, which are 51.6% of the loan portfolio, are made to finance land development and residential and commercial construction. Mortgage loans secured by nonfarm, nonresidential properties, which are 24.1% of the portfolio, are loans made to finance the purchase or development of commercial properties such as hotels, motels, shopping centers, timber holdings, office buildings and convenience stores. Of the total, the largest collateral types are retail facilities (29.5%) and office facilities (20.8%).

Nonaccrual loans are loans for which principal and interest are doubtful of collection in accordance with original loan terms and for which accruals of interest have been discontinued due to payment delinquency.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Nonaccrual loans totaled $34,401,159 and $6,997,169 as of December 31, 2006 and 2005, respectively. There were no investments in loans past due 90 days or more and still accruing interest at December 31, 2006 and 2005. Foregone interest on nonaccrual loans approximated $2,065,883 in 2006, $351,170 in 2005 and $326,900 in 2004.

Impaired loans included in total loans above as of December 31 are summarized as follows:

	2006	2005
Total Investment in Impaired Loans	$19,391,479	$1,488,571
Allowance for Impaired Loan Losses	(2,218,862)	(228,116)

Net Investment	$17,172,617	$1,260,455

Average Investment	$8,612,714	$2,378,128

Income Recognized During the Year	$1,105,862	$65,322

Income Collected During the Year	$1,153,281	$28,445

(6) Allowance for Loan Losses

Activity in the allowance for loan losses is summarized below for the years ended December 31:

	2006	2005	2004
Balance, Beginning	$16,148,259	$10,902,783	$9,407,421
Provision Charged to Operating Expenses	4,468,751	2,832,845	2,818,796
Loans Charged-off	(3,125,699)	(1,715,615)	(2,050,588)
Loan Recoveries	762,541	496,446	727,154
Business Combination, Homestead Bank	2,850,000	—	—
Business Combination, Neighbors Bancshares, Inc	1,232,000	—	—
Business Combination, Rivoli BanCorp	—	2,211,415	—
Business Combination, SouthBank	—	1,420,385	—

Balance, Ending	$22,335,852	$16,148,259	$10,902,783

(7) Derivative Financial Instruments

SFAS No. 149, Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities requires that all derivatives be recognized as assets or liabilities in the balance sheet and measured at fair value. Loan commitments related to the origination or acquisition of mortgage loans held for sale must be accounted for as derivative instruments.

The Company enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding (rate lock commitments). Rate lock commitments on mortgage loans that are intended to be sold are considered to be derivatives. Accordingly, such commitments, along with related fees received from potential borrowers, are to be recorded at fair value in derivative assets or liabilities, with changes in fair value recorded in the net gain or loss on sale of mortgage loans. Fair value is based on fees currently charged to enter into similar agreements, and for fixed-rate commitments also considers the difference between current levels of interest rates and the committed rates. The Company has not recorded rate lock commitments as derivative assets or liabilities as of December 31, 2006 as the effects did not have a material effect upon the consolidated financial statements.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(8) Premises and Equipment

Premises and equipment are comprised of the following as of December 31:

	2006	2005
Land	$13,447,499	$7,444,922
Building	23,409,668	17,528,127
Leasehold Improvements	1,270,542	1,307,158
Furniture, Fixtures and Equipment	14,145,899	12,158,503
Construction in Progress	709,791	2,274,740

	52,983,399	40,713,450
Accumulated Depreciation	(13,225,822)	(11,111,261)

	$39,757,577	$29,602,189

Depreciation charged to operations totaled $2,268,306 in 2006, $1,594,123 in 2005 and $1,421,692 in 2004.

Certain bank facilities are leased under various operating leases. Rental expense was $726,510 in 2006, $479,336 in 2005 and $421,900 in 2004.

Future minimum rental commitments under noncancelable leases are:

Year	Amount
2007	$708,984
2008	641,305
2009	410,469
2010	371,178
2011	581,759
Thereafter	327,456

$3,041,151

(9) Income Taxes

The components of income tax expense for the years ended December 31 are as follows:

	2006	2005	2004
Current Federal Expense	$8,864,997	$8,377,319	$6,288,118
Deferred Federal Expense (Benefit)	3,460,748	(93,521)	(58,245)

	12,325,745	8,283,798	6,229,873
Current State Tax Expense	1,552,345	1,026,540	710,368

	$13,878,090	$9,310,338	$6,940,241

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Federal income tax expense of $12,325,745 in 2006, $8,283,798 in 2005 and $6,229,873 in 2004 is less than the income taxes computed by applying the federal statutory rate of 35% to income before income taxes. The reasons for the differences are presented hereafter:

	2006	2005	2004
Statutory Federal Income Taxes	$13,044,522	$8,923,345	$6,548,047
Tax-Exempt Interest	(329,695)	(253,905)	(268,631)
Interest Expense Disallowance	42,693	6,885	13,290
Premiums on Officers’ Life Insurance	(95,076)	(9,042)	(8,336)
Meal and Entertainment Disallowance	34,416	31,287	24,901
State Deduction	(349,833)	(317,017)	(294,928)
Other	(21,282)	(97,755)	215,530

Actual Federal Income Taxes	$12,325,745	$8,283,798	$6,229,873

The components of the net deferred tax asset included in other assets in the accompanying consolidated balance sheets as of December 31 are as follows:

	2006	2005
Deferred Tax Assets
Allowance for Loan Losses	$7,817,547	$5,284,989
Georgia Occupation and License Tax Credits	53,581	53,581
Other Real Estate Owned	14,564	61,196
Deferred Compensation	373,620	305,954
Net Operating Loss Carryforward	109,504	419,782
Nonqualified Stock Options	—	965,886
Other	199,281	9,841

	8,568,097	7,101,229

Deferred Tax Liabilities
Premises and Equipment	(972,190)	(856,142)
Securities Accretion	(55,280)	(59,648)
Goodwill	(1,127,166)	(615,658)
Core Deposit Intangible	(1,912,438)	(1,734,433)
Acquisition Related Fair Value Adjustment	(768,237)	(815,390)
Other	(106,017)	(62,766)

	(4,941,328)	(4,144,037)

	3,626,769	2,957,192
Deferred Tax Asset on Unrealized Securities Gains and Losses	475,188	845,202

Net Deferred Tax Asset	$4,101,957	$3,802,394

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(10) Deposits

The aggregate amount of overdrawn deposit accounts reclassified as loan balances totaled $2,010,122 and $915,262 as of December 31, 2006 and 2005, respectively.

Components of interest-bearing deposits as of December 31 are as follows:

	2006	2005
Interest-Bearing Demand	$531,003,846	$398,472,549
Savings	16,186,950	20,786,006
Time, $100,000 and Over	748,230,734	393,942,986
Other Time	496,538,578	321,353,746

	$1,791,960,108	$1,134,555,287

The aggregate amount of short-term certificates of deposit with a minimum denomination of $100,000 approximated $699,499,962 and $345,159,000 on December 31, 2006 and 2005, respectively.

As of December 31, 2006, the scheduled maturities of certificates of deposit are as follows:

Year	Amount
2007	$1,136,067,408
2008	52,963,257
2009	24,489,187
2010	17,405,988
2011 and Thereafter	13,843,472

$1,244,769,312

Brokered deposits are third-party time deposits placed by or through the assistance of a deposit broker. As of December 31, 2006 and 2005, the Company had $410,109,000 and $242,821,384, respectively, in brokered deposits. The brokered deposits, which are included in Time, $100,000 and Over, were issued at a weighted average rate of 5.29% and mature at various times through 2011.

(11) Federal Funds Purchased and Securities Sold Under Agreement to Repurchase

Securities sold under agreement to repurchase mature daily. Mortgage backed securities sold under repurchase agreements are held and segregated by the investment safekeeping agent. Investments are identified as subject to the repurchase agreement and may be substituted by the Banks, subject to agreement by the buyer.

Information concerning securities sold under agreements to repurchase is summarized as follows:

	2006	2005
Average Balance During the Year	$18,512,832	$6,868,170
Average Interest Rate During the Year	4.52%	2.99%
Maximum Month-End Balance During the Year	$30,309,230	$15,218,620
Balance as of December 31	$25,917,281	$15,218,620

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Mortgage backed securities underlying the agreements as of December 31 are:

	2006	2005
Carrying Value	$31,457,644	$15,481,320
Estimated Fair Value	31,457,644	15,483,416

The Company’s subsidiary banks maintain overnight borrowing lines for federal funds purchased through various correspondent banks that collectively amounted to $25,000,000 and $28,657,000 as of December 31, 2006 and 2005, respectively.

(12) Other Borrowed Money

Other borrowed money is comprised of the following as of December 31:

	2006	2005
Advances under the Blanket Agreement for Advances and Security Agreement with the Federal Home Loan Bank (FHLB) have maturities in varying amounts through January 3, 2011, and interest rates ranging from 3.19% to 5.92%. Residential first mortgage loans, commercial real estate loans and investment securities are pledged as collateral for the FHLB advances. At December 31, 2006, lending collateral value was $137,124,773 of which $53,674,773 was available.	$83,450,000	$85,427,000
Advances under the revolving line of credit with The Bankers Bank mature July 20, 2007 with interest rates on $14,000,000 at Prime minus 100 basis points and $3,000,000 at Prime minus 50 basis points. All shares of stock owned by the Company in Security Bank of Bibb County, Security Bank of Houston County and Security Bank of Jones County are pledged as collateral on the revolving line of credit. At December 31, 2006, the Company had availability under the revolving line of credit totaling $17,000,000.	—	—
Line of credit for $2,000,000 with Thomasville National Bank. Interest is due quarterly and is based on the Wall Street prime rate. The line matures on March 6, 2007 and is secured by 100 shares of common stock of Security Bank of North Metro and a pledged investment security.	—	1,600,000

	$83,450,000	$87,027,000

Per an agreement with the Federal Reserve Bank of Atlanta, the Company will not borrow more than $4,000,000 under the line of credit with the Bankers Bank without prior approval.

Maturities of borrowed money for each of the next five years and thereafter are as follows:

Year	Amount
2007	$13,450,000
2008	60,000,000
2009	—
2010	5,000,000
2011	5,000,000
Thereafter	—

$83,450,000

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(13) Subordinated Debentures (Trust Preferred Securities)

During the fourth quarter of 2002, the Company issued $18,000,000 in Trust Preferred Securities with a maturity of 30 years which are redeemable after five years with certain exceptions. At December 31, 2006, the floating-rate securities had an 8.62% interest rate, which resets quarterly at the three-month LIBOR rate plus 3.25%. At December 31, 2006, the Company’s investment in this subsidiary was $557,000.

In December 2005, the Company issued $19,000,000 in Trust Preferred Securities with a maturity of 30 years which are redeemable after five years with certain exceptions. During the first five years, the interest rate is fixed at 6.46%. Beginning in the sixth year, the issue converts to a floating interest rate equal to the three-month LIBOR rate plus 1.40%. At December 31, 2006, the Company’s investment in this subsidiary was $588,000.

In connection with the acquisition of Rivoli BanCorp, the Company assumed $3,000,000 in Trust Preferred Securities. The Trust Preferred Securities have a maturity of 30 years and are redeemable after 5 years with certain exceptions. At December 31, 2006, these floating rate securities had an 8.82% interest rate. The interest rate resets quarterly at the three-month LIBOR rate plus 3.45%. At December 31, 2006, the Company’s investment in this subsidiary was $93,000.

Each of the Trust Preferred Securities is recorded as Subordinated Debentures on the consolidated balance sheets. These securities qualify as Tier 1 capital for regulatory capital purposes, subject to certain limitations.

The interest income received from the Company’s trusts totaled $95,023, $36,817, and $26,635 for the years ended December 31, 2006, 2005 and 2004, respectively. The interest expense paid to the trusts totaled $3,146,993, $1,241,605 and $902,373 for the years ended December 31, 2006, 2005 and 2004, respectively.

(14) 401(k) Savings Incentive and Profit Sharing Plan

The Company sponsors a 401(k) Savings Incentive and Profit Sharing Plan. Employees must be 21 years of age and may begin to contribute at the first open enrollment following a three-month probationary period. Upon achieving one year of service, the employee is eligible to receive quarterly matching contributions from the Company and annual discretionary profit sharing based on years of service. The Company matches the employees’ contributions up to 6%. The discretionary profit sharing varies from 2.5% to 4%, depending on years of service and position within the Company. Expense under the plan was $1,425,090 in 2006, $935,851 in 2005 and $806,718 in 2004.

Security Bank of North Metro maintained its own 401(k) retirement plan for its employees through December 31, 2005. Employees could defer up to 15% of their total compensation. In 2005, the Bank began making matching contributions equal to 50% of each employee’s contribution up to 6% of the employee’s compensation. The matching contribution vests at a rate of 20% per year. Expense under the plan was $17,204 for the seven months ended December 31, 2005. Beginning January 1, 2006, the employees of the Bank began participating in the Company’s 401(k) Savings Incentive and Profit Sharing Plan.

Beginning July 1, 2006, the employees of Security Bank of North Fulton began participating in the Company’s 401(k) Savings Incentive and Profit Sharing Plan.

Security Bank of Gwinnett County maintained its own 401(k) retirement plan for its employees through December 31, 2006. Beginning July 31, 2006, the Bank began making matching contributions equal to 100% of each employee’s contribution up to 6% of the employee’s compensation. The matching contribution vests based on years of participation in the plan. Expense under the plan was $30,000 for the five months ended December 31, 2006. Beginning January 1, 2007, the employees of the Bank began participating in the Company’s 401(k) Savings Incentive and Profit Sharing Plan.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(15) Commitments and Contingencies

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

At December 31, 2006 and 2005, the following financial instruments were outstanding whose approximate contract amounts represent credit risk:

	Contract Amount
	2006	2005
Loan Commitments	$458,920,000	$393,805,000
Standby Letters of Credit	8,722,000	6,716,000
Performance Letters of Credit	12,111,000	7,261,000

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

(16) Stock Compensation Plans

Adoption of SFAS No. 123

Effective January 1, 2002, the Company adopted the fair value method of recording stock-based compensation contained in SFAS No. 123, Accounting for Stock-Based Compensation, which is considered the preferable accounting method for stock-based employee compensation. Historically the Company had applied the intrinsic value method permitted under SFAS No. 123, as defined in Accounting Principles Board Opinion 25 (“APB 25”), Accounting for Stock Issued to Employees, in accounting for stock-based compensation plans.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Accordingly, no compensation expense has been recognized for the Company’s stock option plans prior to January 1, 2002. In adopting SFAS No. 123, the Company elected to apply SFAS No. 123 prospectively to all new awards. Accordingly, stock option expense totaling $525,946, $478,427 and $313,730 as of December 31, 2006, 2005 and 2004, respectively, was recorded to Salaries and Employee Benefits. Stock-based compensation awards granted in previous years will continue to be accounted for under APB 25.

If compensation expense for stock options issued prior to 2002 were determined on the basis of SFAS No. 123, net income and earnings per share would have been reduced as shown in the proforma information presented hereafter:

	2006	2005	2004
Net Income
As Reported	$23,391,973	$16,184,933	$12,318,719

Proforma	$23,391,973	$16,179,397	$12,262,683

Basic Earnings Per Share
As Reported	$1.36	$1.31	$1.10

Proforma	$1.36	$1.31	$1.10

Diluted Earnings Per Share
As Reported	$1.33	$1.27	$1.07

Proforma	$1.33	$1.27	$1.07

Proforma information includes only the effects of incentive stock option awards which were granted in May 1996, May 1999, September 1999 and August 2000 and is based on utilization of the Black-Scholes option pricing model to estimate the fair value of the options at the grant date. Significant assumptions used for options granted in those years are:

	2000	1999	1996
Dividend Yield	2.12%	1.63%	2.11%
Risk-Free Interest Rate	5.44%	6.48%	6.34%
Expected Term in Years	5	5	5
Expected Volatility	13.14%	31.73%	38.72%

Stock Option Plans

The Company’s 1999 Stock Incentive Plan, the 2002 Incentive Stock Option Plan and the 2004 Omnibus Stock Ownership and Long Term Incentive Plan (collectively, the “Plans”), all of which were shareholder-approved, provide for the grant of tax-qualified or incentive stock options, restricted stock grants, stock appreciation rights and performance units to the Company’s employees. Option awards are granted with an exercise price equal to fair value, which equals the closing price of the Company’s common stock on the date of grant. Below is a summary of the provisions of each of the plans.

The 1999 Stock Incentive Plan provides for the grant of tax-qualified incentive stock options for up to 250,000 shares of the Company’s common stock to certain officers. The options vest over a five-year period beginning on the first anniversary of the grant date and will expire ten years following the grant date. At December 31, 2006, 121,000 shares were outstanding, all of which were vested.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The 2002 Incentive Stock Option Plan provides for the grant of tax-qualified incentive stock options for up to 440,000 shares of the Company’s common stock to certain officers. The options were divided into two tiers. Both Tier 1 and Tier 2 options vested over a three-year period beginning on the date of grant, with one-sixth of the options vesting each year on the anniversary of the date of grant if the Company achieved an annual EPS growth target of 12% for Tier 1 and 15% for Tier 2. The remaining 50% of the Tier 1 and Tier 2 options vested at the end of the third year if the Company’s average EPS growth over the three-year period exceeded 12% for Tier 1 and 15% for Tier 2. Vested options become exercisable over a three-year period beginning on the first anniversary date of the grant date except for executive officers of the Company. For these officers, the vested options become exercisable over a ten-year period beginning on the first anniversary date of the grant in accordance with the following schedule: 7.5% for years 1-3, 12% for years 4-9, and 5.5% in year 10. The options will expire ten years following the grant date. At December 31, 2006, 204,500 shares were outstanding, 72,190 of which were vested.

The 2004 Omnibus Stock Ownership and Long Term Incentive Plan provides for the grant of up to a total of 600,000 incentive stock options, restricted stock grants, stock appreciation rights and performance units. As of December 31, 2006, the only awards granted under the 2004 Plan have been performance-based incentive stock options which vest upon achievement of specific pre-established levels of Company performance over a three-year performance cycle. The options were divided into two tiers. Both Tier 1 options and Tier 2 options vest over a three-year period beginning on the date of grant, with one-sixth of the options vesting each year on the anniversary of the date of grant if the Company achieved an annual EPS growth target of 12% for Tier 1 and 15% for Tier 2. The remaining 50% of the options vested at the end of the third year on the anniversary of the date of grant if the Company’s average EPS growth over the three-year period exceeded 12% for Tier 1 and 15% for Tier 2. The vested options become exercisable over a three-year period beginning on the first anniversary date of the grant date. The options will expire ten years following the grant date. At December 31, 2006, 442,167 shares were outstanding, 244,552 of which were vested.

The Company estimates, at the date of grant, the fair values for the options granted using a Black-Scholes option pricing model. Historical data is used to estimate option exercises and employee terminations in determining the expected term in years for stock options. Expected volatility is calculated based on the historical volatility of the Company’s common stock. The risk-free interest rate is based on U.S. Treasury securities in effect at the date of the grant of the stock options. The dividend yield is calculated based on historic annual dividend payments.

We applied the following weighted average assumptions to stock option grants made in the following periods:

	2006	2005	2004
Dividend Yield	1.14%	1.10%	1.40%
Risk-Free Interest Rate	4.51%	3.63%	3.14%
Expected Term in Years	10	10	10
Expected Volatility	15.08%	24.74%	22.85%

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A summary of stock option activity for the year ended December 31, 2006 is presented below:

	Shares Under Incentive Stock Options	Weighted Average Exercise Price	Aggregate Intrinsic Value	Weighted- average Remaining Contractual Life
Outstanding, December 31, 2005	796,000	$13.10
Granted	13,000	22.75
Forfeited	24,278	15.89
Exercised	17,055	11.90

Outstanding, December 31, 2006	767,667	$13.20	$1,952,648	6.14

Eligible to be Exercised, December 31, 2006	437,742	$12.76	$1,111,310	5.76

The weighted average grant date fair value of options granted during the years ended December 31, 2006, 2005 and 2004 was $6.95, $7.12 and $4.73, respectively. The aggregate intrinsic value of options exercised during the years ended December 31, 2006, 2005 and 2004 was $35,363, $53,200 and $185,338, respectively. The fair value of options vested during the years ended December 31, 2006, 2005 and 2004 was $631,629, $117,820 and $75,552, respectively.

Cash received from share option exercises totaled $203,033 during the year ended December 31, 2006. The Company issues shares upon exercise of share options from newly issued shares that have been reserved for the various plans.

(17) Supplemental Cash Flow Information

Cash payments for the following were made during the years ended December 31:

	2006	2005	2004
Interest Expense	$76,190,768	$30,664,500	$15,016,129

Income Taxes	$13,818,900	$9,704,500	$6,806,700

Noncash investing activities for the years ended December 31 are as follows:

	2006	2005	2004
Acquisitions of Real Estate Through Foreclosure	$5,818,886	$3,421,973	$2,373,329

Acquisition, Net of Cash Acquired
Common Stock Issued	$65,465,670	$58,393,291	$—
Cash Received, Less Cash Paid	(10,494,533)	(5,923,269)	—
Liabilities Assumed	378,487,031	321,525,524	—

Fair Value of Assets Acquired, Including Goodwill	$433,458,168	$373,995,546	$—

Goodwill Resulting from Contingent Payment
Common Stock Issued	$3,673,989	$2,362,896	$1,688,199
Cash Paid	1,144,002	909,864	2,016,533

Total Goodwill	$4,817,991	$3,272,760	$3,704,732

Unrealized (Gain) Loss on Investment Securities	$(1,417,560)	$2,981,815	$814,777

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(18) Earnings per Share

The following presents earnings per share for the years ended December 31, 2006, 2005 and 2004:

	Income Numerator	Common Shares Denominator	EPS
December 31, 2006

Basic EPS
Income Available to Common Shareholders	$23,391,973	17,222,139	$1.36

Dilutive Effect of Potential Common Stock
Stock Options and Restricted Stock		342,851

Diluted EPS
Income Available to Common Shareholders After Assumed Conversions of Dilutive Securities	$23,391,973	17,564,990	$1.33

December 31, 2005

Basic EPS
Income Available to Common Shareholders	$16,184,933	12,393,980	$1.31

Dilutive Effect of Potential Common Stock
Stock Options and Restricted Stock		342,565

Diluted EPS
Income Available to Common Shareholders After Assumed Conversions of Dilutive Securities	$16,184,933	12,736,545	$1.27

December 31, 2004

Basic EPS
Income Available to Common Shareholders	$12,318,719	11,156,372	$1.10

Dilutive Effect of Potential Common Stock
Stock Options		326,458

Diluted EPS
Income Available to Common Shareholders After Assumed Conversions of Dilutive Securities	$12,318,719	11,482,830	$1.07

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(19) Related Party Transactions

The aggregate balance of direct and indirect loans to directors, executive officers or principal holders of equity securities of the Company was $47,963,120 as of December 31, 2006 and $36,290,596 as of December 31, 2005. All such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than a normal risk of collectibility. A summary of activity of related party loans is presented hereafter.

	2006	2005
Balance, Beginning	$36,290,596	$35,340,799
New Loans	57,078,535	28,476,316
Repayments	(48,270,416)	(36,047,496)
Business Combination, Homestead Bank	—	—
Business Combination, Neighbors Bancshares, Inc.	2,864,405	—
Business Combination, Rivoli BanCorp	—	804,508
Business Combination, SouthBank	—	7,716,469

Balance, Ending	$47,963,120	$36,290,596

Deposits from related parties held by the Company at December 31, 2006 and 2005 totaled approximately $73,390,712 and $46,913,000, respectively.

Fairfield Financial originated $4,517,600 in mortgage loans to related parties during 2006.

Fairfield Financial leases office space from a director. Payments made under the lease agreements totaled $76,800 during each of the years ended December 31, 2006 and 2005.

(20) Fair Value of Financial Instruments

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

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deposit Liabilities - The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

Letters of Credit - Because letters of credit are made using variable rates, the contract value is a reasonable estimate of fair value.

The carrying amount and estimated fair values of the Company’s financial instruments as of December 31 are as follows:

	2006		2005
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in Thousands)
Assets
Cash and Short-Term Investments	$156,903	$156,903	$103,092	$103,092
Interest-Bearing Deposits	2,911	2,911	6,380	6,380
Investment Securities Available for Sale	221,178	221,178	143,662	143,662
Investment Securities Held to Maturity	1,240	1,213	350	354
Restricted Stocks	7,521	7,521	6,974	6,974
Loans Receivable	1,903,568	1,894,581	1,273,683	1,263,672
Loans Held for Sale	8,878	8,878	5,562	5,565
Liabilities
Deposits	1,970,927	1,972,999	1,291,253	1,290,018
Borrowed Money	134,367	134,430	130,903	130,530
Subordinated Debentures	41,238	39,636	41,238	41,238
Unrecognized Financial Instruments
Letters of Credit	—	20,833	—	13,977
Unfulfilled Loan Commitments	—	458,920	—	393,805

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

(21) Regulatory Capital Matters

The amount of dividends payable to the parent company from the subsidiary banks is limited by various banking regulatory agencies. Upon prior approval by regulatory authorities, the banks may pay cash dividends to the parent company in excess of regulatory limitations.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

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

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. The amounts and ratios as defined in regulations are presented hereafter. Management believes, as of December 31, 2006, the Company meets all capital adequacy requirements to which it is subject and is classified as well capitalized under the regulatory framework for prompt corrective action. In the opinion of management, there are no conditions or events since prior notification of capital adequacy from the regulators that have changed the institution’s category.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(In Thousands)
As of December 31, 2006
Total Capital to Risk-Weighted Assets
Consolidated	$239,578	11.59%	$165,437	8.00%	$206,796	10.00%
Bibb	100,806	10.65%	75,754	8.00%	94,692	10.00%
Houston	25,541	10.65%	19,186	8.00%	23,983	10.00%
Jones	29,524	12.63%	18,698	8.00%	23,373	10.00%
North Metro	19,219	10.96%	14,033	8.00%	17,541	10.00%
North Fulton	17,625	11.37%	12,406	8.00%	15,508	10.00%
Gwinnett	32,938	10.45%	25,206	8.00%	31,508	10.00%
Tier I Capital to Risk-Weighted Assets
Consolidated	217,242	10.51%	82,718	4.00%	124,078	6.00%
Bibb	90,627	9.57%	37,877	4.00%	56,815	6.00%
Houston	22,827	9.52%	9,593	4.00%	14,390	6.00%
Jones	26,691	11.42%	9,349	4.00%	14,024	6.00%
North Metro	17,284	9.85%	7,016	4.00%	10,525	6.00%
North Fulton	16,116	10.39%	6,203	4.00%	9,305	6.00%
Gwinnett	29,773	9.45%	12,603	4.00%	18,905	6.00%
Tier I Capital to Average Assets
Consolidated	217,242	9.70%	89,557	4.00%	111,946	5.00%
Bibb	90,627	9.09%	39,890	4.00%	49,863	5.00%
Houston	22,827	7.98%	11,447	4.00%	14,309	5.00%
Jones	26,691	9.22%	11,582	4.00%	14,477	5.00%
North Metro	17,284	8.63%	8,013	4.00%	10,016	5.00%
North Fulton	16,116	10.01%	6,437	4.00%	8,047	5.00%
Gwinnett	29,773	9.81%	12,146	4.00%	15,182	5.00%

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(In Thousands)
As of December 31, 2005
Total Capital to Risk-Weighted Assets
Consolidated	$156,126	11.27%	$110,849	8.00%	$138.562	10.00%
Bibb	69,641	10.88%	51,210	8.00%	64,012	10.00%
Houston	22,236	10.54%	16,871	8.00%	21,089	10.00%
Jones	27,124	13.48%	16,099	8.00%	20,124	10.00%
North Metro	16,575	11.12%	11,927	8.00%	14,909	10.00%
Rivoli	17,730	9.74%	14,559	8.00%	18,198	10.00%
Tier I Capital to Risk-Weighted Assets
Consolidated	140,268	10.12%	55,425	4.00%	83,137	6.00%
Bibb	62,618	9.78%	25,605	4.00%	38,407	6.00%
Houston	19,708	9.35%	8,436	4.00%	12,654	6.00%
Jones	24,605	12.23%	8,050	4.00%	12,074	6.00%
North Metro	14,998	10.06%	5,964	4.00%	8,946	6.00%
Rivoli	15,519	8.53%	7,279	4.00%	10,919	6.00%
Tier I Capital to Average Assets
Consolidated	140,268	9.72%	57,728	4.00%	72,160	5.00%
Bibb	62,618	9.79%	25,584	4.00%	31,980	5.00%
Houston	19,708	8.46%	9,323	4.00%	11,654	5.00%
Jones	24,605	9.41%	10,461	4.00%	13,077	5.00%
North Metro	14,998	9.30%	6,450	4.00%	8,062	5.00%
Rivoli	15,519	8.77%	7,076	4.00%	8,845	5.00%

(22) Deferred Compensation Plans

Security Bank of Houston County maintains a deferred compensation plan under which certain officers may elect to defer, until termination, retirement, death or unforeseeable emergency a portion of current compensation. The plan is created in accordance with Internal Revenue Code Section 457. Interest is paid on such deferrals at a rate that is determined annually. The participants are general creditors of the Bank with respect to amounts deferred and interest additions. As of December 31, 2006 and 2005, the liability under this plan totaled $253,794 and $225,124, respectively. Provisions charged to operations totaled $28,670 in 2006, $26,077 in 2005 and $23,468 in 2004. The contracts were initially funded through the purchase of three life insurance contracts. The cash value of the life insurance contracts totaled $309,933 and $297,045 as of December 31, 2006 and 2005, respectively.

Security Bank of Jones County maintains a deferred compensation plan covering certain members of management through individual deferred compensation contracts. In accordance with the terms of the contracts, the Bank is committed to pay the individuals deferred compensation over a period of 15 years, beginning at age 65. In the event of the individual’s death before age 65, a lump sum payment is made to the individual’s beneficiary within 60 days of the date of death. The contracts were initially funded through the purchase of life insurance with immediate cash value vesting in the amount of $885,783, which is included in other assets. The cash value of the life insurance contracts totaled $1,207,144 and $1,166,691 as of December 31, 2006 and 2005, respectively. Liabilities accrued under the plan totaled $655,638 and $642,612 as of December 31, 2006 and 2005, respectively. Provisions charged to operations totaled $13,026 in 2006, $8,297 in 2005 and $45,696 in 2004. No benefits have been paid as of December 31, 2006.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In 2005, Security Bank of Bibb County commenced a Supplemental Executive Retirement Plan (“SERP”) covering its executive officers (who are also the executive officers of Security Bank Corporation) through individual contracts. Under this SERP, the Bank is committed to pay the individuals an annual benefit of 65% of final average compensation (as defined), provided, however, that this benefit will increase from 65% to 75% if consolidated net income growth over the initial five plan years averages 12% or more or the Company undergoes a change of control. The annual retirement benefit is reduced by other benefits such as Social Security, 401(k), and benefits from prior plans. The benefit will be paid over a period of 15 years beginning at age 65. If the individual dies before age 65, the amount of the annual benefit will be calculated and distributed to the individual’s beneficiary for a period of 15 years.

The SERP was initially funded through the purchase of life insurance with immediate cash value vesting in the amount of $5,000,000, which is included in other assets. The cash value of the life insurance contracts totaled $5,316,603 and $5,094,545 as of December 31, 2006 and 2005, respectively. Liabilities accrued under the SERP totaled $116,370 and $32,130 as of December 31, 2006 and 2005, respectively. Provisions charged to operations totaled $84,240 in 2006 and $32,130 in 2005. No benefits have been paid as of December 31, 2006.

In 2006, Security Bank of Gwinnett County commenced a SERP covering its executive officers through individual contracts. Under this plan, the Bank is committed to pay the individuals an annual benefit of 65% of final average compensation (as defined) reduced by other benefits such as Social Security, 401(k), and benefits from prior plans. The benefit will be paid over a period of 15 years beginning at age 65. If the individual dies before age 65, the amount of the annual benefit will be calculated and distributed to the individual’s beneficiary for a period of 15 years.

The SERP was initially funded through the purchase of life insurance with immediate cash value vesting in the amount of $4,000,000, which is included in other assets. The cash value of the life insurance contracts totaled $4,029,984 as of December 31, 2006. Liabilities accrued under the SERP totaled $41,684 as of December 31, 2006. Provisions charged to operations totaled $41,684 in 2006. No benefits have been paid as of December 31, 2006.

(23) Restricted Stock-Unearned Compensation

In 2003, the board of directors adopted a restricted stock grant plan which awards certain executive officers common shares of the Company. The maximum number of shares which may be subject to restricted stock awards is 10,000. During 2003, all 10,000 shares were issued under this plan. The shares are recorded at fair market value (on the date granted) as a separate component of shareholders’ equity. The cost of these shares is being amortized against earnings using the straight-line method over the five-year restriction period. During the year ended December 31, 2006, 1,920 shares vested. As of December 31, 2006, a total of 5,840 shares were vested.

In May 2005, 9,156 shares were issued in connection with the SouthBank acquisition. The shares are recorded at fair market value (on the date granted) as a separate component of shareholders’ equity. The cost of these shares is being amortized against earnings using the straight-line method over the five-year restriction period. During the year ended December 31, 2006, 1,831 shares vested.

(24) Stock Split

In May 2005, the board of directors approved a two-for-one split of the Company’s common stock, payable on May 27, 2005 in the form of a 100% stock dividend to shareholders of record on May 16, 2005. All share and per share amounts have been adjusted for the stock split.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(25) Financial Information of Security Bank Corporation (Parent Only)

The parent company’s balance sheets as of December 31, 2006 and 2005 and the related statements of income and comprehensive income and cash flows for the years then ended are as follows:

SECURITY BANK CORPORATION (PARENT ONLY)

BALANCE SHEETS

DECEMBER 31,

ASSETS
	2006	2005
Cash	$13,879,195	$9,072,757
Securities	190,614	190,614
Bank Premises and Equipment, Net	1,048,010	274,347
Investment in Subsidiaries, at Equity	333,719,677	217,722,411
Prepaid Expenses	121,044	64,053
Trust Preferred Placement Fee, Net	466,000	484,000
Income Tax Benefit	—	144,283
Other	310,277	161,116

Total Assets	$349,734,817	$228,113,581

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Income Tax Payable	$266,703	$—
Payable to Rivoli Shareholders	—	4,220,026
Other	1,822,641	1,750,683

	2,089,344	5,970,709

Other Borrowed Money	—	1,600,000

Subordinated Debentures	41,238,000	41,238,000

Shareholders’ Equity
Common Stock, Par Value $1 Per Share; Authorized 25,000,000
Shares, Issued and Outstanding 19,186,050 and 14,406,696 Shares as of December 31, 2006 and 2005, Respectively	19,186,050	14,406,696
Paid-In Capital	224,564,470	121,480,964
Retained Earnings	63,696,653	45,569,642
Restricted Stock – Unearned Compensation	(157,675)	(222,860)
Accumulated Other Comprehensive Loss, Net of Tax	(551,897)	(1,599,442)

	306,737,601	179,635,000
Treasury Stock (19,736 Shares), at Cost	(330,128)	(330,128)

	306,407,473	179,304,872

Total Liabilities and Shareholders’ Equity	$349,734,817	$228,113,581

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

SECURITY BANK CORPORATION (PARENT ONLY)

STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31,

	2006	2005	2004
Income
Dividends from Subsidiaries	$6,450,000	$4,500,000	$1,476,635
Interest and Dividends	96,927	38,549	806
Management Fees	1,711,815	1,405,891	1,184,980

	8,258,742	5,944,440	2,662,421

Expenses
Salaries and Employee Benefits	4,951,321	3,944,127	2,713,166
Occupancy and Equipment	57,276	50,899	38,848
Interest	3,192,936	1,609,340	979,289
Other	2,018,305	1,456,164	1,014,968

	10,219,838	7,060,530	4,746,271

Loss Before Taxes and Equity in Undistributed Earnings of Subsidiaries	(1,961,096)	(1,116,090)	(2,083,850)
Income Tax Benefit	3,055,157	1,978,432	1,148,925

Income (Loss) Before Equity in Undistributed Earnings of Subsidiaries	1,094,061	862,342	(934,925)
Equity in Undistributed Earnings of Subsidiaries	22,297,912	15,322,591	13,253,644

Net Income	23,391,973	16,184,933	12,318,719

Other Comprehensive Income, Net of Tax
Losses on Securities Arising During the Year	(9,266)	(1,955,938)	(525,679)
Reclassification Adjustment	1,056,811	3,695	(8,384)

Unrealized Gains (Losses) on Securities	1,047,545	(1,952,243)	(534,063)

Comprehensive Income	$24,439,518	$14,232,690	$11,784,656

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

SECURITY BANK CORPORATION (PARENT ONLY)

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31

	2006	2005	2004
Cash Flows from Operating Activities
Net Income	$23,391,973	$16,184,933	$12,318,719
Adjustments to Reconcile Net Income to Net
Cash Provided (Used) by Operating Activities
Deferred Income Taxes	(2,731)	(12,510)	(7,181)
Depreciation and Amortization	143,732	119,621	72,808
Stock Option Expense	525,946	478,427	313,730
Equity in Undistributed Earnings of Subsidiaries	(22,297,912)	(15,322,591)	(13,253,644)
Payable to Rivoli BanCorp Shareholders	—	4,220,026	—
Increase (Decrease) in Other	(375,593)	(820,649)	(137,130)

	1,385,415	4,847,257	(692,698)

Cash Flows from Investing Activities
Investment in Statutory Trust	—	(588,000)	—
Capital Infusion in Subsidiaries	(10,450,000)	(750,000)	(11,550,000)
Sale (Purchase) of Premises and Equipment	(955,966)	53,302	(27,643)
Purchase of Investments	—	—	(670,614)
Payment for Business Combinations	(18,397,001)	(13,975,457)	—

	(29,802,967)	(15,260,151)	(12,248,257)

Cash Flows from Financing Activities
Dividends Paid	(5,264,962)	(3,271,320)	(2,483,659)
Issuance of Common Stock	4,147,652	2,748,953	2,380,915
Issuance of Common Stock in Connection with Stock Offering	35,941,300	—	18,841,424
Note Payable	(1,600,000)	—	(6,500,000)
Subordinated Debt	—	19,588,000	—

	33,223,990	19,065,633	12,238,680

Net Increase (Decrease) in Cash	4,806,438	8,652,739	(702,275)
Cash, Beginning	9,072,757	420,018	1,122,293

Cash, Ending	$13,879,195	$9,072,757	$420,018

(26) Subsequent Events

On February 21, 2007, the Company completed the acquisition of CFS Wealth Management, LLC, an independent investment management and financial planning firm in Macon, Georgia. The consideration was $200,000 in cash and common stock in the amount of $250,000. CFS Wealth Management will function as a wholly owned subsidiary of the Company.