Form 10-K, Exhibit 13
period 2007-12-31
SECURITY BANK CORP
filed 2008-03-05
CIK 925464

Exhibit 13

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

March 4, 2008

REPORT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Security Bank Corporation

We have audited the accompanying consolidated balance sheets of Security Bank Corporation and Subsidiaries as of December 31, 2007 and 2006 and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Security Bank Corporation and Subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Security Bank Corporation and Subsidiaries’ internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 4, 2008 expressed an unqualified opinion on the effectiveness of internal control over financial reporting.

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

March 4, 2008

REPORT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Security Bank Corporation

We have audited Security Bank Corporation’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Security Bank Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting in the accompanying Management’s Annual Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

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

In our opinion, Security Bank Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of Security Bank Corporation and Subsidiaries and our report dated March 4, 2008 expressed an unqualified opinion.

McNair, McLemore, Middlebrooks & Co., LLP

SECURITY BANK CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31,

ASSETS
	2007	2006
Cash and Due from Banks	$91,644,076	$63,244,659
Federal Funds Sold	6,612,421	93,658,733
Interest-Bearing Deposits With Other Banks	7,015,424	2,910,873
Investment Securities Available for Sale	296,156,062	221,178,460
Investment Securities Held to Maturity (Estimated Fair Value of $999,900 and $1,212,817 in 2007 and 2006, Respectively)	1,000,000	1,239,988
Federal Home Loan Bank Stock	8,242,500	7,521,200
Loans Held for Sale	7,604,869	8,877,523
Loans Receivable, Net of Unearned Income	2,182,312,584	1,901,100,980
Allowance for Loan Losses	(31,697,651)	(22,335,852)

	2,150,614,933	1,878,765,128
Premises and Equipment	43,170,747	39,757,577
Long-Lived Assets Held for Sale	—	884,921
Other Real Estate (Net of Allowance of $1,140,141and $36,760 in 2007 and 2006, Respectively)	28,174,801	2,774,940
Goodwill	128,571,323	127,983,914
Core Deposit Intangible	4,125,179	5,110,135
Accrued Interest Receivable	24,253,809	18,865,864
Other Assets	35,884,487	21,297,190

Total Assets	$2,833,070,631	$2,494,071,105

LIABILITIES AND SHAREHOLDERS’ EQUITY
	2007	2006
Deposits
Noninterest-Bearing	$158,758,602	$178,966,960
Interest-Bearing	2,139,946,216	1,791,960,108

	2,298,704,818	1,970,927,068
Borrowed Money
Federal Funds Purchased and Securities Sold Under Agreement to Repurchase	68,416,696	50,917,281
Subordinated Debentures	41,238,000	41,238,000
Other Borrowed Money	96,671,685	83,450,000

	206,326,381	175,605,281
Other Liabilities	21,346,464	41,131,283

Commitments and Contingencies

Shareholders’ Equity
Common Stock, Par Value $1 per Share; 50,000,000 Shares Authorized, 18,912,264 Shares Issued and Outstanding in 2007; 25,000,000 Shares Authorized, 19,186,050 Shares Issued and 19,166,314 Shares Outstanding in 2006	18,912,264	19,186,050
Paid-In Capital	220,504,447	224,564,470
Retained Earnings	63,011,269	63,696,653
Restricted Stock – Unearned Compensation	(39,485)	(157,675)
Accumulated Other Comprehensive Gain (Loss), Net of Taxes	4,304,473	(551,897)
Treasury Stock (No Shares in 2007 and 19,736 Shares in 2006), at Cost	—	(330,128)

	306,692,968	306,407,473

Total Liabilities and Shareholders’ Equity	$2,833,070,631	$2,494,071,105

The accompanying notes are an integral part of these financial statements.

SECURITY BANK CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31,

	2007	2006	2005
Interest Income
Loans, Including Fees	$180,015,547	$138,448,316	$72,972,140
Investment Securities
Taxable	10,064,222	6,976,414	3,969,481
Tax Exempt	828,167	805,245	625,992
Federal Funds Sold and Deposits with Other Banks	1,931,847	1,851,628	624,517

	192,839,783	148,081,603	78,192,130

Interest Expense
Deposits	93,873,563	60,738,990	23,727,533
Federal Funds Purchased and Repurchase Agreements	2,102,579	1,468,668	527,348
Subordinated Debentures	3,168,479	3,146,993	1,241,605
Other Borrowed Money	3,171,251	3,292,284	2,342,793

	102,315,872	68,646,935	27,839,279

Net Interest Income	90,523,911	79,434,668	50,352,851
Provision for Loan Losses	32,660,000	4,468,751	2,832,845

Net Interest Income After Provision for Loan Losses	57,863,911	74,965,917	47,520,006

Noninterest Income
Service Charges on Deposits	9,362,980	9,162,086	7,351,360
Other Service Charges, Commissions and Fees	4,243,908	4,543,676	4,466,438
Mortgage Origination and Related Fees	4,474,476	4,921,616	4,539,242
Securities Losses	(2,713)	(1,601,229)	(5,598)
Other	901,968	928,429	240,117

	18,980,619	17,954,578	16,591,559

Noninterest Expenses
Salaries and Employee Benefits	35,060,987	32,376,768	22,811,591
Occupancy and Equipment	6,188,576	5,622,248	3,832,756
Foreclosed Property	4,823,140	415,595	222,520
Office Supplies and Printing	1,078,820	983,119	649,289
Telephone	1,138,589	1,066,389	829,133
Marketing Expenses	2,549,139	2,292,753	1,501,231
Professional Fees	3,425,945	2,262,505	1,480,927
Amortization-Core Deposit Intangible	984,956	903,200	262,327
Other	11,823,319	9,727,855	7,026,520

	67,073,471	55,650,432	38,616,294

Income Before Income Taxes	9,771,059	37,270,063	25,495,271
Income Taxes	3,183,514	13,878,090	9,310,338

Net Income	$6,587,545	$23,391,973	$16,184,933

Basic Earnings Per Share	$0.35	$1.36	$1.31

Diluted Earnings Per Share	$0.34	$1.33	$1.27

Cash Dividends Per Share	$0.35	$0.30	$0.26

Weighted Average Shares Outstanding:
Basic	19,081,636	17,222,139	12,393,980

Diluted	19,225,069	17,564,990	12,736,545

The accompanying notes are an integral part of these financial statements.

SECURITY BANK CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31,

	2007	2006	2005
Net Income	$6,587,545	$23,391,973	$16,184,933

Other Comprehensive Income, Net of Tax
Unrealized Gains (Losses) on Securities Arising During the Year	1,622,366	(9,266)	(1,955,938)
Reclassification Adjustment	1,763	1,056,811	3,695

Unrealized Gains (Losses) on Securities	1,624,129	1,047,545	(1,952,243)
Unrealized Gains on Effective Cash Flow Hedge	3,232,241	—	—

	4,856,370	1,047,545	(1,952,243)

Comprehensive Income	$11,443,915	$24,439,518	$14,232,690

The accompanying notes are an integral part of these financial statements.

SECURITY BANK CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

	Shares	Common Stock	Paid-In Capital	Retained Earnings	Restricted Stock- Unearned Compensation	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
Balance, December 31, 2004	11,659,546	$11,659,546	$62,348,500	$32,714,960	$(74,697)	$352,801	$(330,128)	$106,670,982
Shares Issued in Connection with Contingent Payments	114,028	114,028	2,305,882	(57,014)				2,362,896
Stock Options Exercised	20,000	20,000	186,500					206,500
Stock-Based Compensation Awards			478,427					478,427
Restricted Stock Issued	9,156	9,156	190,856		(200,012)			—
Amortization of Unearned Compensation					51,849			51,849
Shares Issued in Acquisitions	2,594,295	2,594,295	55,798,996					58,393,291
Shares Issued to Employee Stock Purchase Plan	9,671	9,671	171,803	(1,917)				179,557
Change in Net Unrealized Loss on Securities Available for Sale, Net of Tax Benefit of $1,029,572						(1,952,243)		(1,952,243)
Cash Dividends				(3,271,320)				(3,271,320)
Net Income				16,184,933				16,184,933

Balance, December 31, 2005	14,406,696	14,406,696	121,480,964	45,569,642	(222,860)	(1,599,442)	(330,128)	179,304,872
Shares Issued in Connection with Contingent Payments	159,892	159,892	3,514,097					3,673,989
Stock Options Exercised	17,055	17,055	185,948					203,003
Stock-Based Compensation Awards			525,946					525,946
Amortization of Unearned Compensation					65,185			65,185
Shares Issued in Acquisitions	2,863,893	2,863,893	64,381,069					67,244,962
Shares Issued in Connection with Stock Offering	1,725,000	1,725,000	34,216,300					35,941,300
Shares Issued to Employee Stock Purchase Plan	13,514	13,514	260,146					273,660
Change in Net Unrealized Gain on Securities Available for Sale, Net of Income Taxes of $370,015						1,047,545		1,047,545
Cash Dividends				(5,264,962)				(5,264,962)
Net Income				23,391,973				23,391,973

Balance, December 31, 2006	19,186,050	19,186,050	224,564,470	63,696,653	(157,675)	(551,897)	(330,128)	306,407,473
Cumulative Effect of Change in Accounting Principle				(607,789)				(607,789)
Cashless Exercise of Stock Options	33,044	33,044	(32,995)					49
Stock Options Exercised	18,000	18,000	126,660					144,660
Stock-Based Compensation Awards			239,244					239,244
Restricted Stock Cancelled	(2,747)	(2,747)	(57,261)		60,008			—
Amortization of Unearned Compensation					58,182			58,182
Retirement of Treasury Shares	(19,736)	(19,736)	(310,392)				330,128	—
Shares Issued in Acquisition	11,394	11,394	238,606					250,000
Shares Issued to Employee Stock Purchase Plan	20,959	20,959	305,182					326,141
Shares Repurchased	(334,700)	(334,700)	(4,569,067)					(4,903,767)
Change in Net Unrealized Gain on Securities Available for Sale, Net of Income Taxes of $874,531						1,624,129		1,624,129
Unrealized Gain on Effective Cash Flow Hedging Derivative, Net of Income Taxes of $748,835						3,232,241		3,232,241
Cash Dividends				(6,665,140)				(6,665,140)
Net Income				6,587,545				6,587,545

Balance, December 31, 2007	18,912,264	$18,912,264	$220,504,447	$63,011,269	$(39,485)	$4,304,473	$—	$306,692,968

The accompanying notes are an integral part of these financial statements.

SECURITY BANK CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31,

	2007	2006	2005
Cash Flows from Operating Activities
Net Income	$6,587,545	$23,391,973	$16,184,933
Adjustments to Reconcile Net Income to Net Cash Provided from Operating Activities
Stock-Based Compensation	239,244	525,946	478,427
Depreciation, Amortization and Accretion	4,396,038	2,058,435	917,760
Provision for Loan Losses	32,660,000	4,468,751	2,832,845
Deferred Income Tax (Benefit) Expense	(4,079,636)	3,460,748	(93,521)
Securities Losses	2,713	1,601,229	5,598
Loss (Gain) on Sale of Other Real Estate	711,475	14,776	(39,724)
Provision for Other Real Estate Losses	1,232,201	41,979	122,311
Loss on Disposal of Premises and Equipment	19,652	72,936	16,790
Loss (Gain) on Sale of Loans	(107,107)	(26,841)	390,140
Net Change in Loans Held for Sale	1,272,654	(3,315,143)	1,944,715
Payable to Rivoli BanCorp Shareholders	—	—	4,220,026
Payable for Purchased Securities	(21,543,607)	21,543,607	—
Net Change in Accrued Income Taxes	(2,811,856)	(1,157,796)	(2,353,387)
Decrease in Other Assets	(3,874,311)	(6,996,035)	(107,955)
Increase in Other Liabilities	5,371	1,976,356	2,991,715

Cash Provided by Operating Activities	14,710,376	47,660,921	27,510,673

Cash Flows from Investing Activities
Interest-Bearing Deposits with Other Banks	(4,104,551)	4,088,668	(2,223,382)
Cash (Paid) Received in Business Acquisition, Net	(198,166)	10,494,533	5,923,269
Purchase of Investment Securities Available for Sale	(147,350,617)	(136,632,348)	(28,956,393)
Proceeds from Disposition of Investment Securities
Available for Sale	75,255,493	90,119,664	23,671,842
Held to Maturity	240,000	1,097,813	1,035,500
Sale (Purchase) of Restricted Stock, Net	(721,300)	530,200	515,500
Loans to Customers, Net of Repayments	(353,026,161)	(299,540,014)	(158,256,081)
Purchase of Premises and Equipment and Software	(6,527,576)	(4,624,921)	(3,275,443)
Proceeds from Disposal of Premises and Equipment	1,442,663	—	18,840
Proceeds from Sales of Other Real Estate	21,348,299	5,294,225	3,019,386
Purchase of Bank Owned Life Insurance	—	(4,000,000)	(5,000,000)
Purchase of Low Income Housing Tax Credits	(7,044,902)	—	—
Other, Net	(68,374)	(1,144,002)	(1,547,544)

Cash Used by Investing Activities	(420,755,192)	(334,316,182)	(165,074,506)

Cash Flows from Financing Activities
Interest-Bearing Customer Deposits	347,986,108	323,439,219	178,737,892
Noninterest-Bearing Customer Deposits	(20,211,181)	9,412,584	4,047,814
Dividends Paid	(6,665,140)	(5,264,962)	(3,271,320)
Federal Funds Purchased and Securities Sold Under Repurchase Agreements	17,499,415	5,041,661	13,328,155
Proceeds from Other Borrowed Money	178,500,000	160,275,929	65,977,000
Repayments of Other Borrowed Money	(165,278,315)	(188,852,929)	(82,485,516)
Proceeds from Issuance of Subordinated Debentures	—	—	19,588,000
Issuance of Common Stock	470,801	36,414,963	387,974
Purchase of Common Stock	(4,903,767)	—	—

Cash Provided by Financing Activities	347,397,921	340,466,465	196,309,999

Net Increase (Decrease) in Cash and Cash Equivalents	(58,646,895)	53,811,204	58,746,166
Cash and Cash Equivalents, Beginning	156,903,392	103,092,188	44,346,022

Cash and Cash Equivalents, Ending	$98,256,497	$156,903,392	$103,092,188

The accompanying notes are an integral part of these financial statements.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies

Nature of Operations

Security Bank Corporation (the Company) provides a full range of retail and commercial banking services for consumers and small to medium size businesses in central and coastal Georgia, and in the north metropolitan Atlanta area. Lending and investing activities are funded primarily by out of market deposits and deposits gathered through its retail branch office network.

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

Principles of Consolidation and Basis of Presentation

The consolidated financial statements of the Company include Security Bank Corporation and its wholly owned subsidiaries, Security Bank of Bibb County located in Macon, Georgia; Security Bank of Houston County located in Perry, Georgia; Security Bank of Jones County located in Gray, Georgia; Security Bank of North Metro located in Woodstock, Georgia; Security Bank of North Fulton located in Alpharetta, Georgia; Security Bank of Gwinnett County located in Suwanee, Georgia and Fairfield Financial Services, Inc., a subsidiary of Security Bank of Bibb County, which has offices throughout Georgia. The consolidated financial statements also include CFS Wealth Management, LLC, an investment management and planning firm acquired in February 2007. All significant intercompany accounts have been eliminated in consolidation.

The Company has three additional wholly owned subsidiaries, Security Bank Corporation Statutory Trust I, which it formed in 2002, Rivoli BanCorp Capital Trust I, formed in 2002, and Security Bank Corporation Statutory Trust II, which it formed in 2005. The trusts are special purpose subsidiaries organized for the sole purpose of issuing trust preferred securities. These subsidiaries are not consolidated as a result of the implementation of FASB Interpretation No. (FIN) 46R, Consolidation of Variable Interest Entities. The Company’s investments in these subsidiaries are included in other assets in the consolidated balance sheets.

Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

Investment Securities

Investment securities are recorded under Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities, whereby securities are classified as trading, available for sale or held to maturity. Securities that are held principally for resale in the near term are classified as trading. Trading securities are carried at fair value, with realized and unrealized gains and losses included in noninterest income. Securities acquired with both the intent and ability to be held to maturity are classified as held to maturity and reported at amortized cost. All other securities not classified as trading or held to maturity are considered available for sale.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Securities available for sale are reported at estimated fair value. Unrealized gains and losses on securities available for sale are excluded from earnings and are reported, net of deferred taxes, in accumulated other comprehensive income, a component of shareholders’ equity. Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other than temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Gains and losses from sales of securities available for sale are computed using the specific identification method. This caption includes securities, which may be sold to meet liquidity needs arising from unanticipated deposit and loan fluctuations, changes in regulatory capital requirements, or unforeseen changes in market conditions.

Federal Home Loan Bank Stock

Federal Home Loan Bank (FHLB) stock is required for every federally insured institution that utilizes their services. The FHLB stock is reported in the financial statements at cost. Dividend income is recognized when earned.

Loans Held for Sale

Loans held for sale are reported at the lower of cost or market value on an aggregate loan portfolio basis. Gains or losses realized on the sales of loans are recognized at the time of sale and are determined by the difference between the net sales proceeds and the carrying value of the loans sold. Gains and losses on sales of the loans are included in noninterest income.

Loans Receivable, Net of Unearned Income

Loans that the Company has the ability and intent to hold for the foreseeable future or until maturity are recorded at their principal amount outstanding, net of unearned interest and fees. Interest income on loans is recognized using the effective interest method. Loan origination fees and costs are deferred and recognized as adjustments to income over the life of the related loans. Unearned income is amortized to income using the interest method.

When management believes there is sufficient doubt as to the collectibility of principal or interest on any loan, or generally when loans are 90 days or more past due, the accrual of applicable interest is discontinued and the loan is designated as nonaccrual, unless the loan is well secured and in the process of collection. Management reviews past due loans on a monthly basis and will place certain loans on nonaccrual status at 60 days in certain circumstances. Interest payments received on nonaccrual loans are either applied against principal or reported as income, according to management’s judgment as to the collectibility of principal. Loans are returned to an accrual status when factors indicating doubtful collectibility on a timely basis no longer exist.

The Company monitors and reviews delinquent loans on a monthly basis to ensure that problem loans and losses are addressed in a timely manner. When it has been determined that a loan cannot be collected in whole or in part, the uncollectible portion will be charged-off.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

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

The allowance consists of a specific component and a general component. The specific component relates to specific individual loans that are classified as impaired. The general component covers all other loans and is based on historical loss experience adjusted for several qualitative factors related to the economy, the loan portfolio characteristics and the current level of risk in the portfolio as measured by management. A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Specific allowances on impaired loans are measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogenous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for payment disclosures, unless such loans are the subject of a restructuring agreement.

Derivative Financial Instruments

SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. As required by SFAS No. 133, the Company records all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative and the resulting designation. Derivatives used to hedge the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. To qualify for hedge accounting, the Company must comply with the detailed rules and strict documentation requirements at the inception of the hedge, and hedge effectiveness is assessed at inception and periodically throughout the life of each hedging relationship.

In 2007, the Company executed an interest rate swap that is designated as a cash flow hedge of the overall changes in cash flows on the first prime-based interest payments received by the Company each calendar month during the term of the hedge that, in aggregate for each period, are interest payments on principal from specified portfolios equal to the notional amount of the swap.

Based on the Company’s assessments both at inception and throughout the life of the hedging relationship, it is probable that there will be sufficient prime-based interest receipts through the maturity date of the swap. The Company uses the “Hypothetical Derivative Method” described in SFAS No. 133 Implementation Issue No. G7, Cash Flow Hedges: Measuring the Ineffectiveness of a Cash Flow Hedge under Paragraph 30(b) When the Shortcut Method Is Not Applied, for quarterly prospective and retrospective assessments of hedge effectiveness, as well as for measurements of hedge ineffectiveness. The effective portion of changes in the fair value of the

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

derivative is initially reported in other comprehensive income (outside of earnings) and subsequently reclassified to earnings (“interest income on loans” for the hedging relationship described above) when the hedged transactions affect earnings. Ineffectiveness resulting from the hedge, if any, will be recorded as a gain or loss in the consolidated statement of income and comprehensive income as part of noninterest income. The Company also monitors the risk of counterparty default on an ongoing basis.

Prepayments in hedged loan portfolios are treated in a manner consistent with the guidance in Statement No. 133 Implementation Issue No. G25, Cash Flow Hedges: Using the First-Payments-Received Technique in Hedging the Variable Interest Payments on a Group of Non-Benchmark-Rate-Based Loans, which allows the designated forecasted transactions to be the variable prime-rate-based interest payments on a rolling portfolio of prepayable interest-bearing loans using the first-payments-received technique, thereby allowing interest payments from loans that prepay to be replaced with interest payments from new loan originations.

Premises and Equipment

Premises and equipment are recorded at acquisition cost less accumulated depreciation.

Depreciation is charged to operations over the estimated useful lives of the assets. Banking Premises and Furniture and Equipment are depreciated over periods of 39 years and between five and 25 years, respectively under the straight-line method of depreciation.

Maintenance and repairs are expensed as incurred and improvements are capitalized. When property and equipment are retired or sold, the cost and accumulated depreciation are removed from the respective accounts and any gain or loss is reflected in Other Noninterest Income.

Long-Lived Assets Held For Sale

At December 31, 2006, long-lived assets held for sale consisted of land and a building owned by one of the Company’s subsidiary banks. The assets were sold in 2007 because the subsidiary bank moved to a new location.

Other Real Estate

Other real estate generally represents real estate acquired through foreclosure and is initially recorded at the lower of cost or estimated market value at the date of acquisition. An allowance for estimated losses is recorded when a subsequent decline in value occurs.

Intangible Assets

Intangible assets include goodwill and core deposit intangibles resulting from Company acquisitions. Core deposit intangibles are amortized on a straight-line basis over an estimated useful life of either five or seven years and evaluated for impairment whenever events or changes in circumstance indicate the carrying value of the assets may not be recoverable. Goodwill represents the excess of the cost of an acquisition over the fair value of the net assets acquired. Goodwill is not amortized but tested for impairment annually or at any time an event occurs or circumstances change that may trigger a decline in value. Examples of such events or circumstances include adverse change in legal factors, business climate, unanticipated competition, change in regulatory environment, or loss of key personnel.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A summary of core deposit intangible assets as of December 31, 2007 and 2006:

	2007	2006
Gross Carrying Amount	$6,546,668	$6,546,668
Less: Accumulated Amortization	(2,421,489)	(1,436,533)

Net Carrying Amount	$4,125,179	$5,110,135

The estimated aggregate amortization expense for each of the next five years is:

Year	Amount
2008	$877,402
2009	806,084
2010	806,084
2011	806,084
2012	714,921

$4,010,575

A summary of the changes in goodwill for the years ended December 31, 2007, 2006 and 2005:

	2007	2006	2005
Beginning Balance	$127,983,914	$74,582,086	$28,579,479
Goodwill Acquired	450,000	50,802,594	44,071,242
Contingent Payments	—	4,817,991	3,272,760
Purchase Adjustments	137,409	(2,218,757)	(1,341,395)

Ending Balance	$128,571,323	$127,983,914	$74,582,086

Securities Sold Under Agreement to Repurchase

The Company sells securities under agreements to repurchase. These repurchase agreements are treated as borrowings. The obligations to repurchase securities sold are reflected as a liability and the securities underlying the agreements continue to be reflected as assets in the consolidated balance sheets.

Stock-Based Compensation

Compensation cost is recognized for stock option and restricted stock awards issued to employees. Compensation cost is measured as the fair value of these awards on their date of grant. A Black-Scholes model is used to estimate the fair value of stock options, while the market price of the Company’s common stock at the date of grant is used to estimate the fair value of restricted stock awards. Compensation cost is recognized over the required service period, generally defined as the vesting period for stock option awards and the restriction period for restricted stock awards.

Advertising Costs

Advertising costs are expensed as incurred.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Earnings per Share

The objective of basic earnings per share (EPS) is to measure the performance of the Company over the reporting period. Basic EPS is computed by dividing income available to common shareholders (which is the same as net income for the Company) by the weighted-average number of common shares outstanding during the period. The objective of diluted EPS is to measure the performance of the Company while giving effect to all dilutive potential common shares that were outstanding during the period. Diluted EPS includes the number of additional shares that would have been outstanding if the dilutive potential common shares had been issued as well as the effect on income resulting from the assumed conversion of potential common shares. Diluted EPS does not include the conversion or exercise of shares that would have an antidilutive effect on earnings per share.

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

In July 2006, the FASB released FIN No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement 109. FIN 48 prescribes a comprehensive model for how a company should recognize, measure, present and disclose uncertain tax positions that the company has taken or expects to take on a tax return (including a decision whether to file or not to file a return in a particular jurisdiction). Under FIN 48, the consolidated financial statements will reflect expected future tax consequences of such positions presuming the taxing authorities’ full knowledge of the position and all relevant facts, but without considering time values. FIN 48 also revises disclosure requirements and introduces a prescriptive, annual, tabular roll-forward of the unrecognized tax benefits. The Company adopted the provisions of FIN 48 on January 1, 2007 and as a result recognized an increase in the liability for unrecognized tax benefits, which was accounted for as a $607,789 reduction to the January 1, 2007 balance of retained earnings (for previous years).

Comprehensive Income

Accounting principles generally accepted in the United States of America (GAAP) require that recognized revenue, expenses, gains and losses be included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, represent equity changes from economic events of the period other than transactions with owners and are not reported in the consolidated statements of income but as a

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

separate component of the equity section of the consolidated balance sheets. Such items are considered components of other comprehensive income. SFAS No. 130, Reporting Comprehensive Income, requires the presentation in the consolidated financial statements of net income and all items of other comprehensive income as total comprehensive income.

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

Recently Issued Accounting Pronouncements

In September 2006, the FASB released SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 emphasizes that fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement would be determined based on the assumptions that market participants would use in pricing the asset or liability. SFAS No. 157 becomes effective for the Company on January 1, 2008. Presently, the Company carries investment securities available for sale and its interest rate swap (included in other assets) at fair value and the adoption of SFAS No. 157 will impact the carrying value of these assets, but the Company does not believe the impact will be material to the financial condition of the Company.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. Among its other provisions, SFAS No. 159 permits companies to elect to measure certain eligible items at fair value. Subsequent unrealized gains and losses on those items will be reported in earnings. Upfront costs and fees related to those items will be reported in earnings as incurred and not deferred. SFAS No. 159 becomes effective for the Company on January 1, 2008. Presently, the Company has elected to not use the fair value option on any of its eligible items; therefore SFAS No. 159 will have no impact on the Company’s financial condition, results of operations or cash flows.

In September 2006, the FASB ratified an Emerging Issues Task Force (EITF) consensus regarding Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements (Issue No. 06-04), which becomes effective for the Company on January 1, 2008. The Company will record a cumulative effect of a change in accounting principle of $93,061 to retained earnings as a result of the adoption of this consensus.

In June 2007, the FASB ratified an EITF consensus regarding Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards (Issue No. 06-11), which becomes effective for the Company on January 1, 2008. The Company does not currently pay dividends on nonvested share-based payment awards; therefore this new guidance will have no effect on the Company’s consolidated financial statements.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In December 2007, the FASB issued SFAS No. 141 (R), Business Combinations, which replaces SFAS No. 141. SFAS No. 141 (R) retains the fundamental requirements that the acquisition method of accounting be used for all business combinations and that an acquirer is identified for each business combination. The scope of SFAS No. 141 (R) is broader than SFAS No. 141, which applied only to business combinations in which control was obtained by transferring consideration. By applying the same method of accounting, the acquisition method, to all transactions and other events in which one entity obtains control over one or more other businesses, the FASB believes that SFAS No. 141 (R) will improve the comparability of the information about business combinations provided in financial reports. SFAS No. 141(R) is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Management will evaluate the impact, if any, upon adoption.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements- an amendment of ARB No. 51. SFAS No. 160 amends Accounting Research Bulletin (ARB) No. 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. The Statement changes the way the consolidated income statement is presented; it requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. SFAS No. 160 also requires disclosure, on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. SFAS No. 160 is effective for the Company on January 1, 2008. Presently, the Company has no subsidiaries that would be accounted for under SFAS No. 160.

A variety of other proposed or otherwise potential accounting standards are currently under study by standard-setting organizations and various regulatory agencies. Because of the tentative and preliminary nature of these proposed standards, management has not determined whether implementation of such proposed standards would be material to the Company’s consolidated financial statements.

Segment Reporting

Reportable segments are business units, which offer different products and services and require different management and marketing strategies. Management of the Company considers that all banking operations are essentially similar within each of its subsidiaries and that there are no reportable operating segments. However, fee income from mortgage loans originated and sold to investors included in consolidated noninterest income for the years ended December 31, 2007, 2006 and 2005 was $4,474,476, $4,921,616 and $4,539,242, respectively. Such income may fluctuate significantly with changes in mortgage rates and overall demand for borrowing.

Risks and Uncertainties

In the normal course of its business, the Company encounters two significant types of risk: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different speeds, or on different indices, than its interest-earning assets. Credit risk is the risk of default on the Company’s loan portfolio that results from borrowers’ inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of collateral underlying loans receivable, the valuation of real estate held by the Company, and the valuation of loans held for sale, investments and mortgage-backed securities available for sale.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At times, the Company may have cash and cash equivalents at financial institutions in excess of insured limits. The Company places its cash and cash equivalents with high credit quality financial institutions whose credit rating is monitored by management to minimize credit risk.

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

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could vary from these estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans and the valuation of deferred tax assets and the impairment of goodwill.

(2) Business Combinations

On February 21, 2007, the Company completed the acquisition of CFS Wealth Management LLC, an independent investment management and financial planning firm in Macon, Georgia. The consideration was $200,000 in cash and common stock of $250,000. CFS Wealth Management functions as a wholly owned subsidiary of the Company.

On July 31, 2006, the Company completed its acquisition of Homestead Bank, a community bank located in Suwanee, Georgia. Homestead Bank’s shareholders received $10,676,900 in cash and 1,631,560 shares of the Company’s common stock in a business combination accounted for as a purchase. The excess of the purchase price over book value has been allocated to goodwill and core deposit intangibles. The Company amortized $98,010 and $40,838 of the core deposit intangibles during the years ended December 31, 2007 and 2006, respectively.

On March 31, 2006, the Company completed its acquisition of Neighbors Bancshares, Inc., the parent company of Neighbors Bank, a community bank located in Alpharetta, Georgia. The shareholders of Neighbors Bancshares, Inc. received $1,592,039 in cash and 1,232,333 shares of the Company’s common stock in a business combination accounted for as a purchase. The excess of the purchase price over book value has been allocated to goodwill and core deposit intangibles. The Company amortized $92,280 and $67,696 of the core deposit intangibles during the years ended December 31, 2007 and 2006, respectively.

On December 31, 2005, the Company acquired Rivoli BanCorp, Inc., the parent of Rivoli Bank & Trust. Rivoli BanCorp was a community bank holding company located in Macon, Georgia. The shareholders of Rivoli BanCorp received $4,220,026 in cash and 1,472,995 shares of the Company’s common stock in a business combination accounted for as a purchase. In January 2006, Rivoli Bank was merged into Security Bank of Bibb County. The excess of the purchase price over book value has been allocated to goodwill, the fair value of premises and equipment and core deposit intangibles. The Company amortized $28,829 and $26,507 of the premises and equipment premium and $467,221 of the core deposit intangibles during the years ended December 31, 2007 and 2006, respectively.

On May 31, 2005, the Company acquired SouthBank, a community bank located in Woodstock, Georgia. The shareholders of SouthBank received $9,659,994 in cash and 1,121,372 common shares of the Company’s

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

common stock. The excess of the purchase price over book value has been allocated to goodwill and the fair value of core deposit intangibles. The Company amortized $156,283, $156,283 and $91,165 of the core deposit intangibles during the years ended December 31, 2007, 2006 and 2005, respectively.

Following is a condensed balance sheet showing fair values of the assets acquired and the liabilities assumed as of the date of acquisition:

	Homestead	Neighbors	Rivoli	SouthBank
Cash, Due from Banks and Federal Funds Sold	$15,659,400	$9,555,848	$9,255,842	$12,677,273
Investment Securities	29,671,163	5,209,362	24,323,276	14,051,844
Loans, Net	233,179,868	101,048,365	161,764,935	107,837,573
Premises and Equipment	2,786,537	5,168,924	8,005,934	2,902,522
Core Deposit Intangible	686,071	640,257	3,270,550	1,093,981
Goodwill Arising in the Acquisition	25,878,717	22,004,332	26,337,031	17,283,373
Other Assets	1,190,870	2,655,346	2,713,519	1,061,923
Deposits	(236,284,136)	(110,821,970)	(148,480,435)	(118,110,954)
Other Liabilities	(27,067,731)	(2,313,913)	(47,154,533)	(7,779,602)

	$45,700,759	$33,146,551	$40,036,119	$31,017,933

Following are pro forma amounts assuming that the acquisitions were included in consolidated earnings for the full years of 2007, 2006 and 2005:

	2007	2006	2005
Interest Income	$192,839,783	$160,826,792	$116,183,886
Net Income	6,587,545	22,906,901	19,266,306
Earnings Per Share
Basic	$0.35	$1.24	$1.12
Diluted	$0.34	$1.22	$1.10

(3) Investment Securities

Investment securities as of December 31, 2007 are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available for Sale
Mortgage Backed	$212,800,147	$1,842,079	$(492,061)	$214,150,165
U.S. Government Agencies	59,537,851	436,117	(28,464)	59,945,504
State, County and Municipal	20,210,159	238,322	(211,202)	20,237,279
Other Securities	1,958,318	—	(135,204)	1,823,114

	$294,506,475	$2,516,518	$(866,931)	$296,156,062

Securities Held to Maturity
U.S. Government Agencies	$1,000,000	$—	$(100)	$999,900

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Investment securities as of December 31, 2006 are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available for Sale
Mortgage Backed	$133,183,059	$162,379	$(1,056,651)	$132,288,787
U.S. Government Agencies	67,048,385	69	(219,976)	66,828,478
State, County and Municipal	19,993,347	249,899	(147,524)	20,095,722
Other Securities	1,980,754	—	(15,281)	1,965,473

	$222,205,545	$412,347	$(1,439,432)	$221,178,460

Securities Held to Maturity
U.S. Government Agencies	$1,000,000	$—	$(27,300)	$972,700
State, County and Municipal	239,988	129	—	240,117

	$1,239,988	$129	$(27,300)	$1,212,817

The Company recognized gross realized gains on the disposition of investments of $2,050, $0 and $0 during 2007, 2006 and 2005. Gross realized losses on the disposition of investments totaled $4,763, $1,601,229 and $5,598 in 2007, 2006 and 2005, respectively.

Investment securities having a carrying value of $140,159,379 and $115,506,709 as of December 31, 2007 and 2006, respectively, were pledged to secure public deposits and for other purposes.

The amortized cost and fair value of investment securities as of December 31, 2007, by contractual maturity, are presented hereafter. Expected maturities will differ from contractual maturities because issuers have the right to call or prepay obligations with or without call or prepayment penalties.

	Securities
	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in One Year or Less	$36,052,892	$36,026,042	$—	$—
Due After One Year Through Five Years	10,093,921	10,171,821	—	—
Due After Five Years Through Ten Years	27,573,322	28,087,141	1,000,000	999,900
Due After Ten Years	7,795,579	7,530,279	—	—

	81,515,714	81,815,283	1,000,000	999,900

Mortgage Backed Securities	212,800,147	214,150,165	—	—
Marketable Equity Securities	190,614	190,614	—	—

	212,990,761	214,340,779	—	—

	$294,506,475	$296,156,062	$1,000,000	$999,900

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Information pertaining to securities with gross unrealized losses at December 31, 2007 and 2006 aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less Than 12 Months		12 Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
December 31, 2007
Available for Sale:
Mortgage Backed	$10,828	$(14)	$32,774,879	$(492,047)	$32,785,707	$(492,061)
U.S. Government Agencies	36,947,133	(28,464)	—	—	36,947,133	(28,464)
State, County and Municipal	4,057,416	(150,018)	4,359,634	(61,184)	8,417,050	(211,202)
Other Securities	1,132,500	(135,204)	—	—	1,132,500	(135,204)

	$42,147,877	$(313,700)	$37,134,513	$(553,231)	$79,282,390	$(866,931)

	Less Than 12 Months		12 Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
December 31, 2006
Available for Sale:
Mortgage Backed	$26,678,929	$(74,473)	$38,869,630	$(982,178)	$65,548,559	$(1,056,651)
U.S. Government Agencies	48,704,960	(84,271)	13,097,019	(135,705)	61,801,979	(219,976)
State, County and Municipal	4,749,561	(98,831)	2,432,179	(48,693)	7,181,740	(147,524)
Other Securities	1,020,000	(15,281)	—	—	1,020,000	(15,281)

	$81,153,450	$(272,856)	$54,398,828	$(1,166,576)	$135,552,278	$(1,439,432)

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

The unrealized losses relate principally to the increase in short-term market interest rates that occurred since the securities were purchased. The fair value is expected to recover as the securities approach their maturity date or repricing date or if market yields for such investments decline. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred and the results of reviews of the issuer’s financial condition. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available for sale, no declines are deemed to be other than temporary.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(4) Loans Receivable, Net of Unearned Income

The composition of loans receivable as of December 31 consisted of the following:

	2007	2006
Loans Secured by Real Estate:
Construction and Land Development	$1,165,718,674	$981,481,018
Nonfarm Nonresidential Properties	504,367,938	458,070,014
1-4 Family Residential Properties	246,339,883	223,517,575
Farmland (Including Farm Residential and Other Improvements)	18,717,389	16,926,408
Multifamily (5 or More) Residential Properties	24,785,563	30,083,708
Commercial and Industrial Loans (U.S. Addresses)	161,910,536	142,536,842
Agricultural Loans	1,224,523	2,029,304
Consumer	61,757,039	48,923,048

	2,184,821,545	1,903,567,917
Unearned Interest and Fees	(2,508,961)	(2,466,937)

	$2,182,312,584	$1,901,100,980

Loans by interest rate type are:

	2007	2006
Fixed Rate	$742,731,791	$626,887,260
Variable Rate	1,442,089,754	1,276,680,657

	$2,184,821,545	$1,903,567,917

The Company principally originates loans throughout its market area that primarily consists of Bibb, Houston and Jones Counties and the northern metropolitan area of Atlanta in the state of Georgia. As of December 31, 2007 and 2006, approximately 90% of the Company’s loan portfolio was secured by real estate. These loans are well collateralized and, in management’s opinion, do not pose an unacceptable level of credit risk. The Company does make speculative loans to borrowers in that the collateral property has not been pre-sold or pre-leased. While these loans are inherently riskier due to the fact that the borrower may not be able to sell or lease the property as intended, the Company only makes these loans to established customers with a good history of prior developments. At December 31, 2007 and 2006, the Company had outstanding speculative loans of approximately $711.2 million and $510.5 million, respectively.

The largest components of the Company’s loan portfolio are the construction and land development loans and mortgage loans secured by nonfarm, nonresidential properties. Real estate construction and land development loans, which are 53.4% of the loan portfolio, are made to finance land development and residential and commercial construction. Mortgage loans secured by nonfarm, nonresidential properties, which are 23.1% of the portfolio, are loans made to finance the purchase or development of commercial properties such as hotels, motels, shopping centers, timber holdings, office buildings and convenience stores. Of the total, the largest collateral types are retail facilities (35.7%) and office facilities (23.9%).

Nonaccrual loans are loans for which principal and interest are doubtful of collection in accordance with original loan terms and for which accruals of interest have been discontinued due to payment delinquency. Nonaccrual loans totaled $50,634,875 and $34,401,159 as of December 31, 2007 and 2006, respectively. Loans past due 90 days or more and still accruing interest were $242,000 and zero at December 31, 2007 and 2006,

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

respectively. Foregone interest on nonaccrual loans approximated $6,984,245 in 2007, $2,065,883 in 2006 and $351,170 in 2005.

Impaired loans included in total loans above as of December 31 are summarized as follows:

	2007	2006
Total Investment in Impaired Loans	$35,123,668	$22,853,985
Allowance Related to Impaired Loans	(2,852,061)	(794,308)

Net Investment	$32,271,607	$22,059,677

Average Investment	$34,559,271	$13,247,378

Income Recognized During the Year	$1,579,878	$1,002,773

Income Collected During the Year	$2,050,033	$1,174,928

At December 31, 2007 and 2006, impaired loans that have not been specifically allocated a portion of the allowance for loan losses totaled $27,771,840 and $16,534,723, respectively.

(5) Allowance for Loan Losses

Activity in the allowance for loan losses is summarized below for the years ended December 31:

	2007	2006	2005
Balance, Beginning	$22,335,852	$16,148,259	$10,902,783
Provision Charged to Operating Expenses	32,660,000	4,468,751	2,832,845
Loans Charged-off	(24,417,718)	(3,125,699)	(1,715,615)
Loan Recoveries	1,119,517	762,541	496,446
Business Combinations	—	4,082,000	3,631,800

Balance, Ending	$31,697,651	$22,335,852	$16,148,259

(6) Derivative Financial Instruments

On June 29, 2007 the Company executed an interest rate swap. The Company’s objective in using the derivative is to add stability to interest income and to manage its exposure to adverse changes in interest rates. The interest rate swap has a notional amount of $100,000,000, receives a fixed rate of 8.145%, and pays the current prime rate. The interest rate swap effectively converts the variable interest receipts on $100,000,000 of prime-based loans to fixed rate loans at 8.145% plus any credit spread, if applicable, over the life of the agreement. The interest rate swap has a maturity date of July 1, 2010.

At December 31, 2007, the interest rate swap had a fair value of $3,981,076 which was included in other assets. Amounts reported in accumulated other comprehensive income related to the interest rate swap will be reclassified to interest income as interest payments are received on the Company’s variable-rate loan assets. The Company recognized interest income of $251,069 for the year ended December 31, 2007 related to the interest rate swap accounted for as a cash flow hedge.

Gains and losses on derivatives that are reclassified from accumulated other comprehensive income to current period earnings are included in net interest income. As of December 31, 2007, $910,006, net of taxes, of the deferred net gains on derivatives that are recorded in accumulated other comprehensive income are expected to be reclassified to interest income in the next 12 months as net settlements are made.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of December 31, 2007, no derivatives were designated as fair value hedges or hedges of net investments in foreign operations. Additionally, the Company does not use derivatives for trading or speculative purposes.

(7) Premises and Equipment

Premises and equipment are comprised of the following as of December 31:

	2007	2006
Land	$15,094,416	$13,447,499
Building	25,539,437	23,409,668
Furniture, Fixtures and Equipment	14,443,187	14,145,899
Leasehold Improvements	1,690,381	1,270,542
Construction in Progress	1,272,295	709,791

	58,039,716	52,983,399
Accumulated Depreciation	(14,868,969)	(13,225,822)

	$43,170,747	$39,757,577

Depreciation charged to operations totaled $2,449,879 in 2007, $2,268,306 in 2006 and $1,594,123 in 2005.

Certain bank facilities are leased under various operating leases. Rental expense was $901,067 in 2007, $726,510 in 2006 and $479,336 in 2005. Future minimum rental commitments under noncancelable leases are:

Year	Amount
2008	$901,121
2009	1,060,821
2010	1,003,230
2011	937,671
2012	813,846
Thereafter	3,937,903

$8,654,592

(8) Income Taxes

The components of income tax expense for the years ended December 31 are as follows:

	2007	2006	2005
Current Federal Expense	$7,263,150	$8,864,997	$8,377,319
Deferred Federal Expense (Benefit)	(4,079,636)	3,460,748	(93,521)

	3,183,514	12,325,745	8,283,798
Current State Tax Expense	—	1,552,345	1,026,540

	$3,183,514	$13,878,090	$9,310,338

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Federal income tax expense in 2007, 2006 and 2005 is less than the income taxes computed by applying the federal statutory rate of 35% to income before income taxes. The reasons for the differences are as follows:

	2007	2006	2005
Statutory Federal Income Taxes	$3,419,871	$13,044,522	$8,923,345
Tax-Exempt Interest	(315,760)	(329,695)	(253,905)
Interest Expense Disallowance	43,171	42,693	6,885
Cash Surrender Value of Life Insurance	(145,014)	(114,787)	(56,127)
Meal and Entertainment Disallowance	47,046	34,416	31,287
State Deduction	—	(349,833)	(317,017)
Other	134,200	(1,571)	(50,670)

Actual Federal Income Taxes	$3,183,514	$12,325,745	$8,283,798

The components of the net deferred tax asset included in other assets in the accompanying consolidated balance sheets as of December 31 are as follows:

	2007	2006
Deferred Tax Assets
Allowance for Loan Losses	$10,960,473	$7,817,547
Georgia Occupation and License Tax Credits	—	53,581
Low Income Housing Tax Credits	68,304	—
Other Real Estate Owned	404,649	14,564
Deferred Compensation	481,711	373,620
Nonaccrual Interest	526,916	—
Net Operating Loss Carryforward	—	109,504
Unrealized Losses on Securities Available For Sale	—	475,188
Other	38,653	199,281

	12,480,706	9,043,285

Deferred Tax Liabilities
Premises and Equipment	(798,844)	(972,190)
Securities Accretion	(61,619)	(55,280)
Goodwill	(1,637,757)	(1,127,166)
Core Deposit Intangible	(1,444,098)	(1,912,438)
Acquisition Related Fair Value Adjustment	(750,733)	(768,237)
Unrealized Gains on Securities Available For Sale	(577,357)	—
Unrealized Gains on Cash Flow Hedges	(748,835)	—
Other	(74,891)	(106,017)

	(6,094,134)	(4,941,328)

Net Deferred Tax Asset	$6,386,572	$4,101,957

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company adopted the provisions of FIN 48 on January 1, 2007 and as a result recognized an increase in the liability for unrecognized tax benefits, which was accounted for as a $607,789 reduction to the January 1, 2007 balance of retained earnings (for previous years). A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Balance at January 1, 2007	$607,789
Additions based on tax positions related to the current year	—
Additions for tax positions of prior years	—
Reductions for tax positions of prior years	—
Settlements	—

Balance, Ending	$607,789

The Company’s federal income tax return is open and subject to examination from the 2004 tax return and forward.

The Company does not recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses due to immateriality. During the years ended December 31, 2007, 2006 and 2005, the Company recognized zero in interest and penalties. The Company had accrued zero for the payment of interest and penalties at December 31, 2007 and 2006, respectively.

(9) Deposits

The aggregate amount of overdrawn deposit accounts reclassified as loan balances totaled $1,074,956 and $2,010,122 as of December 31, 2007 and 2006, respectively.

Components of interest-bearing deposits as of December 31 are as follows:

	2007	2006
Interest-Bearing Demand	$543,420,353	$531,003,846
Savings	14,739,293	16,186,950
Time, $100,000 and Over	1,035,642,955	748,230,734
Other Time	546,143,615	496,538,578

	$2,139,946,216	$1,791,960,108

The aggregate amount of short-term certificates of deposit with a minimum denomination of $100,000 totaled $856,309,954 and $699,499,962 on December 31, 2007 and 2006, respectively.

As of December 31, 2007, the scheduled maturities of certificates of deposit are as follows:

Year	Amount
2008	$1,322,210,358
2009	186,432,863
2010	51,373,463
2011	15,738,002
2012 and Thereafter	6,031,884

$1,581,786,570

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Brokered deposits are third-party time deposits placed by or through the assistance of a deposit broker. As of December 31, 2007 and 2006, the Company had $673,028,313 and $410,109,000, respectively, in brokered deposits. The brokered deposits, which are included in Time, $100,000 and Over and Other Time, were issued at a weighted average rate of 5.28% and mature at various times through 2012.

(10) Federal Funds Purchased and Securities Sold Under Agreement to Repurchase

Securities sold under agreements to repurchase mature daily. Mortgage backed securities sold under repurchase agreements are held and segregated by the investment safekeeping agent. Investments are identified as subject to the repurchase agreement and may be substituted by the Banks, subject to agreement by the buyer.

Information concerning securities sold under agreements to repurchase is summarized as follows:

	2007	2006
Average Balance During the Year	$30,665,872	$18,512,832
Average Interest Rate During the Year	4.64%	4.52%
Maximum Month-End Balance During the Year	$41,853,225	$30,309,230
Balance as of December 31	$34,939,696	$25,917,281

Mortgage backed securities underlying the agreements had carrying and estimated fair values of $42,243,942 and $31,457,644 at December 31, 2007 and 2006, respectively.

The Company’s subsidiary banks maintain overnight borrowing lines for federal funds purchased through various correspondent banks. Borrowings outstanding under these agreements collectively amounted to $33,477,000 and $25,000,000 as of December 31, 2007 and 2006, respectively.

(11) Other Borrowed Money

Other borrowed money is comprised of the following as of December 31:

	2007	2006
Advances under the Blanket Agreement for Advances and Security Agreement with the Federal Home Loan Bank (FHLB) have maturities in varying amounts through January 3, 2011, and interest rates ranging from 3.50% to 5.92%. Residential first mortgage loans, commercial real estate loans and investment securities are pledged as collateral for the FHLB advances. At December 31, 2007, lending collateral value was $108,804,003 of which $31,604,003 was available.	$77,171,685	$83,450,000

Revolving line of credit with Silverton Bank (formerly The Bankers Bank, N.A.) that matures July 20, 2009. Interest is due quarterly and is based on the Prime Rate minus 100 basis points. All shares of stock owned by the Company in Security Bank of Bibb County, Security Bank of Houston County and Security Bank of Jones County are pledged as collateral on the revolving line of credit. At December 31, 2007, the Company had availability under the revolving line of credit totaling $4,500,000.	17,500,000	—

Line of credit for $2,000,000 with Thomasville National Bank. Interest is due quarterly and is based on the Prime Rate. The line matures on March 21, 2008 and is secured by 100 shares of common stock of Security Bank of North Metro	2,000,000	—

	$96,671,685	$83,450,000

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The revolving line of credit with Silverton Bank contains several debt covenants which are to be met either by the Company or the individual Banks. The covenants specify minimum amounts with respect to capital ratios, return on average assets, allowance for loan losses as a percentage of loans and classified loans. At December 31, 2007, the Company failed two of these covenants: (1) minimum return on assets of 0.90% for any fiscal year and (2) total of assets classified as substandard, doubtful or loss should not exceed 45% of Tier 1capital plus the allowance for loan losses. The Company has a “cure period” of six months to regain compliance with these covenants. If the Company does not regain compliance at the end of the cure period, the lender has the right to call the line of credit due and payable in full at that time.

Maturities of borrowed money for each of the next five years and thereafter are as follows:

Year	Amount
2008	$55,500,000
2009	31,200,000
2010	4,971,685
2011	5,000,000
2012	—
Thereafter	—

$96,671,685

(12) Subordinated Debentures (Trust Preferred Securities)

During the fourth quarter of 2002, the Company issued $18,000,000 in trust preferred securities with a maturity of 30 years which are redeemable after five years with certain exceptions. At December 31, 2007, the floating-rate securities had an 8.11% interest rate, which resets quarterly at the three-month LIBOR rate plus 3.25%. At December 31, 2007 and 2006, the Company’s investment in this subsidiary was $557,000.

In December 2005, the Company issued $19,000,000 in trust preferred securities with a maturity of 30 years that are redeemable after five years with certain exceptions. During the first five years, the interest rate is fixed at 6.46%. Beginning in the sixth year, the issue converts to a floating interest rate equal to the three-month LIBOR rate plus 1.40%. At December 31, 2007 and 2006, the Company’s investment in this subsidiary was $588,000.

In connection with the acquisition of Rivoli BanCorp, the Company assumed $3,000,000 in trust preferred securities. The trust preferred securities have a maturity of 30 years and are redeemable after five years with certain exceptions. At December 31, 2007, these floating rate securities had an 8.32% interest rate. The interest rate resets quarterly at the three-month LIBOR rate plus 3.45%. At December 31, 2007 and 2006, the Company’s investment in this subsidiary was $93,000.

Each of the trust preferred securities is recorded as Subordinated Debentures on the consolidated balance sheets. These securities qualify as Tier 1 capital for regulatory capital purposes, subject to certain limitations.

The interest income received from the Company’s trusts totaled $94,582, $95,023, and $36,817 for the years ended December 31, 2007, 2006 and 2005, respectively. The interest expense paid to the trusts totaled $3,168,479, $3,146,993 and $1,241,605 for the years ended December 31, 2007, 2006 and 2005, respectively.

(13) Commitments and Contingencies

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

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

amount recognized in the consolidated balance sheets. The Company’s exposure to credit loss is represented by the contractual amount of these commitments. The Company follows the same credit policies in making commitments as it does for on-balance sheet instruments.

At December 31, 2007 and 2006, the following financial instruments were outstanding whose approximate contract amounts represent credit risk:

	Contract Amount
	2007	2006
Loan Commitments	$430,786,775	$458,923,155
Standby Letters of Credit	9,393,286	8,721,612
Performance Letters of Credit	5,505,050	12,111,495

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

Employment Agreements. The Company has entered into employment agreements with each of its four executive officers. The agreements are for an initial term ending December 18, 2010. Beginning on that date, and on each anniversary thereafter, the term of each agreement automatically will extend for additional one-year periods unless either party gives prior notice of non-renewal. In the event of a change in control of the Company, the term of each agreement automatically will extend for an additional three years following the change in control. If, within three years following a change in control (within one year prior to the consummation of such change in control), the executive incurs a separation of service either (i) by employer other than for cause (excluding a termination by reason of the executive’s death or disability) or (ii) by the executive for good reason, the executive will be entitled to:

•	accrued salary and benefits;

•	a cash severance amount equal to the product of 2.99 times the executive’s “base amount” as defined in Section 280G (b)(3) of the Internal Revenue Code;

•	continuation of health and welfare benefits for a period of 18 months; and

•	a cash payment for certain amounts vested under the Company’s employee retirement plans.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(14) 401(k) Savings Incentive and Profit Sharing Plan

The Company sponsors a 401(k) Savings Incentive and Profit Sharing Plan. Employees must be 21 years of age and may begin to contribute at the first open enrollment following a three-month probationary period. Upon achieving one year of service, the employee is eligible to receive quarterly matching contributions from the Company and annual discretionary profit sharing based on years of service. The Company matches the employees’ contributions up to 6%. The discretionary profit sharing varies from 1.25% to 1.75%, depending on years of service and position within the Company and operating results. Expense under the plan was $1,434,609 in 2007, $1,425,090 in 2006 and $935,851 in 2005.

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

(15) Share-Based Compensation Plans

The Company maintains several share-based compensation plans, all of which have been shareholder-approved. These plans provide for the grant of tax-qualified or incentive stock options, nonqualified stock options, restricted stock grants, stock appreciation rights and performance units to the Company’s employees. Awards are granted with an exercise price equal to fair value, which equals the closing price of the Company’s common stock on the date of grant. Some awards vest over time and some vest according to meeting specified performance targets. Certain awards under the plans provide for accelerated vesting if there is a change in control of the Company (as defined). The compensation expense that has been charged against income for these plans was $239,244, $525,946 and $478,427 for 2007, 2006 and 2005, respectively.

Below is a summary of the provisions of each of the plans.

The 1999 Stock Incentive Plan provides for the grant of incentive stock options for up to 312,500 shares of the Company’s common stock. The options vest over a five-year period beginning on the first anniversary of the grant date and will expire 10 years following the grant date. The Company has granted 253,500 incentive stock options under this plan at a weighted average exercise price of $7.34 per share. At December 31, 2007, 68,000 shares were outstanding, all of which were vested.

The 2002 Incentive Stock Option Plan provides for the grant of incentive stock options for up to 440,000 shares of the Company’s common stock. During 2002 and 2003, the Company granted 242,000 performance based incentive stock options under this plan at a weighted average exercise price of $10.13 per share. The options were divided into two tiers, both of which vested over a three-year period beginning on the date of grant, with one-sixth of the options vesting each year on the anniversary of the date of grant if the Company achieved an annual EPS growth target of 12% for Tier 1 and 15% for Tier 2. The remaining 50% of the Tier 1 and Tier 2 options vested at the end of the third year if the Company’s average EPS growth over the three-year period exceeded 12% for Tier 1 and 15% for Tier 2. Vested options become exercisable over a three-year period beginning on the first anniversary grant date except for executive officers of the Company. For these officers, the vested options become exercisable over a ten-year period beginning on the first anniversary date of the grant in accordance with the following schedule: 7.5% for years 1-3, 12% for years 4-9, and 5.5% in year 10. The options will expire 10 years following the grant date. In 2007, the Company granted 195,000 incentive stock options under this plan at a weighted average exercise price of $20.92 per share. These options cliff-vest on December 31, 2010, subject to the recipients being employees in good standing on that date. At December 31, 2007, 359,975 shares were outstanding, 59,230 of which were vested.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The 2004 Omnibus Stock Ownership and Long Term Incentive Plan provides for the grant of up to a total of 600,000 shares of common stock. During 2004 through 2006, the Company granted 466,000 performance based incentive stock options under this plan at a weighted average exercise price of $16.03 per share. The options were divided into two tiers, both of which vest over a three-year period beginning on the date of grant, with one-sixth of the options vesting each year on the anniversary of the grant date if the Company achieved an annual EPS growth target of 12% for Tier 1 and 15% for Tier 2. The remaining 50% of the options vested at the end of the third year on the anniversary of the date of grant if the Company’s average EPS growth over the three-year period exceeded 12% for Tier 1 and 15% for Tier 2. The vested options become exercisable over a three-year period beginning on the first anniversary date of the grant date. In 2007, the Company granted 160,000 incentive stock options under this plan at a weighted average exercise price of $20.92 per share. These options cliff-vest on December 31, 2010, subject to the recipients being employees in good standing on that date. The options will expire ten years following the grant date. At December 31, 2007, 549,864 shares were outstanding, 385,524 of which were vested.

The 2007 Omnibus Long Term Incentive Plan provides for the grant of up to a total of 1,000,000 shares of common stock. In 2007, the Company granted 300,000 performance-based incentive stock options under this plan to its executive officers at an average exercise price of $20.92 per share. These options vest upon achievement of specific earnings per share growth over a three-year performance cycle. The options were divided into two tiers, both of which vest over a three-year period beginning on the date of grant, with one-sixth of the options vesting each year on the anniversary of the date of grant if the Company achieves an annual EPS growth target of 12% for Tier 1 and 12.01%-15% for Tier 2. The remaining 50% of the options vest at the end of the third year on the anniversary of the date of grant if the Company’s average EPS growth over the three-year period exceeded 12% for Tier 1 and 12.01%-15% for Tier 2. The vested options become exercisable over a three-year period beginning on the first anniversary date of the grant date. Also in 2007, the Company granted 510,000 incentive stock options under this plan at a weighted average exercise price of $20.79 per share. These options cliff-vest on December 31, 2010, subject to the recipients being employees in good standing on that date. Finally, in 2007 the Company also granted 105,000 nonqualified stock options under this plan to certain advisory directors of one of our subsidiary banks at a weighted average exercise price of $17.10 per share. The nonqualified options vest over a five year period beginning on the first anniversary of the grant date. At December 31, 2007, 830,000 shares were outstanding, none of which were vested. All options will expire ten years following the grant date.

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

The Company applied the following weighted average assumptions to stock option grants made in the following periods:

	2007	2006	2005
Dividend Yield	1.58%	1.14%	1.10%
Risk-Free Interest Rate	4.66%	4.51%	3.63%
Expected Term in Years	6.49	10	10
Expected Volatility	32.60%	15.08%	24.74%

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A summary of stock option activity for the years ended December 31, 2007, 2006 and 2005 is presented below:

	Shares Under Incentive Stock Options	Weighted Average Exercise Price	Aggregate Intrinsic Value	Weighted- average Remaining Contractual Life
Outstanding, December 31, 2004	801,000	$12.90
Granted	15,000	20.09
Forfeited	—	—
Exercised	20,000	10.33

Outstanding, December 31, 2005	796,000	13.10
Granted	13,000	22.75
Forfeited	24,278	15.89
Exercised	17,055	11.90

Outstanding, December 31, 2006	767,667	13.20
Granted	1,270,000	20.55
Forfeited	116,834	20.25
Exercised	112,994	10.21

Outstanding, December 31, 2007	1,807,839	$18.10	$55,440	7.99

Eligible to be Exercised, December 31, 2007	512,754	$14.12	$55,440	5.46

The weighted average fair value of options granted during the years ended December 31, 2007, 2006 and 2005 was $3.17, $6.95 and $7.12, respectively. The aggregate intrinsic value of options exercised during the years ended December 31, 2007, 2006 and 2005 was $789,997, $172,135 and $251,000, respectively. The fair value of options vested during the years ended December 31, 2007, 2006 and 2005 was $1,787,170, $631,629 and $117,820, respectively.

The total nonvested options outstanding under the Company’s various share-based compensation plans are 1,295,085 at December 31, 2007. Of those options, 1,045,085 will vest upon the fulfillment of a service condition and 250,000 will vest when certain performance conditions are met. At December 31, 2007, there was $1.8 million of unrecognized compensation cost related to nonvested stock options. The cost is expected to be recognized over a weighted-average period of 3.2 years.

Cash received from share option exercises totaled $144,660, $203,033 and $206,500 during the years ended December 31, 2007, 2006 and 2005, respectively. The Company issues shares upon exercise of share options from newly issued shares that have been reserved for the various plans.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(16) Supplemental Cash Flow Information

Cash payments for the following were made during the years ended December 31:

	2007	2006	2005
Interest Expense	$105,665,189	$76,190,768	$30,664,500
Income Taxes	$9,330,400	$13,818,900	$9,704,500

Noncash investing activities for the years ended December 31 are as follows:

	2007	2006	2005
Acquisitions of Real Estate Through Foreclosure	$48,623,463	$5,818,886	$3,421,973

Acquisition, Net of Cash Acquired
Common Stock Issued	$250,000	$65,465,670	$58,393,291
Cash Received, Less Cash Paid	198,166	(10,494,533)	(5,923,269)
Liabilities Assumed	—	378,487,031	321,525,524

Fair Value of Assets Acquired, Including Goodwill	$448,166	$433,458,168	$373,995,546

Goodwill Resulting from Contingent Payment
Common Stock Issued	$—	$3,673,989	$2,362,896
Cash Paid	—	1,144,002	909,864

Total Goodwill	$—	$4,817,991	$3,272,760

Unrealized (Gain) Loss on Investment Securities	$(2,498,660)	$(1,417,560)	$2,981,815

(17) Earnings per Share

The following presents earnings per share for the years ended December 31, 2007, 2006 and 2005:

	2007	2006	2005
Numerator:
Basic Earnings Per Share, Net Income Available to Common Shareholders	$6,587,545	$23,391,973	$16,184,933

Denominator:
Basic Earnings Per Share—Weighted Average Shares Outstanding	19,081,636	17,222,139	12,393,980
Effect of Dilutive Securities:
Stock Options and Restricted Stock	143,433	342,851	342,565

Diluted Earnings Per Share—Weighted Average Shares Outstanding and Common Stock Equivalents	19,225,069	17,564,990	12,736,545

Earnings Per Share—Basic	$0.35	$1.36	$1.31

Earnings Per Share—Diluted	$0.34	$1.33	$1.27

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(18) Related Party Transactions

The aggregate balance of direct and indirect loans to directors, executive officers or principal holders of equity securities of the Company was $74,954,332 as of December 31, 2007 and $47,963,120 as of December 31, 2006. All such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than a normal risk of collectibility. A summary of activity of related party loans is presented hereafter.

	2007	2006
Balance, Beginning	$47,963,120	$36,290,596
New Loans	61,780,816	57,078,535
Repayments	(34,789,604)	(48,270,416)
Business Combination, Neighbors Bancshares, Inc.	—	2,864,405

Balance, Ending	$74,954,332	$47,963,120

Deposits from related parties held by the Company at December 31, 2007 and 2006 totaled approximately $59,975,496 and $73,390,712, respectively.

Fairfield Financial originated $1,225,932 and $4,517,600 in mortgage loans to related parties during 2007 and 2006, respectively.

Fairfield Financial leases office space from a director. Payments made under the lease agreements totaled $76,800 during each of the years ended December 31, 2007 and 2006.

(19) Fair Value of Financial Instruments

The assumptions used in the estimation of the fair value of the Company’s financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Company, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by the Company since purchase, origination or issuance.

Due to the short maturity of some of the Company’s assets and liabilities, there are several financial instruments whose fair value equals or closely approximates carrying value. Such financial instruments are reported in the following balance sheet captions: cash and due from banks, federal funds sold, interest-bearing deposits with other banks and FHLB stock. Fair value of securities available for sale equals the balance sheet value. As of December 31, 2007, the fair value of an interest rate swap agreement was an asset of $3,981,076. Fair values for off-balance sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The fees associated with these instruments are not material.

The following methods and assumptions were used by the Company to estimate the fair value of its financial instruments:

Loans Receivable, Net of Unearned Income - The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

Loans Held for Sale - The fair value for loans held for sale is determined on the basis of open commitments from independent buyers for committed loans.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deposits - The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

Borrowed Money - The fair value of Federal Home Loan Bank advances with fixed rates is determined by discounting the future cash flows using the current rates at which similar fixed rate advances would be made to borrowers. For variable rate advances, the carrying amount is a reasonable estimate of fair value.

Subordinated Debentures - The fair value of Subordinated Debentures that currently have a fixed rate is determined by discounting the future cash flows using the current rates for similar borrowings maintained by the Company. For the Subordinated Debentures that currently have variable rates, the carrying amount is a reasonable estimate of fair value.

The carrying amount and estimated fair values of the Company’s financial instruments as of December 31 are as follows:

	2007		2006
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Assets
Loans Receivable, Net of Unearned Income	2,182,312,584	2,187,732,738	1,901,100,980	1,892,114,171
Loans Held for Sale	7,604,869	7,608,646	8,877,523	8,877,726
Liabilities
Deposits	2,298,704,818	2,305,842,906	1,970,927,068	1,972,999,242
Borrowed Money	165,088,381	165,327,891	134,367,281	134,430,303
Subordinated Debentures	41,238,000	39,753,861	41,238,000	39,635,690

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

(20) Regulatory Matters

The Company and the Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Banks must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities and certain off-balance sheet items as

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

calculated under regulatory accounting practices. The Company’s and the Banks’ capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Banks to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. The amounts and ratios as defined in regulations are presented hereafter. Management believes, as of December 31, 2007, the Company and the Banks meet all capital adequacy requirements to which they are subject and the Banks are classified as “well capitalized” under the regulatory framework for prompt corrective action. In the opinion of management, there are no conditions or events since prior notification of capital adequacy from the regulators that have changed the institution’s category.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(In Thousands)
As of December 31, 2007
Total Capital to Risk-Weighted Assets
Consolidated	$238,806	9.97%	$191,635	8.00%	N/A	N/A
Bibb	113,968	10.13%	89,974	8.00%	$112,467	10.00%
Houston	27,631	10.27%	21,517	8.00%	26,896	10.00%
Jones	29,665	10.36%	22,910	8.00%	28,637	10.00%
North Metro	19,483	10.12%	15,396	8.00%	19,245	10.00%
North Fulton	17,311	10.51%	13,173	8.00%	16,466	10.00%
Gwinnett	35,315	10.17%	27,783	8.00%	34,729	10.00%
Tier I Capital to Risk-Weighted Assets
Consolidated	209,693	8.75%	95,818	4.00%	N/A	N/A
Bibb	99,907	8.88%	44,987	4.00%	67,480	6.00%
Houston	24,260	9.02%	10,758	4.00%	16,138	6.00%
Jones	26,578	9.28%	11,455	4.00%	17,182	6.00%
North Metro	17,066	8.87%	7,698	4.00%	11,547	6.00%
North Fulton	15,362	9.33%	6,586	4.00%	9,879	6.00%
Gwinnett	31,469	9.06%	13,892	4.00%	20,838	6.00%
Tier I Capital to Average Assets
Consolidated	209,693	8.03%	104,496	4.00%	N/A	N/A
Bibb	99,907	8.17%	48,909	4.00%	61,136	5.00%
Houston	24,260	7.83%	12,397	4.00%	15,497	5.00%
Jones	26,578	7.72%	13,776	4.00%	17,220	5.00%
North Metro	17,066	8.55%	7,982	4.00%	9,977	5.00%
North Fulton	15,362	8.98%	6,839	4.00%	8,549	5.00%
Gwinnett	31,469	8.90%	14,138	4.00%	17,673	5.00%

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(In Thousands)
As of December 31, 2006
Total Capital to Risk-Weighted Assets
Consolidated	$239,578	11.59%	$165,437	8.00%	N/A	N/A
Bibb	100,806	10.65%	75,754	8.00%	$94,692	10.00%
Houston	25,541	10.65%	19,186	8.00%	23,983	10.00%
Jones	29,524	12.63%	18,698	8.00%	23,373	10.00%
North Metro	19,219	10.96%	14,033	8.00%	17,541	10.00%
North Fulton	17,625	11.37%	12,406	8.00%	15,508	10.00%
Gwinnett	32,938	10.45%	25,206	8.00%	31,508	10.00%
Tier I Capital to Risk-Weighted Assets
Consolidated	217,242	10.51%	82,718	4.00%	N/A	N/A
Bibb	90,627	9.57%	37,877	4.00%	56,815	6.00%
Houston	22,827	9.52%	9,593	4.00%	14,390	6.00%
Jones	26,691	11.42%	9,349	4.00%	14,024	6.00%
North Metro	17,284	9.85%	7,016	4.00%	10,525	6.00%
North Fulton	16,116	10.39%	6,203	4.00%	9,305	6.00%
Gwinnett	29,773	9.45%	12,603	4.00%	18,905	6.00%
Tier I Capital to Average Assets
Consolidated	217,242	9.70%	89,557	4.00%	N/A	N/A
Bibb	90,627	9.09%	39,890	4.00%	49,863	5.00%
Houston	22,827	7.98%	11,447	4.00%	14,309	5.00%
Jones	26,691	9.22%	11,582	4.00%	14,477	5.00%
North Metro	17,284	8.63%	8,013	4.00%	10,016	5.00%
North Fulton	16,116	10.01%	6,437	4.00%	8,047	5.00%
Gwinnett	29,773	9.81%	12,146	4.00%	15,182	5.00%

As of December 31, 2007 and 2006, the Banks had required deposits of approximately $12,660,000 and $13,885,000, respectively, with the Federal Reserve. The amount of dividends payable to the parent company from the subsidiary banks is limited by various banking regulatory agencies. Upon prior approval by regulatory authorities, the banks may pay cash dividends to the parent company in excess of regulatory limitations. In 2008, at the request of the Federal Reserve Bank of Atlanta, our Board of Directors passed a resolution that we will not declare or pay any dividends to our shareholders without prior written approval of the Federal Reserve Bank of Atlanta.

(21) Deferred Compensation Plans

Security Bank of Houston County maintains a deferred compensation plan under which certain officers may elect to defer, until termination, retirement, death or unforeseeable emergency a portion of current compensation. The plan is created in accordance with Internal Revenue Code Section 457. Interest is paid on such deferrals at a rate that is determined annually. The participants are general creditors of the Bank with respect to amounts deferred and interest additions. As of December 31, 2007 and 2006, the liability under this plan totaled $203,823 and $253,794, respectively. Provisions charged to operations totaled $11,148 in 2007, $28,670 in 2006 and $26,077 in 2005. The contracts were initially funded through the purchase of three life insurance contracts. The cash value of the life insurance contracts totaled $301,866 and $309,933 as of December 31, 2007 and 2006,

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

respectively, and is included in other assets in the consolidated balance sheets. During the years ended December 31, 2007, 2006 and 2005, benefits of $61,119, $0 and $0, respectively, were paid under the plan.

Security Bank of Jones County maintains a deferred compensation plan covering certain members of management through individual deferred compensation contracts. In accordance with the terms of the contracts, the Bank is committed to pay the individuals deferred compensation over a period of 15 years, beginning at age 65. In the event of the individual’s death before age 65, a lump sum payment is made to the individual’s beneficiary within 60 days of the date of death. The contracts were initially funded through the purchase of life insurance with immediate cash value vesting in the amount of $885,783, which is included in other assets. The cash value of the life insurance contracts totaled $1,239,232 and $1,207,144 as of December 31, 2007 and 2006, respectively, and is included in other assets in the consolidated balance sheets. Liabilities accrued under the plan totaled $685,788 and $655,638 as of December 31, 2007 and 2006, respectively. Provisions charged to operations totaled $30,150 in 2007, $13,026 in 2006 and $8,297 in 2005. No benefits have been paid as of December 31, 2007.

In 2005, Security Bank of Bibb County commenced a Supplemental Executive Retirement Plan (SERP) covering its executive officers (who are also the executive officers of Security Bank Corporation) through individual contracts. Under this SERP, the Bank is committed to pay the individuals an annual benefit of 65% of final average compensation (as defined), provided, however, that this benefit will increase from 65% to 75% if consolidated net income growth over the initial five plan years averages 12% or more or the Company undergoes a change of control. The annual retirement benefit is reduced by other benefits such as Social Security, 401(k), and benefits from prior plans. The benefit will be paid over a period of 15 years beginning at age 65. If the individual dies before age 65, the amount of the annual benefit will be calculated and distributed to the individual’s beneficiary for a period of 15 years.

The SERP was initially funded through the purchase of life insurance with immediate cash value vesting in the amount of $5,000,000. The cash value of the life insurance contracts totaled $5,538,300 and $5,316,603 as of December 31, 2007 and 2006, respectively, and is included in other assets in the consolidated balance sheets. Liabilities accrued under the SERP totaled $277,686 and $116,370 as of December 31, 2007 and 2006, respectively. Provisions charged to operations totaled $161,316 in 2007 and $84,240 in 2006. No benefits have been paid as of December 31, 2007.

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

The SERP was initially funded through the purchase of life insurance with immediate cash value vesting in the amount of $4,000,000. The cash value of the life insurance contracts totaled $4,205,312 and $4,029,984 as of December 31, 2007 and 2006, respectively, and is included in other assets in the consolidated balance sheets. Liabilities accrued under the SERP totaled $209,021 and $41,684 as of December 31, 2007 and 2006. Provisions charged to operations totaled $167,337 and $41,684 in 2007 and 2006, respectively. No benefits have been paid as of December 31, 2007.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(22) Restricted Stock-Unearned Compensation

In 2003, the board of directors adopted a restricted stock grant plan which awards certain executive officers common shares of the Company. The maximum number of shares that be granted under this plan is 10,000. During 2003, all 10,000 shares were issued. The shares are recorded at fair market value (on the grant date) as a separate component of shareholders’ equity. The cost of these shares is being amortized against earnings using the straight-line method over the five-year restriction period. During the year ended December 31, 2007, 1,920 shares vested. As of December 31, 2007, a total of 7,760 shares were vested.

In May 2005, 9,156 shares were issued in connection with the SouthBank acquisition. The shares are recorded at fair market value (on the date granted) as a separate component of shareholders’ equity. The cost of these shares is being amortized against earnings using the straight-line method over the five-year restriction period. During the year ended December 31, 2007, 1,831 shares vested. As of December 31, 2007, a total of 3,662 shares were vested. Also, 2,747 shares were cancelled during the year ended December 31, 2007.

(23) Stock Split

In May 2005, the board of directors approved a two-for-one split of the Company’s common stock, payable on May 27, 2005 in the form of a 100% stock dividend to shareholders of record on May 16, 2005. All share and per share amounts have been adjusted for the stock split.

(24) Condensed Financial Information of Security Bank Corporation (Parent Only)

The parent company’s balance sheets as of December 31, 2007 and 2006 and the related statements of income and cash flows for the years then ended are as follows:

SECURITY BANK CORPORATION (PARENT ONLY)

CONDENSED BALANCE SHEETS

DECEMBER 31,

ASSETS
	2007	2006
Cash	$3,219,850	$13,879,195
Investment Securities	190,614	190,614
Loans Receivable, Net of Allowance	11,917,987	—
Premises and Equipment, Net	1,063,465	1,048,010
Investment in Subsidiaries, at Equity	352,954,459	333,719,677
Trust Preferred Placement Fee, Net	448,000	466,000
Other	357,792	431,321

Total Assets	$370,152,167	$349,734,817

LIABILITIES AND SHAREHOLDERS’ EQUITY
Other Borrowed Money	$19,500,000	$—
Subordinated Debentures	41,238,000	41,238,000
Accrued Expenses and Other Payables	2,721,199	2,089,344

Total Liabilities	63,459,199	43,327,344

Shareholders’ Equity	306,692,968	306,407,473

Total Liabilities and Shareholders’ Equity	$370,152,167	$349,734,817

SECURITY BANK CORPORATION (PARENT ONLY)

CONDENSED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31,

	2007	2006	2005
Income
Dividends from Subsidiaries	$10,213,000	$6,450,000	$4,500,000
Management Fees	2,420,422	1,711,815	1,405,891
Interest and Dividends	330,758	96,927	38,549

	12,964,180	8,258,742	5,944,440

Expenses
Salaries and Employee Benefits	4,504,065	4,951,321	3,944,127
Provision for Loan Losses	382,013	—	—
Professional Fees	1,484,643	602,250	425,237
Interest	3,441,340	3,192,936	1,609,340
Other	1,564,605	1,473,331	1,081,826

	11,376,666	10,219,838	7,060,530

Income (Loss) Before Taxes and Equity in Undistributed Earnings of Subsidiaries	1,587,514	(1,961,096)	(1,116,090)
Income Tax Benefit	3,217,821	3,055,157	1,978,432

Income Before Equity in Undistributed Earnings of Subsidiaries	4,805,335	1,094,061	862,342
Equity in Undistributed Earnings of Subsidiaries	1,782,210	22,297,912	15,322,591

Net Income	$6,587,545	$23,391,973	$16,184,933

SECURITY BANK CORPORATION AND SUBSIDIARIES

SECURITY BANK CORPORATION (PARENT ONLY)

CONDENSED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31

	2007	2006	2005
Cash Flows from Operating Activities
Net Income	$6,587,545	$23,391,973	$16,184,933
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Deferred Income Taxes	(7,309)	(2,731)	(12,510)
Depreciation and Amortization	161,141	143,732	119,621
Provision for Loan Losses	382,013	—	—
Stock-Based Compensation	239,244	525,946	478,427
Equity in Undistributed Earnings of Subsidiaries	(1,782,210)	(22,297,912)	(15,322,591)
Payable to Rivoli BanCorp Shareholders	—	—	4,220,026
Other, net	3,621,766	(375,593)	(820,649)

	9,202,190	1,385,415	4,847,257

Cash Flows from Investing Activities
Investment in Statutory Trust	—	—	(588,000)
Capital Infusion in Subsidiaries	(15,705,000)	(10,450,000)	(750,000)
Sale (Purchase) of Premises and Equipment	(58,478)	(955,966)	53,302
Purchase of Loans Receivable	(12,300,000)	—	—
Payment for Business Combinations	(200,000)	(18,397,001)	(13,975,453)

	(28,263,478)	(29,802,967)	(15,260,151)

Cash Flows from Financing Activities
Dividends Paid	(6,665,140)	(5,264,962)	(3,271,320)
Purchase of Common Stock	(4,903,767)	—	—
Issuance of Common Stock	470,850	40,088,952	2,748,953
Other Borrowed Money	19,500,000	(1,600,000)	—
Subordinated Debt	—	—	19,588,000

	8,401,943	33,223,990	19,065,633

Net (Decrease) Increase in Cash	(10,659,345)	4,806,438	8,652,739
Cash, Beginning	13,879,195	9,072,757	420,018

Cash, Ending	$3,219,850	$13,879,195	$9,072,757

(25) Subsequent Events

On February 11, 2008, the Company commenced a $35 million rights offering to subscribe for shares of the Company’s common stock to its shareholders to improve its capital and liquidity position. In conjunction with the rights offering, the Company entered into a standby purchase agreement with two shareholders, one of whom is a director of the Company and the other is a director of a subsidiary bank, pursuant to which they agreed to backstop the rights offering by agreeing to purchase up to $18 million of common stock in the offering. The Company expects to utilize the proceeds of the transaction to repay borrowings under its holding company line of credit, to maintain its various bank subsidiaries at a well-capitalized regulatory level, to provide flexibility to work through problem assets and for general corporate purposes.