Form 10-K, Exhibit 13
period 2008-12-31
SECURITY BANK CORP
filed 2009-03-16
CIK 925464

Exhibit 13

MCNAIR, MCLEMORE, MIDDLEBROOKS & CO., LLP

CERTIFIED PUBLIC ACCOUNTANTS

389 Mulberry Street • Post Office Box One • Macon, GA 31202

Telephone (478) 746-6277 • Facsimile (478) 743-6858

www.mmmcpa.com

RALPH S. McLEMORE, SR., CPA (1902-1981)
SIDNEY B. McNAIR, CPA (1913-1992)

SIDNEY E. MIDDLEBROOKS, CPA, PC	ELIZABETH WARE HARDIN, CPA
RAY C. PEARSON, CPA	CAROLINE E. GRIFFIN, CPA
J. RANDOLPH NICHOLS, CPA	RONNIE K. GILBERT, CPA
WILLIAM H. EPPS, JR., CPA	RON C. DOUTHIT, CPA
RAYMOND A. PIPPIN, JR., CPA	CHARLES A. FLETCHER, CPA
JERRY A. WOLFE, CPA	MARJORIE HUCKABEE CARTER, CPA
W. E. BARFIELD, JR., CPA	BRYAN A. ISGETT, CPA
HOWARD S. HOLLEMAN, CPA	DAVID PASCHAL MUSE, JR., CPA
F. GAY McMICHAEL, CPA	KATHY W. FLETCHER, CPA
RICHARD A. WHITTEN, JR., CPA

March 16, 2009

REPORT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Security Bank Corporation

We have audited the accompanying consolidated balance sheets of Security Bank Corporation and Subsidiaries as of December 31, 2008 and 2007 and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Security Bank Corporation and Subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming Security Bank Corporation and Subsidiaries (the Company) will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company incurred significant losses during 2008 which resulted in four of the Company’s six subsidiary Banks not meeting adequate regulatory capital levels. As a result, the Banks will operate under restrictions set forth by the Company’s and Bank’s federal regulators which result in uncertainty about the Company’s ability to meet obligations coming due in 2009. These matters raise substantial doubt about the ability of Security Bank Corporation to continue as a going concern. Management’s plan in regard to these matters is also described in Note 2. The accompanying consolidated financial statements do not include any adjustments that would be necessary should the Company be unable to continue as a going concern.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Security Bank Corporation and Subsidiaries’ internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 16, 2009 expressed an unqualified opinion on the effectiveness of internal control over financial reporting.

McNair, Mclemore, Middlebrooks & Co., LLP

MCNAIR, MCLEMORE, MIDDLEBROOKS & CO., LLP

CERTIFIED PUBLIC ACCOUNTANTS

389 Mulberry Street • Post Office Box One • Macon, GA 31202

Telephone (478) 746-6277 • Facsimile (478) 743-6858

www.mmmcpa.com

RALPH S. McLEMORE, SR., CPA (1902-1981)
SIDNEY B. McNAIR, CPA (1913-1992)

SIDNEY E. MIDDLEBROOKS, CPA, PC	ELIZABETH WARE HARDIN, CPA
RAY C. PEARSON, CPA	CAROLINE E. GRIFFIN, CPA
J. RANDOLPH NICHOLS, CPA	RONNIE K. GILBERT, CPA
WILLIAM H. EPPS, JR., CPA	RON C. DOUTHIT, CPA
RAYMOND A. PIPPIN, JR., CPA	CHARLES A. FLETCHER, CPA
JERRY A. WOLFE, CPA	MARJORIE HUCKABEE CARTER, CPA
W. E. BARFIELD, JR., CPA	BRYAN A. ISGETT, CPA
HOWARD S. HOLLEMAN, CPA	DAVID PASCHAL MUSE, JR., CPA
F. GAY McMICHAEL, CPA	KATHY W. FLETCHER, CPA
RICHARD A. WHITTEN, JR., CPA

March 16, 2009

REPORT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Security Bank Corporation

We have audited Security Bank Corporation’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Security Bank Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting in the accompanying Management’s Annual Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

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

In our opinion, Security Bank Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of Security Bank Corporation and Subsidiaries and our report dated March 16, 2009 expressed an unqualified opinion thereon, and such report included an explanatory paragraph on Security Bank Corporation’s ability to continue as a going concern.

McNair, Mclemore, Middlebrooks & Co., LLP

SECURITY BANK CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT PER SHARE AND SHARE AMOUNTS)

DECEMBER 31,

ASSETS
	2008	2007
Cash and Due from Banks	$37,216	$91,644
Federal Funds Sold	1,508	6,612
Interest-Bearing Deposits With Other Banks	275,964	7,015
Investment Securities Available for Sale	393,681	296,156
Investment Securities Held to Maturity	—	1,000
Federal Home Loan Bank Stock	13,662	8,243
Loans Held for Sale	—	7,605
Loans Receivable, Net of Unearned Income	1,981,476	2,182,313
Allowance for Loan Losses	(59,437)	(31,698)

	1,922,039	2,150,615
Premises and Equipment	43,215	43,171
Other Real Estate (Net of Allowance of $3,997 and $1,140 in 2008 and 2007, Respectively)	94,717	28,175
Goodwill and Other Intangible Assets, net	3,241	132,696
Accrued Interest Receivable	13,457	19,712
Other Assets	47,354	40,427

Total Assets	$2,846,054	$2,833,071

LIABILITIES AND SHAREHOLDERS’ EQUITY
	2008	2007
Deposits
Noninterest-Bearing	$153,006	$158,759
Interest-Bearing	2,285,130	2,139,946

	2,438,136	2,298,705
Borrowed Money
Federal Funds Purchased and Repurchase Agreements	36,844	68,417
Subordinated Debentures	41,238	41,238
Other Borrowed Money	222,539	96,671

	300,621	206,326
Other Liabilities	22,589	21,347

Commitments and Contingencies

Shareholders’ Equity
Preferred Stock, no par value, 2,000,000 Shares Authorized, Zero Shares Issued and Outstanding in 2008 and 2007, Respectively	—	—
Nonvoting Common Stock, Par Value $1 per Share; 10,000,000 Shares Authorized, Zero Shares Issued and Outstanding in 2008 and 2007, Respectively	—	—
Common Stock, Par Value $1 per Share; 80,000,000 Shares Authorized, 23,274,639 Shares Issued and Outstanding in 2008; 50,000,000 Shares Authorized, 18,912,264 Shares Issued and Outstanding in 2007	23,275	18,912
Paid-In Capital	252,349	220,504
Retained Earnings (Deficit)	(194,120)	63,011
Restricted Stock – Unearned Compensation	(41)	(39)
Accumulated Other Comprehensive Gain, Net of Taxes	3,245	4,305

	84,708	306,693

Total Liabilities and Shareholders’ Equity	$2,846,054	$2,833,071

The accompanying notes are an integral part of these financial statements.

SECURITY BANK CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(IN THOUSANDS, EXCEPT PER SHARE AND SHARE AMOUNTS)

FOR THE YEARS ENDED DECEMBER 31,

	2008	2007	2006
Interest Income
Loans, Including Fees	$128,740	$180,015	$138,448
Investment Securities
Taxable	14,893	10,064	6,976
Tax Exempt	174	828	805
Federal Funds Sold and Deposits with Other Banks	2,141	1,933	1,853

	145,948	192,840	148,082

Interest Expense
Deposits	87,917	93,874	60,739
Federal Funds Purchased and Repurchase Agreements	742	2,103	1,469
Subordinated Debentures	2,734	3,168	3,147
Other Borrowed Money	7,133	3,171	3,292

	98,526	102,316	68,647

Net Interest Income	47,422	90,524	79,435
Provision for Loan Losses	128,070	32,660	4,469

Net Interest Income (Loss) After Provision for Loan Losses	(80,648)	57,864	74,966

Noninterest Income
Service Charges on Deposits	9,183	9,363	9,162
Other Service Charges, Commissions and Fees	3,038	4,244	4,544
Mortgage Origination and Related Fees	2,726	4,475	4,922
Securities Gains (Losses)	3,334	(3)	(1,601)
Other	354	902	928

	18,635	18,981	17,955

Noninterest Expenses
Salaries and Employee Benefits	31,623	35,061	32,377
Occupancy and Equipment	6,401	6,189	5,622
Foreclosed Property	15,238	5,059	533
FDIC Assessments	1,829	576	213
Marketing Expenses	1,501	2,549	2,293
Professional Fees	2,957	3,426	2,263
Amortization-Core Deposit Intangible	884	985	903
Goodwill Impairment	128,074	—	—
Other	12,581	13,229	11,447

	201,088	67,074	55,651

Income (Loss) Before Income Taxes	(263,101)	9,771	37,270
Income Taxes	(8,735)	3,183	13,878

Net Income (Loss)	$(254,366)	$6,588	$23,392

Basic Earnings (Loss) Per Share	$(11.36)	$0.35	$1.36

Diluted Earnings (Loss) Per Share	$(11.36)	$0.34	$1.33

Cash Dividends Per Share	$0.13	$0.35	$0.30

Weighted Average Shares Outstanding:
Basic	22,387,908	19,081,636	17,222,139

Diluted	22,387,908	19,225,069	17,564,990

The accompanying notes are an integral part of these financial statements.

SECURITY BANK CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(IN THOUSANDS)

FOR THE YEARS ENDED DECEMBER 31,

	2008	2007	2006
Net Income (Loss)	$(254,366)	$6,588	$23,392

Other Comprehensive Income, Net of Tax
Unrealized Gains (Losses) on Securities Arising During the Year	(2,628)	1,622	(9)
Reclassification Adjustment	2,167	2	1,057

Unrealized Gains (Losses) on Securities	(461)	1,624	1,048
Change in Fair Value of Derivatives Used for Cash Flow Hedges	865	3,232	—
Amortization of Unrealized Gain on Termination of Cash Flow Hedge	(1,463)	—	—

	(1,059)	4,856	1,048

Comprehensive Income (Loss)	$(255,425)	$11,444	$24,440

The accompanying notes are an integral part of these financial statements.

SECURITY BANK CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(IN THOUSANDS)

FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

	Preferred Stock	Nonvoting Common Stock	Common Shares	Common Stock	Paid-In Capital	Retained Earnings (Deficit)	Restricted Stock- Unearned Compensation	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
Balance, December 31, 2005	$—	$—	14,407	$14,407	$121,480	$45,570	$(223)	$(1,599)	$(330)	$179,305
Shares Issued in Connection with Contingent Payments			160	160	3,514					3,674
Stock Options Exercised			17	17	186					203
Stock-Based Compensation Awards					526					526
Amortization of Unearned Compensation							65			65
Shares Issued in Acquisitions			2,864	2,864	64,381					67,245
Shares Issued in Connection with Stock Offering			1,725	1,725	34,216					35,941
Shares Issued to Employee Stock Purchase Plan			13	13	262					275
Change in Accumulated Other Comprehensive Income								1,047		1,047
Cash Dividends						(5,265)				(5,265)
Net Income						23,392				23,392

Balance, December 31, 2006	—	—	19,186	19,186	224,565	63,697	(158)	(552)	(330)	306,408
Cumulative Effect of Change in Accounting Principle						(609)				(609)
Cashless Exercise of Stock Options			33	33	(33)					—
Stock Options Exercised			18	18	127					145
Stock-Based Compensation Awards					239					239
Restricted Stock Cancelled			(3)	(3)	(57)		60			—
Amortization of Unearned Compensation							59			59
Retirement of Treasury Shares			(20)	(20)	(310)				330	—
Shares Issued in Acquisition			11	11	239					250
Shares Issued to Employee Stock Purchase Plan			22	22	303					325
Shares Repurchased			(335)	(335)	(4,569)					(4,904)
Change in Accumulated Other Comprehensive Income								4,857		4,857
Cash Dividends						(6,665)				(6,665)
Net Income						6,588				6,588

Balance, December 31, 2007	—	—	18,912	18,912	220,504	63,011	(39)	4,305	—	306,693
Cumulative Effect of Change in Accounting Principle						(93)				(93)
Stock-Based Compensation Awards					486					486
Restricted Stock Issued			5	5	31		(36)			—
Amortization of Unearned Compensation							34			34
Shares Issued to Employee Stock Purchase Plan			47	47	150					197
Shares Issued in Rights Offering			4,311	4,311	23,744					28,055
Fair Value of Stock Warrants					5,565					5,565
Exchange of SARs for Nonvoting Warrants					1,869					1,869
Change in Accumulated Other Comprehensive Income								(1,060)		(1,060)
Cash Dividends						(2,672)				(2,672)
Net Income (Loss)						(254,366)				(254,366)

Balance, December 31, 2008	$—	$—	23,275	$23,275	$252,349	$(194,120)	$(41)	$3,245	$—	$84,708

The accompanying notes are an integral part of these financial statements.

SECURITY BANK CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

FOR THE YEARS ENDED DECEMBER 31,

	2008	2007	2006
Cash Flows from Operating Activities
Net Income (Loss)	$(254,366)	$6,588	$23,392
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided from Operating Activities
Stock-Based Compensation	486	239	526
Depreciation, Amortization and Accretion	3,766	4,396	2,058
Provision for Loan Losses	128,070	32,660	4,469
Goodwill Impairment	128,074	—	—
Deferred Income Tax (Benefit) Expense	9,565	(4,080)	3,461
Securities (Gains) Losses	(3,334)	3	1,601
Loss on Sale of Other Real Estate	4,298	711	15
Provision for Other Real Estate Losses	3,936	1,232	42
Loss (Gain) on Disposal of Premises and Equipment	(55)	20	73
Loss (Gain) on Sale of Loans	1,238	(107)	(27)
Net Change in Loans Held for Sale	7,605	1,273	(3,315)
Termination of Cash Flow Hedge	6,333	—	—
Payable for Purchased Securities	—	(21,544)	21,544
Net Change in Accrued Income Taxes	(15,174)	(2,812)	(1,158)
Net Change in Other Assets	2,389	(3,874)	(6,996)
Net Change in Other Liabilities	240	5	1,976
Other, Net	(2,156)	—	—

Cash Provided by Operating Activities	20,915	14,710	47,661

Cash Flows from Investing Activities
Cash (Paid) Received in Business Acquisition, Net	—	(198)	10,494
Purchase of Investment Securities Available for Sale	(408,875)	(147,351)	(136,632)
Proceeds from Disposition of Investment Securities Available for Sale	314,229	75,255	90,120
Held to Maturity	1,000	240	1,098
Sale (Purchase) of FHLB stock, Net	(5,419)	(721)	530
Loans to Customers, Net of Repayments	(38,473)	(353,026)	(299,540)
Proceeds from Sale of Loans From Closed Branch	29,934	—	—
Purchase of Premises and Equipment and Software	(3,254)	(6,528)	(4,625)
Proceeds from Disposal of Premises and Equipment	876	1,443	—
Proceeds from Sales of Other Real Estate	32,933	21,348	5,294
Purchase of Bank Owned Life Insurance	—	—	(4,000)
Purchase of Low Income Housing Tax Credits	(2,087)	(7,045)	—
Other, Net	99	(68)	(524)

Cash Used by Investing Activities	(79,037)	(416,651)	(337,785)

Cash Flows from Financing Activities
Interest-Bearing Customer Deposits	145,184	347,986	323,439
Noninterest-Bearing Customer Deposits	(5,753)	(20,211)	9,412
Dividends Paid	(2,672)	(6,665)	(5,265)
Federal Funds Purchased and Repurchase Agreements	(31,573)	17,499	5,042
Proceeds from Other Borrowed Money	341,288	178,500	160,276
Repayments of Other Borrowed Money	(207,265)	(165,278)	(188,853)
Issuance of Common Stock	28,330	471	36,415
Purchase of Common Stock	—	(4,904)	—

Cash Provided by Financing Activities	267,539	347,398	340,466

Net Increase (Decrease) in Cash and Cash Equivalents	209,417	(54,543)	50,342
Cash and Cash Equivalents, Beginning	105,271	159,814	109,472

Cash and Cash Equivalents, Ending	$314,688	$105,271	$159,814

The accompanying notes are an integral part of these financial statements.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies

Nature of Operations

Security Bank Corporation (the Company) provides a full range of retail and commercial banking services for consumers and small to medium size businesses in central and coastal Georgia, the north metropolitan Atlanta area and in north Florida. Lending and investing activities are funded primarily by out of market deposits and deposits gathered through its retail branch office network.

The success of the Company is dependent, to a certain extent, upon the economic conditions in the geographic markets it serves. Adverse changes in the economic conditions in these geographic markets would likely have a significant adverse effect on the Company’s results of operations and financial condition. The operating results of the Company depend primarily on its net interest income, which is driven largely by the performance of its loan portfolio. Accordingly, operations are subject to risks and uncertainties surrounding the exposure to changes in the interest rate and economic environment.

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. The following is a description of those policies the Company follows in preparing and presenting its consolidated financial statements.

Principles of Consolidation and Basis of Presentation

The consolidated financial statements include Security Bank Corporation (the Company) and its wholly owned subsidiaries: Security Interim Holding Corporation (SBKC Interim); Security Bank of Bibb County located in Macon, Georgia; Security Bank of Houston County located in Perry, Georgia; Security Bank of Jones County located in Gray, Georgia; Security Bank of North Metro located in Woodstock, Georgia; Security Bank of North Fulton located in Alpharetta, Georgia; Security Bank of Gwinnett County located in Suwanee, Georgia; and Security Real Estate Services, Inc., formerly Fairfield Financial Services, Inc., a subsidiary of Security Bank of Bibb County, which has offices throughout Georgia. All significant intercompany accounts have been eliminated in consolidation. SBKC Interim was formed in April 2008 for the purpose of issuing $40.0 million of subordinated notes. During the quarter ended March 31, 2008, the Company sold CFS Wealth Management, LLC (CFS) back to the original owner. The entity’s assets and results of operations were not material to the Company’s consolidated financial statements.

The Company has three additional wholly owned subsidiaries, Security Bank Corporation Statutory Trust I, Rivoli BanCorp Capital Trust I, and Security Bank Corporation Statutory Trust II. The trusts are special purpose subsidiaries organized for the sole purpose of issuing trust preferred securities. These subsidiaries are not consolidated as a result of the implementation of FASB Interpretation No. (FIN) 46R, Consolidation of Variable Interest Entities. The Company’s investments in these subsidiaries are included in other assets in the consolidated balance sheets.

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

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

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

The Company monitors and reviews delinquent loans on a weekly basis to ensure that problem loans and losses are addressed in a timely manner. When it has been determined that a loan cannot be collected in whole or in part, the uncollectible portion will be charged-off.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

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

Derivative Financial Instruments

In 2007, the Company entered into an interest rate swap to add stability to interest income and to manage its exposure to adverse changes in interest rates. The derivative instrument is recorded at fair value on the consolidated balance sheets. Effective changes in the fair value of the instrument are recognized in accumulated other comprehensive income on the consolidated balance sheets. The Company does not use derivative financial instruments for trading or speculative purposes. Refer to Note 7, Derivative Financial Instruments, for further discussion.

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

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Other Real Estate

Other real estate generally represents real estate acquired through foreclosure and is initially recorded at the lower of cost or estimated market value at the date of acquisition. An allowance for estimated losses is recorded when a subsequent decline in value occurs. Costs incurred to complete the construction on unfinished real estate are capitalized to the cost of the asset. Repair and maintenance costs are expensed as incurred.

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

Repurchase Agreements

The Company sells securities under agreements to repurchase. These repurchase agreements are treated as borrowings. The obligations to repurchase securities sold are reflected as a liability and the securities underlying the agreements continue to be reflected as assets in the consolidated balance sheets.

Stock-Based Compensation

Compensation cost is recognized for stock option and restricted stock awards issued to employees. Compensation cost is measured at the fair value of these awards on their date of grant. A Black-Scholes model is used to estimate the fair value of stock options, while the market price of the Company’s common stock at the date of grant is used to estimate the fair value of restricted stock awards. Compensation cost is recognized over the required service period, generally defined as the vesting period for stock option awards and the restriction period for restricted stock awards.

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

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Off-Balance Sheet Credit Related Financial Instruments

In the ordinary course of business, the Company has entered into commitments to extend credit, commercial letters of credit and standby letters of credit. Such financial instruments are recorded when they are funded.

Income Taxes

The provision for income taxes is based on income and expense reported for financial statement purposes after adjustment for permanent differences such as tax-exempt income. Deferred income tax assets and liabilities result from differences between assets and liabilities measured for financial reporting purposes and for income tax return purposes. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that such assets will be realized.

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

In July 2006, the FASB released FIN No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement 109. FIN 48 prescribes a comprehensive model for how a company should recognize, measure, present and disclose uncertain tax positions that the company has taken or expects to take on a tax return (including a decision whether to file or not to file a return in a particular jurisdiction). Under FIN 48, the consolidated financial statements will reflect expected future tax consequences of such positions presuming the taxing authorities’ full knowledge of the position and all relevant facts, but without considering time values. FIN 48 also revises disclosure requirements and introduces a prescriptive, annual, tabular roll-forward of the unrecognized tax benefits. The Company adopted the provisions of FIN 48 on January 1, 2007 and as a result recognized an increase in the liability for unrecognized tax benefits, which was accounted for as a $0.7 million reduction to the January 1, 2007 balance of retained earnings (for previous years).

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

Statement of Cash Flows

For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, federal funds sold and interest-bearing deposits with other banks.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

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

Recently Issued Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141 (R), Business Combinations, which replaces SFAS No. 141. SFAS No. 141 (R) retains the fundamental requirements that the acquisition method of accounting be used for all business combinations and that an acquirer is identified for each business combination. The scope of SFAS No. 141 (R) is broader than SFAS No. 141, which applied only to business combinations in which control was obtained by transferring consideration. By applying the same method of accounting—the acquisition method—to all transactions and other events in which one entity obtains control over one or more other businesses, the FASB believes that SFAS No. 141 (R) will improve the comparability of the information about business combinations provided in financial reports. SFAS No. 141(R) is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Management will evaluate the impact, if any, upon adoption.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an Amendment of ARB No. 51. SFAS No. 160 amends ARB No. 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS No. 160 changes the way the consolidated income statement is presented; it requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. SFAS No. 160 also requires disclosure, on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. SFAS No. 160 is effective for annual periods beginning after December 15, 2008. Presently, the Company has no subsidiaries that would be accounted for under SFAS No. 160.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities—an Amendment of SFAS No. 133. SFAS No. 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of, and gains and losses on, derivative instruments, and disclosures about credit-risk related contingent features in derivative agreements. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. Presently, the Company has no derivative instruments that would be accounted for under SFAS No. 161.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP in the United States (the GAAP hierarchy). The current GAAP hierarchy, as set forth in the American Institute of Certified Public Accountants (AICPA) Statement on Auditing Standards No. 69, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles, has been criticized because it (1) is directed to the auditor rather than the entity, (2) is complex, and (3) ranks FASB Statements of Financial Accounting Concepts, which are subject to the same level of due process as FASB Statements of Financial

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Accounting Standards, below industry practices that are widely recognized as generally accepted but that are not subject to due process. The FASB believes that the GAAP hierarchy should be directed to entities because it is the entity (not its auditor) that is responsible for selecting accounting principles for financial statements that are presented in conformity with GAAP. Accordingly, the FASB concluded that the GAAP hierarchy should reside in the accounting literature established by the FASB and is issuing this Statement to achieve that result.

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

(2) Going Concern

The consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred significant losses during 2008 and is no longer considered “well

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

capitalized” as discussed in Note 22. Also, four of the Company’s subsidiary Banks are considered “undercapitalized” as of December 31, 2008. Due to the regulatory capital position of the Company and Banks, certain operating restrictions have been imposed by the federal and state banking authorities as discussed in Note 22. The most significant restriction does not allow the undercapitalized Banks to accept, renew or rollover brokered deposits. This condition creates an uncertainty about the Company’s ability to meet its obligations coming due in 2009. Failure to meet regulatory capital requirements may expose the Company and Banks to additional regulatory sanctions including mandatory asset dispositions and seizure.

The Company has applied to its federal and state banking authorities to consolidate its six banking charters into a single banking charter. If approved, the resulting Bank is expected to be adequately capitalized and could apply to the FDIC for a waiver to accept, renew or rollover brokered deposits. There can be no assurances as to whether the federal and state banking authorities will grant such approvals.

The Company has also retained the services of investment bankers to review all strategic opportunities available to the Company and the Banks.

The Company is negotiating the sale of certain offices not within our core markets as described in Note 26.

The Company is proactively reducing loans receivable with curtailed loan originations generally only to those borrowers with whom we have deposit relationships and encouraged certain borrowers to refinance their loans with other banks, or as an alternative, increased their interest rates to a level commiserate with the related risk.

The Company continues to work to enhance its liquidity position, mostly recently by deferring interest payments on certain borrowings.

There can be no assurances that the federal and state banking authorities will grant approval for the Company to consolidate its banking charters and then will grant approval for a waiver to accept, renew or rollover brokered deposits. There can be no assurances that the Company’s actions referred to above will be successful. These events raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

(3) Business Combinations

On February 21, 2007, the Company completed the acquisition of CFS, an independent investment management and financial planning firm in Macon, Georgia. The consideration was $200,000 in cash and common stock of $250,000. In February, 2008, the Company sold CFS back to the original owner. The entity’s assets and results of operations were not material to the Company’s consolidated financial statements.

On July 31, 2006, the Company completed its acquisition of Homestead Bank, a community bank located in Suwanee, Georgia. Homestead Bank’s shareholders received $10.7 million in cash and 1.6 million shares of the Company’s common stock in a business combination accounted for as a purchase. The excess of the purchase price over book value has been allocated to goodwill and core deposit intangibles. The Company amortized $98,000, $98,000 and $41,000 of the core deposit intangibles during the years ended December 31, 2008, 2007 and 2006, respectively.

On March 31, 2006, the Company completed its acquisition of Neighbors Bancshares, Inc., the parent company of Neighbors Bank, a community bank located in Alpharetta, Georgia. The shareholders of Neighbors

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Bancshares, Inc. received $1.6 million in cash and 1.2 million shares of the Company’s common stock in a business combination accounted for as a purchase. The excess of the purchase price over book value has been allocated to goodwill and core deposit intangibles. The Company amortized $91,000, $92,000 and less than $68,000 of the core deposit intangibles during the years ended December 31, 2008, 2007 and 2006, respectively.

Following is a condensed balance sheet showing fair values of the assets acquired and the liabilities assumed as of the date of acquisition:

	Homestead	Neighbors
	(In thousands)
Cash, Due from Banks and Federal Funds Sold	$15,659	$9,556
Investment Securities	29,671	5,209
Loans, Net	233,180	101,048
Premises and Equipment	2,787	5,169
Core Deposit Intangible	686	640
Goodwill Arising in the Acquisition	25,879	22,004
Other Assets	1,191	2,656
Deposits	(236,284)	(110,822)
Other Liabilities	(27,068)	(2,314)

	$45,701	$33,146

During the year ended December 31, 2008, the Company determined that its total goodwill balance of $128.1 million was impaired and therefore was expensed as a non-cash charge.

Following are pro forma amounts assuming that the acquisitions were included in consolidated earnings for the full year of 2006:

Amount (In thousands)
Interest Income	$160,827
Net Income	22,907
Earnings Per Share
Basic	$1.24
Diluted	$1.22

(4) Investment Securities

Investment securities as of December 31, 2008 are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
Securities Available for Sale
Mortgage Backed	$388,484	$2,076	$(367)	$390,193
State, County and Municipal	2,315	—	(158)	2,157
Other Securities	1,941	25	(635)	1,331

	$392,740	$2,101	$(1,160)	$393,681

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Investment securities as of December 31, 2007 are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
Securities Available for Sale
Mortgage Backed	$212,800	$1,842	$(492)	$214,150
U.S. Government Agencies	59,538	436	(28)	59,946
State, County and Municipal	20,210	238	(211)	20,237
Other Securities	1,958	—	(135)	1,823

	$294,506	$2,516	$(866)	$296,156

Securities Held to Maturity
U.S. Government Agencies	$1,000	$—	$—	$1,000

The Company recognized gross realized gains on the disposition of investments of $3.8 million, $2,000, and $0 during 2008, 2007 and 2006. Gross realized losses on the disposition of investments totaled $477,000, $5,000 and $1.6 million in 2008, 2007 and 2006, respectively.

Investment securities having a carrying value of $316.5 million and $140.2 million as of December 31, 2008 and 2007, respectively, were pledged to secure public deposits and for other purposes.

The amortized cost and fair value of investment securities as of December 31, 2008, by contractual maturity, are presented hereafter. Expected maturities will differ from contractual maturities because issuers have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for Sale
	Amortized Cost	Fair Value
	(In thousands)
Due in One Year or Less	$—	$—
Due After One Year Through Five Years	380	398
Due After Five Years Through Ten Years	500	526
Due After Ten Years	3,185	2,373

	4,065	3,297

Mortgage Backed Securities	388,484	390,193
Marketable Equity Securities	191	191

	388,675	390,384

	$392,740	$393,681

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Information pertaining to securities with gross unrealized losses at December 31, 2008 and 2007 aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less Than 12 Months		12 Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
	(In thousands)
December 31, 2008
Available for Sale:
Mortgage Backed	$103,492	$(366)	$552	$(1)	$104,044	$(367)
State, County and Municipal	—	—	1,758	(158)	1,758	(158)
Other Securities	—	—	615	(635)	615	(635)

	$103,492	$(366)	$2,925	$(794)	$106,417	$(1,160)

	Less Than 12 Months		12 Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
	(In thousands)
December 31, 2007
Available for Sale:
Mortgage Backed	$11	$—	$32,775	$(492)	$32,786	$(492)
U.S. Government Agencies	36,947	(28)	—	—	36,947	(28)
State, County and Municipal	4,057	(150)	4,360	(61)	8,417	(211)
Other Securities	1,133	(135)	—	—	1,133	(135)

	$42,148	$(313)	$37,135	$(553)	$79,283	$(866)

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

The unrealized losses relate principally to the increase in short-term market interest rates that occurred since the securities were purchased. The fair value is expected to recover as the securities approach their maturity date or repricing date or if market yields for such investments decline. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred and the results of reviews of the issuer’s financial condition. As a result of management’s analysis and review, no declines are deemed to be other than temporary.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(5) Loans Receivable, Net of Unearned Income

The composition of loans receivable as of December 31 consisted of the following:

	2008	2007
	(In thousands)
Loans Secured by Real Estate:
Construction, Land and Land Development	$993,864	$1,165,718
Nonfarm Nonresidential Properties	421,342	504,368
1-4 Family Residential Properties	278,714	246,340
Farmland (Including Farm Residential and Other Improvements)	33,031	18,717
Multifamily (5 or More) Residential Properties	36,257	24,786
Commercial and Industrial Loans (U.S. Addresses)	157,799	161,911
Agricultural Loans	1,117	1,225
Consumer	60,431	61,757

	1,982,555	2,184,822
Unearned Interest and Fees	(1,079)	(2,509)

	$1,981,476	$2,182,313

Loans by interest rate type are:

	2008	2007
	(In thousands)
Fixed Rate	$760,495	$742,732
Variable Rate	1,222,060	1,442,090

	$1,982,555	$2,184,822

The Company principally originates loans throughout its market area that primarily consists of Bibb, Houston and Jones counties and the northern metropolitan area of Atlanta in the state of Georgia. As of December 31, 2008 and 2007, approximately 89% and 90%, respectively, of the Company’s loan portfolio was secured by real estate. The Company does make speculative loans to borrowers in that the collateral property has not been pre-sold or pre-leased. At December 31, 2008 and 2007, the Company had outstanding speculative loans of approximately $595.8 million and $711.2 million, respectively.

The largest components of the Company’s loan portfolio are the construction, land and land development loans and mortgage loans secured by nonfarm, nonresidential properties. Real estate construction, land and land development loans, which are 50.2% of the loan portfolio, are made to finance land development and residential and commercial construction. Mortgage loans secured by nonfarm, nonresidential properties, which are 21.3% of the portfolio, are loans made to finance the purchase or development of commercial properties such as hotels, motels, shopping centers, timber holdings, office buildings and convenience stores. Of the total, the largest collateral types are retail facilities (35%) and office facilities (26%).

Nonaccrual loans are loans for which principal and interest are doubtful of collection in accordance with original loan terms and for which accruals of interest have been discontinued due to payment delinquency. Nonaccrual loans totaled $232.4 million and $50.6 million as of December 31, 2008 and 2007, respectively. Loans past due 90 days or more and still accruing interest were $146,000 and $242,000 at December 31, 2008 and 2007, respectively. Foregone interest on nonaccrual loans approximated $18.2 million in 2008, $7.0 million in 2007 and $2.1 million in 2006.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Impaired loans included in total loans above as of December 31 are summarized as follows:

	2008	2007
	(In thousands)
Total Investment in Impaired Loans	$230,165	$35,124
Allowance Related to Impaired Loans	(34,925)	(2,852)

Net Investment	$195,240	$32,272

Average Investment	$198,612	$34,559

Income Recognized During the Year	$5,116	$1,580

Income Collected During the Year	$6,505	$2,050

The Company’s policy is to discontinue recognition of interest income for loans classified as impaired when those loans are placed on nonaccrual status. At December 31, 2008 and 2007, impaired loans that have not been specifically allocated a portion of the allowance for loan losses totaled $86.4 million and $27.8 million, respectively.

(6) Allowance for Loan Losses

Activity in the allowance for loan losses is summarized below for the years ended December 31:

	2008	2007	2006
	(In thousands)
Balance, Beginning	$31,698	$22,336	$16,148
Provision Charged to Operating Expenses	128,070	32,660	4,469
Loans Charged-off	(109,758)	(24,418)	(3,126)
Loan Recoveries	9,427	1,120	763
Business Combinations	—	—	4,082

Balance, Ending	$59,437	$31,698	$22,336

(7) Derivative Financial Instruments

On June 29, 2007, the Company executed an interest rate swap with an aggregate notional amount of $100.0 million, which was accounted for as a cash flow hedge. The Company’s objective in using the derivative was to add stability to interest income and to manage the Company’s exposure to adverse changes in interest rates. The interest rate swap agreement, with a maturity date of July 1, 2010, effectively converts the variable interest receipts on $100.0 million of prime-based loans to a fixed rate of 8.145% plus any credit spread, if applicable, over the life of the agreement. At December 31, 2007, the interest rate swap had a fair value of $4.0 million, which was included in other assets in the consolidated balance sheet.

Prior to the termination of the interest rate swap in March 2008, the Company recorded unrealized net of tax gains of $0.9 million related to the swap, which is included in accumulated other comprehensive income (loss) on the consolidated balance sheet. The $6.3 million received upon termination is included in other comprehensive income (loss) and is being amortized to earnings, as interest income over the remaining term of the hedged item. The cash received as a result of the termination is classified, in the statement of cash flows, in the same category as the cash flows relating to the items being hedged.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(8) Premises and Equipment

Premises and equipment are comprised of the following as of December 31:

	2008	2007
	(In thousands)
Land	$15,150	$15,095
Building	26,318	25,540
Furniture, Fixtures and Equipment	14,617	14,443
Leasehold Improvements	2,505	1,690
Construction in Progress	870	1,272

	59,460	58,040
Accumulated Depreciation	(16,245)	(14,869)

	$43,215	$43,171

Depreciation charged to operations totaled $2.3 million in 2008, $2.5 million in 2007 and $2.3 million in 2006.

Certain bank facilities are leased under various operating leases. Rental expense was $1.2 million in 2008, $0.9 million in 2007 and $0.7 million in 2006. Future minimum rental commitments under noncancelable leases are:

Year	Amount (In thousands)
2009	$904
2010	878
2011	803
2012	734
2013	734
Thereafter	2,968

$7,021

(9) Intangible Assets

The Company wrote off its goodwill balance of $128.1 million during 2008. In 2008, we began quarterly tests of goodwill for impairment due to the ongoing decline in the Company’s stock price combined with the ongoing crises in the credit markets and residential real estate. The Company recorded significant amounts of goodwill in connection with the acquisitions we made from 2000 to 2006. The companies we acquired have contributed significantly to the Company. However, our market valuation as a whole has been significantly affected with concerns related to commercial banks, housing and real estate lending operations. We determined the fair value of the Company from two approaches: the market approach and the market capitalization approach. We concluded that the goodwill balance was impaired and was required to be expensed as a non-cash charge during 2008.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A summary of the changes in goodwill for the years ended December 31, 2008, 2007 and 2006:

	2008	2007	2006
	(In thousands)
Beginning Balance	$128,571	$127,984	$74,582
Impairment Charge	(128,074)
Sale of CFS Wealth Management, LLC	(497)	—	—
Purchase Adjustments	—	137	(2,219)
Goodwill Acquired	—	450	50,803
Contingent Payments	—	—	4,818

Ending Balance	$—	$128,571	$127,984

A summary of core deposit intangible assets as of December 31, 2008 and 2007:

	2008	2007
	(In thousands)
Gross Carrying Amount	$6,547	$6,547
Less: Accumulated Amortization	(3,306)	(2,422)

Net Carrying Amount	$3,241	$4,125

The estimated aggregate amortization expense for each of the next five years is:

Year	Amount (In thousands)
2009	$806
2010	806
2011	806
2012	715
2013	108

$3,241

(10) Income Taxes

The components of income tax expense for the years ended December 31 are as follows:

	2008	2007	2006
	(In thousands)
Current Federal Expense (Benefit)	$(15,679)	$7,263	$8,865
Deferred Federal Expense (Benefit)	9,565	(4,080)	3,461

	(6,114)	3,183	12,326
Current State Tax Expense (Benefit)	(2,621)	—	1,552

	$(8,735)	$3,183	$13,878

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Federal income tax expense in 2008, 2007 and 2006 is less than the income taxes computed by applying the federal statutory rate of 35% to income before income taxes. The reasons for the differences are as follows:

	2008	2007	2006
	(In thousands)
Statutory Federal Income Taxes	$(45,912)	$3,420	$13,045
Goodwill Impairment	39,329	—	—
State Deduction	917	—	(350)
Tax-Exempt Interest	(84)	(316)	(330)
Interest Expense Disallowance	8	43	43
Cash Surrender Value of Life Insurance	(155)	(145)	(115)
Meal and Entertainment Disallowance	17	47	34
Other	(234)	134	(1)

Actual Federal Income Taxes	$(6,114)	$3,183	$12,326

The components of the net deferred tax asset included in other assets in the accompanying consolidated balance sheets as of December 31 are as follows:

	2008	2007
	(In thousands)
Deferred Tax Assets
Allowance for Loan Losses	$20,803	$10,960
Net Operating Loss Carryforward	17,675	—
Nonaccrual Interest	4,991	527
Low Income Housing Tax Credits	336	68
Other Real Estate Owned	1,405	405
Deferred Compensation	525	482
Other	155	39

	45,890	12,481
Valuation Allowance	(45,890)	—
	—	12,481

Deferred Tax Liabilities
Premises and Equipment	(717)	(799)
Securities Accretion	(92)	(62)
Goodwill	—	(1,638)
Core Deposit Intangible	(1,135)	(1,444)
Acquisition Related Fair Value Adjustment	(734)	(751)
Unrealized Gains on Securities Available For Sale	(329)	(577)
Unrealized Gains on Cash Flow Hedge	(1,418)	(749)
Other	(76)	(75)

	(4,501)	(6,095)

Net Deferred Tax Asset (Liability)	$(4,501)	$6,386

In accordance with SFAS No. 109, Accounting for Income Taxes (SFAS No. 109), we evaluate our deferred income taxes quarterly to determine if valuation allowances are required or should be adjusted. SFAS No. 109 requires that companies assess whether valuation allowances should be established against their deferred tax

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

assets based on consideration of all available evidence, both positive and negative, using a “more likely than not” standard. This assessment considers, among other matters, the nature, frequency and severity of recent losses, forecasts of future profitability, the duration of statutory carryforward periods, our experience with tax attributes expiring unused and tax planning alternatives. In making such judgments, significant weight is given to evidence that can be objectively verified.

Valuation allowances have been established for deferred tax assets based on a “more likely than not” threshold. Our ability to realize our deferred tax assets depends on our ability to generate sufficient taxable income within the carryback or carryforward periods provided for in the tax law for each applicable tax jurisdiction. We have considered the following possible sources of taxable income when assessing the realization of our deferred tax assets:

•	Future reversals of existing taxable temporary differences;

•	Future taxable income exclusive of reversing temporary differences and carryforwards;

•	Taxable income in prior carryback years; and

•	Tax-planning strategies.

The Company adopted the provisions of FIN 48 on January 1, 2007 and as a result recognized an increase in the liability for unrecognized tax benefits, which was accounted for as a $0.7 million reduction to the January 1, 2007 balance of retained earnings (for previous years). There have been no additions, reductions or settlements in 2008 or 2007 since the initial recognition.

The Company’s federal income tax return is open and subject to examination from the 2004 tax return and forward.

The Company does not recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses due to immateriality. During the years ended December 31, 2008, 2007 and 2006, the Company recognized zero in interest and penalties. The Company had accrued zero for the payment of interest and penalties at December 31, 2008 and 2007, respectively.

(11) Deposits

The aggregate amount of overdrawn deposit accounts reclassified as loan balances totaled $1.1 million as of December 31, 2008 and 2007.

Components of interest-bearing deposits as of December 31 are as follows:

	2008	2007
	(In thousands)
Interest-Bearing Demand	$398,425	$543,420
Savings	13,290	14,739
Time, $100,000 and Over	1,086,149	1,035,643
Other Time	787,266	546,144

	$2,285,130	$2,139,946

The aggregate amount of short-term certificates of deposit with a minimum denomination of $100,000 totaled $734.7 million and $856.3 million on December 31, 2008 and 2007, respectively.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of December 31, 2008, the scheduled maturities of certificates of deposit are as follows:

Year	Amount (In thousands)
2009	$1,328,121
2010	388,694
2011	146,622
2012	7,684
2013 and Thereafter	2,294

$1,873,415

Brokered deposits are third-party time deposits placed by or through the assistance of a deposit broker. As of December 31, 2008 and 2007, the Company had $798.2 million and $673.0 million, respectively, in brokered deposits. The brokered deposits, which are included in Time, $100,000 and Over and Other Time, were issued at a weighted average rate of 4.22% and mature at various times through 2012.

(12) Federal Funds Purchased, Repurchase Agreements and Other Short-Term Borrowings

Securities sold under agreements to repurchase mature daily. Mortgage backed securities sold under repurchase agreements are held and segregated by the investment safekeeping agent. Investments are identified as subject to the repurchase agreement and may be substituted by the Banks, subject to agreement by the buyer.

Information concerning securities sold under agreements to repurchase is summarized as follows:

	2008	2007
	(Dollars in thousands)
Average Balance During the Year	$34,367	$30,666
Average Interest Rate During the Year	1.80%	4.64%
Maximum Month-End Balance During the Year	$36,844	$41,853
Balance as of December 31	$36,844	$34,940

Mortgage backed securities underlying the agreements had carrying and estimated fair values of $41.8 million and $42.2 million at December 31, 2008 and 2007, respectively.

The Company’s subsidiary banks maintain overnight borrowing lines for federal funds purchased through a correspondent bank. Borrowings outstanding under these agreements collectively amounted to $0 and $33.5 million as of December 31, 2008 and 2007, respectively. At December 31, 2008, borrowing capacity under these agreements totaled approximately $86.7 million.

In 2008, the Banks began to participate in the Federal Reserve Bank’s Secondary Credit Program, which serves as a backup source of funding on a short-term basis, usually overnight, to qualifying institutions. The funds are generally issued at a rate that is 75 basis points greater than the federal funds target rate. The Company has not borrowed under the program. At December 31, 2008, the Company has pledged loans totaling approximately $83.9 million as collateral and has approximately $33.6 million available under the program.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(13) Other Borrowed Money

Other borrowed money is comprised of the following as of December 31:

	2008	2007
	(In thousands)
Federal Home Loan Bank advances have maturities in varying amounts through August 29, 2018 and interest rates ranging from .0046% to 5.92%. Residential first mortgage loans, commercial real estate loans and investment securities are pledged as collateral for the FHLB advances. At December 31, 2008, lending collateral value was $252.7 million of which $20.6 million was available.	$190,695	$77,172

Subordinated Notes Payable sold to affiliates of FSI Group, LLC in a private offering, net of unamortized discount of $8.2 million at December 31, 2008. The Notes bear an interest rate of 9.5%, are callable after five years at a premium and mature in 2018.	31,844	—

Revolving line of credit with Silverton Bank. Interest is due quarterly and is based on the Prime Rate minus 100 basis points. All shares of stock owned by the Company in Security Bank of Bibb County, Security Bank of Houston County and Security Bank of Jones County were pledged as collateral on the revolving line of credit. The line was paid off and terminated during the second quarter of 2008.	—	17,500

Line of credit for $2.0 million with Thomasville National Bank. Interest is due quarterly and is based on the Prime Rate. The line was secured by 100 shares of outstanding stock of Security Bank of North Metro and was paid off and terminated during the first quarter of 2008	—	2,000

	$222,539	$96,672

Maturities of borrowed money for each of the next five years and thereafter are as follows:

Year	Amount (In thousands)
2009	$58,000
2010	56,695
2011	5,000
2012	5,000
2013	10,000
Thereafter	96,000

230,695
Less: Unamortized Discount on Note Payable	(8,156)

Total	$222,539

On April 28, 2008, the Company entered into a Subordinated Note and Securities Purchase Agreement by and among the Company, SBKC Interim, and private equity funds managed by FSI Group, LLC (the Purchasers), pursuant to which the Company sold $40 million of unsecured subordinated notes (the Notes). The Notes were sold to the Purchasers in a private offering, bear an interest rate of 9.5%, are callable after five years at a premium and mature in 2018. The subordinated debt has been structured to qualify as Tier 2 regulatory capital on a consolidated basis.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In connection with the issuance and sale of the Notes by SBKC Interim, the Company issued to the Purchasers immediately exercisable warrants to purchase 2,552,717 shares of the Company’s voting common stock at an exercise price of $6.58 per share, subject to certain adjustments (the voting warrants). The Company also issued to the Purchasers 3,526,310 stock appreciation rights (SARs) that entitle the holders, upon exercise, to receive a cash payment from the Company in an amount equal to the number of SARs outstanding multiplied by the excess of the Company’s common stock price above the exercise price of $6.58 per share, subject to certain adjustments. On June 26, 2008, at a Special Shareholders’ Meeting, the Company’s shareholders approved two proposals: (1) an amendment to the Amended and Restated Articles of Incorporation authorizing nonvoting common stock and (2) the exchange of the SARs on a one-for-one basis for nonvoting warrants, which are exercisable for nonvoting common stock. On June 27, 2008, the Company completed the exchange of the SARs for the nonvoting warrants, which may be exercised at a price of $5.92 per share, subject to certain adjustments, to purchase 3,526,310 shares of nonvoting common stock. In addition, the nonvoting common stock is convertible into shares of voting common stock under certain limited circumstances. As of December 31, 2008, there were approximately 6.1 million shares of common stock reserved for the voting warrants and nonvoting warrants and approximately 3.5 million shares of nonvoting stock reserved for the nonvoting warrants.

The Notes contain certain covenants that the Company must maintain compliance with. One of these covenants requires that each of the banks maintain sufficient regulatory capital to meet the well capitalized standard. At December 31, 2008, four of our banks were undercapitalized as defined under regulatory capital standards. This constitutes a default under the Notes. This default does not result in an acceleration of the Notes but it does preclude the Company from making interest payments on other debt, including its Subordinated Debentures. Therefore, in the first quarter of 2009, the Company exercised its rights under all three of its Subordinated Debenture agreements to extend the interest payment periods and therefore will not make the interest payments due for the first payment periods of 2009. The Company presently anticipates that it will exercise this right on the remaining interest payments in 2009 as well.

(14) Subordinated Debentures (Trust Preferred Securities)

	2008	2007	Issue Date	Maturity Date	Interest Rate
	(Dollars in thousands)
2002 Subordinated Debentures	$18,000	$18,000	2002	2032	4.72% (LIBOR +3.25)
2005 Subordinated Debentures	19,000	19,000	2005	2036	6.46
Rivoli Bancorp Subordinated Debentures	3,000	3,000	2002	2032	5.60 (LIBOR +3.45)

Total Subordinated Debentures	40,000	40,000
Security Bank Corporation Statutory Trust I	557	557	2002	2032	4.72% (LIBOR +3.25)
Security Bank Corporation Statutory Trust II	588	588	2005	2036	6.46
Rivoli Bancorp Capital Trust I	93	93	2002	2032	5.60 (LIBOR +3.45)

Total Trust Preferred Securities	1,238	1,238

Total	$41,238	$41,238

Subordinated debentures qualify as Tier I capital for regulatory capital purposes, subject to certain limitations. The 2002 subordinated debentures are redeemable after five years with certain exceptions. The interest rate on the 2005 subordinated debentures is fixed at 6.46% for the first five years, and beginning in the sixth year, the issue converts to a floating interest rate equal to the three-month LIBOR rate plus 1.40%. The 2005 debentures are redeemable after five years with certain exceptions. The Rivoli Bancorp subordinated debentures were assumed in connection with the 2005 acquisition of such entity.

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

At December 31, 2008 and 2007, the following financial instruments were outstanding whose approximate contract amounts represent credit risk:

	Contract Amount
	2008	2007
	(In thousands)
Loan Commitments	$188,804	$430,787
Standby Letters of Credit	7,414	9,393
Performance Letters of Credit	4,122	5,505

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

Legal Contingencies.    The Company and its subsidiaries are parties to numerous claims and lawsuits arising in the course of their normal business activities, some of which involve claims for substantial amounts. Based on our current understanding of the relevant facts, it is the opinion of management that none of these matters, when resolved, will have a material effect on the Company’s consolidated results of operations or financial position.

Employment Agreements.    The Company has entered into employment agreements with three of its four executive officers. The agreements are for an initial term ending December 18, 2010. Beginning on that date, and on each anniversary thereafter, the term of each agreement automatically will extend for additional one-year periods unless either party gives prior notice of non-renewal. In the event of a change in control of the Company, the term of each agreement automatically will extend for an additional three years following the change in control. If, within three years following a change in control (within one year prior to the consummation of such

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

change in control), the executive incurs a separation of service either (i) by employer other than for cause (excluding a termination by reason of the executive’s death or disability) or (ii) by the executive for good reason, the executive will be entitled to:

•	accrued salary and benefits;

•	a cash severance amount equal to the product of 2.99 times the executive’s “base amount” as defined in Section 280G (b)(3) of the Internal Revenue Code;

•	continuation of health and welfare benefits for a period of 18 months; and

•	a cash payment for certain amounts vested under the Company’s employee retirement plans.

On October 10, 2008, the Company entered into a separation agreement with H. Averett Walker (the “Separation Agreement”) in connection with his termination as President and Chief Executive Officer of the Company on September 16, 2008. Pursuant to the Separation Agreement, the Company agreed to pay Mr. Walker the same severance benefits he would have received if his employment had been terminated by the Company without cause under his employment agreement. Accordingly, Mr. Walker will receive a cash payment equal to $845,932, less withholdings for taxes and other required items, payable in a lump sum on the earlier of April 1, 2009, or Mr. Walker’s death. The payment, which may be subject to regulatory approval, is accrued at December 31, 2008 and is included in other liabilities in the consolidated balance sheet. In addition, Mr. Walker is entitled to his vested benefits under the Company’s Savings Incentive Plan and the Supplemental Executive Retirement Agreement between Mr. Walker, the Company and Security Bank of Bibb County, a wholly-owned indirect subsidiary of the Company. Mr. Walker’s vested benefits under the Supplemental Executive Retirement Agreement total approximately $83,000. The employment provisions under Mr. Walker’s employment agreement terminated upon his resignation, but Mr. Walker continues to be bound by the covenants contained in the employment agreement relating to confidential information, trade secrets, non-competition, non-solicitation of employees and customers and other post-employment obligations.

(16) 401(k) Savings Incentive and Profit Sharing Plan

The Company sponsors a 401(k) Savings Incentive and Profit Sharing Plan. Employees must be 21 years of age and may begin to contribute at the first open enrollment following a three-month probationary period. Upon achieving one year of service, the employee is eligible to receive quarterly matching contributions from the Company and annual discretionary profit sharing based on years of service. Until December 31, 2008, the Company matched the employees’ contributions up to 6%. Beginning in 2009, the Company reduced the match on employees’ contributions to 3%. The discretionary profit sharing varies from 1.25% to 1.75%, depending on years of service and position within the Company and operating results. Expense under the plan was $1.0 million in 2008, $1.4 million in 2007 and $1.4 million in 2006.

Security Bank of Gwinnett County maintained its own 401(k) retirement plan for its employees through December 31, 2006. Beginning July 31, 2006, Security Bank of Gwinnett County began making matching contributions equal to 100% of each employee’s contribution up to 6% of the employee’s compensation. The matching contribution vests based on years of participation in the plan. Expense under the plan was $30,000 for the five months ended December 31, 2006. Beginning January 1, 2007, the employees of Security Bank of Gwinnett County began participating in the Company’s 401(k) Savings Incentive and Profit Sharing Plan.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(17) Share-Based Compensation Plans

The Company maintains several share-based compensation plans, all of which have been shareholder-approved. These plans provide for the grant of tax-qualified or incentive stock options, nonqualified stock options, restricted stock grants, stock appreciation rights and performance units to the Company’s employees. Awards are granted with an exercise price equal to fair value, which equals the closing price of the Company’s common stock on the date of grant. Some awards vest over time and some vest according to meeting specified performance targets. Certain awards under the plans provide for accelerated vesting if there is a change in control of the Company (as defined). The compensation expense that has been charged against income for these plans was $486,000, $239,000 and $526,000 for 2008, 2007 and 2006, respectively.

Below is a summary of the provisions of each of the plans.

The 1999 Stock Incentive Plan provides for the grant of incentive stock options for up to 312,500 shares of the Company’s common stock. The options vest over a five-year period beginning on the first anniversary of the grant date and will expire 10 years following the grant date. The Company has granted 253,500 incentive stock options under this plan at a weighted average exercise price of $7.34 per share. At December 31, 2008, 53,000 shares were outstanding, all of which were vested.

The 2002 Incentive Stock Option Plan provides for the grant of incentive stock options for up to 440,000 shares of the Company’s common stock. During 2002 and 2003, the Company granted 242,000 performance based incentive stock options under this plan at a weighted average exercise price of $10.13 per share. The options were divided into two tiers, both of which vested over a three-year period beginning on the date of grant, with one-sixth of the options vesting each year on the anniversary of the date of grant if the Company achieved an annual EPS growth target of 12% for Tier 1 and 15% for Tier 2. The remaining 50% of the Tier 1 and Tier 2 options vested at the end of the third year if the Company’s average EPS growth over the three-year period exceeded 12% for Tier 1 and 15% for Tier 2. Vested options become exercisable over a three-year period beginning on the first anniversary grant date except for executive officers of the Company. For these officers, the vested options become exercisable over a 10 year period beginning on the first anniversary date of the grant in accordance with the following schedule: 7.5% for years 1-3, 12% for years 4-9, and 5.5% in year 10. The options will expire 10 years following the grant date. In 2007, the Company granted 195,000 incentive stock options under this plan at a weighted average exercise price of $20.92 per share. These options cliff-vest on December 31, 2010, subject to the recipients being employees in good standing on that date. At December 31, 2008, 274,500 shares were outstanding, 71,470 of which were vested.

The 2004 Omnibus Stock Ownership and Long Term Incentive Plan provides for the grant of up to a total of 600,000 shares of common stock. During 2004 through 2006, the Company granted 466,000 performance based incentive stock options under this plan at a weighted average exercise price of $16.03 per share. The options were divided into two tiers, both of which vested over a three-year period beginning on the date of grant, with one-sixth of the options vesting each year on the anniversary of the grant date if the Company achieved an annual EPS growth target of 12% for Tier 1 and 15% for Tier 2. The remaining 50% of the options vested at the end of the third year on the anniversary of the date of grant if the Company’s average EPS growth over the three-year period exceeded 12% for Tier 1 and 15% for Tier 2. The vested options became exercisable over a three-year period beginning on the first anniversary date of the grant date. In 2007, the Company granted 160,000 incentive stock options under this plan at a weighted average exercise price of $20.92 per share. These options cliff-vest on December 31, 2010, subject to the recipients being employees in good standing on that date. The options will expire ten years following the grant date. At December 31, 2008, 448,667 shares were outstanding, 297,889 of which were vested.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The 2007 Omnibus Long Term Incentive Plan provides for the grant of up to a total of 1,000,000 shares of common stock. In 2007, the Company granted 300,000 performance-based incentive stock options under this plan to its executive officers at an average exercise price of $20.92 per share. These options vest upon achievement of specific earnings per share growth over a three-year performance cycle. The options were divided into two tiers, both of which vest over a three-year period beginning on the date of grant, with one-sixth of the options vesting each year on the anniversary of the date of grant if the Company achieves an annual EPS growth target of 12% for Tier 1 and 12.01%-15% for Tier 2. The remaining 50% of the options vest at the end of the third year on the anniversary of the date of grant if the Company’s average EPS growth over the three-year period exceeded 12% for Tier 1 and 12.01%-15% for Tier 2. The vested options become exercisable over a three-year period beginning on the first anniversary date of the grant date. Also in 2007, the Company granted 510,000 incentive stock options under this plan at a weighted average exercise price of $20.79 per share. These options cliff-vest on December 31, 2010, subject to the recipients being employees in good standing on that date. Finally, in 2007 the Company also granted 105,000 nonqualified stock options under this plan to certain advisory directors of one of our subsidiary banks at a weighted average exercise price of $17.10 per share. The nonqualified options vest over a five year period beginning on the first anniversary of the grant date. At December 31, 2008, 678,332 shares were outstanding, 32,331 of which were vested. All options will expire 10 years following the grant date.

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

The Company applied the following weighted average assumptions to stock option grants made in the following periods:

	2008	2007	2006
Dividend Yield	N/A	1.58%	1.14%
Risk-Free Interest Rate	N/A	4.66%	4.51%
Expected Term in Years	N/A	6.49	10
Expected Volatility	N/A	32.60%	15.08%

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A summary of stock option activity for the years ended December 31, 2008, 2007 and 2006 is presented below:

	Shares Under Incentive Stock Options	Weighted Average Exercise Price	Aggregate Intrinsic Value	Weighted- average Remaining Contractual Life
Outstanding, December 31, 2005	796,000	$13.10
Granted	13,000	22.75
Forfeited	24,278	15.89
Exercised	17,055	11.90

Outstanding, December 31, 2006	767,667	13.20
Granted	1,270,000	20.55
Forfeited	116,834	20.25
Exercised	112,994	10.21

Outstanding, December 31, 2007	1,807,839	18.10
Granted	—	—
Forfeited	353,340	17.95
Exercised	—	—

Outstanding, December 31, 2008	1,454,499	$18.23	$—	7.07

Eligible to be Exercised, December 31, 2008	454,690	$14.28	$—	4.72

The weighted average fair value of options granted during the years ended December 31, 2008, 2007 and 2006 was $0, $3.17 and $6.95, respectively. The aggregate intrinsic value of options exercised during the years ended December 31, 2008, 2007 and 2006 was $0, $0.8 million and $172,000, respectively. The fair value of options vested during the years ended December 31, 2008, 2007 and 2006 was $282,000, $1.8 million and $0.6 million, respectively.

The total nonvested options outstanding under the Company’s various share-based compensation plans are 999,809 at December 31, 2008. Of those options, 799,809 will vest upon the fulfillment of a service condition and 200,000 will vest when certain performance conditions are met. At December 31, 2008, there was $1.2 million of unrecognized compensation cost related to nonvested stock options. The cost is expected to be recognized over a weighted-average period of 2.3 years.

Cash received from share option exercises totaled $0, $145,000 and $203,000 during the years ended December 31, 2008, 2007 and 2006, respectively. The Company issues shares upon exercise of share options from newly issued shares that have been reserved for the various plans.

(18) Supplemental Cash Flow Information

Cash payments for the following were made during the years ended December 31:

	2008	2007	2006
	(In thousands)
Interest Expense	$98,665	$105,665	$76,191
Income Taxes	$250	$9,330	$13,819

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Noncash investing activities for the years ended December 31 are as follows:

	2008	2007	2006
	(In thousands)
Acquisitions of Real Estate Through Foreclosure	$107,808	$48,623	$5,819

Acquisition, Net of Cash Acquired
Common Stock Issued	$—	$250	$65,466
Cash Received, Less Cash Paid	—	198	(10,495)
Liabilities Assumed	—	—	378,487

Fair Value of Assets Acquired, Including Goodwill	$—	$448	$433,458

Goodwill Resulting from Contingent Payment
Common Stock Issued	$—	$—	$3,674
Cash Paid	—	—	1,144

Total Goodwill	$—	$—	$4,818

Unrealized (Gain) Loss on Investment Securities	$709	$(2,499)	$(1,418)

(19) Earnings (Loss) per Share

Due to the net loss in 2008, basic shares were used to calculate diluted earnings per share. Adding common stock equivalents to the denominator would result in anti-dilution. For the year ended December 31, 2008, 10,577,241 shares of common stock equivalents were excluded from the calculation of diluted earnings per share because they would have an anti-dilutive effect.

The following presents earnings (loss) per share for the years ended December 31, 2008, 2007 and 2006:

	2008	2007	2006
	(Dollars in thousands, except per share data)
Numerator:
Basic Earnings (Loss) Per Share, Net Income Available to Common Shareholders	$(254,366)	$6,588	$23,392

Denominator:
Basic Earnings (Loss) Per Share—Weighted Average Shares Outstanding	22,388	19,082	17,222
Effect of Dilutive Securities:
Stock Warrants	—	—	—
Stock Options and Restricted Stock	—	143	343

Diluted Earnings Per Share—Weighted Average Shares Outstanding and Common Stock Equivalents	22,388	19,225	17,565

Earnings (Loss) Per Share—Basic	$(11.36)	$0.35	$1.36

Earnings (Loss) Per Share—Diluted	$(11.36)	$0.34	$1.33

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(20) Related Party Transactions

The aggregate balance of direct and indirect loans to directors, executive officers or principal holders of equity securities of the Company was $91.1 million as of December 31, 2008 and $75.0 million as of December 31, 2007. All such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than a normal risk of collectibility. A summary of activity of related party loans is presented hereafter.

	2008	2007
	(In thousands)
Balance, Beginning	$74,954	$47,963
New Loans	59,588	61,781
Repayments	(43,413)	(34,790)

Balance, Ending	$91,129	$74,954

Deposits from related parties held by the Company at December 31, 2008 and 2007 totaled approximately $30.2 million and $60.0 million, respectively.

Security Real Estate Services originated $3.1 million and $1.2 million in mortgage loans to related parties during 2008 and 2007, respectively.

The Company leases office space from a director and made payments under the lease agreements totaling $77,000 during each of the years ended December 31, 2008 and 2007. Also, the Company has contracted with another director to lease a new corporate headquarters building and made payments totaling $987,000 during the year ended December 31, 2008 related to the construction of the leased premises.

(21) Fair Value of Financial Instruments

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

Due to the short maturity of some of the Company’s assets and liabilities, there are several financial instruments whose fair value equals or closely approximates carrying value. Such financial instruments are reported in the following balance sheet captions: cash and due from banks, federal funds sold, interest-bearing deposits with other banks, FHLB stock, federal funds purchased and repurchase agreements. Securities available for sale are presented at fair value on the balance sheet. Fair values for off-balance sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The fees associated with these instruments are not material.

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

Notes Payable - The fair value of Notes Payable is determined by discounting the future cash flows using the current rates at which similar fixed rate notes would be made to borrowers.

The carrying amount and estimated fair values of the Company’s financial instruments as of December 31 are as follows:

	2008		2007
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(In thousands)
Assets
Loans Receivable, Net of Unearned Income	1,981,476	1,989,107	2,182,313	2,187,733
Loans Held for Sale	—	—	7,605	7,609
Liabilities
Deposits	2,438,136	2,472,002	2,298,705	2,305,843
Other Borrowed Money	259,383	254,338	165,088	165,328
Subordinated Debentures	41,238	66,971	41,238	39,754

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

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

SFAS No. 157, Fair Value Measurements, defines fair value, establishes a framework for measuring fair value, establishes a three-level valuation hierarchy for disclosure of fair value measurement and enhances disclosure requirements for fair value measurements. SFAS No. 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The valuation hierarchy requires an entity to maximize the use of observable inputs and to minimize the use of unobservable inputs when measuring fair value. The three levels of inputs are defined as follows:

•	Level 1—Quoted prices for identical assets or liabilities in active markets that the reporting entity has the ability to access at the measurement date;

•

Level 2—Observable inputs other than Level 1 prices such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability or inputs that are derived principally from or corroborated by observable market data by correlation or other means; and

•	Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of assets or liabilities

A description of the valuation methodologies used for assets and liabilities measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below. In general, fair value is based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon internally developed models that primarily use, as inputs, observable market-based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. While management believes the Company’s valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

•

Investment Securities Available for Sale—Securities classified as available for sale are reported at fair value on a recurring basis. If quoted prices are not available, the Company obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U. S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions, among other things. Level 2 securities include mortgage-backed securities issued by government sponsored entities, municipal bonds and corporate debt securities.

•

Impaired Loans—Impaired loans are carried at the present value of estimated future cash flows using the loan’s existing rate, or the fair value of the underlying collateral if the loan is collateral dependent. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the impaired loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value, and there is no observable market price, the Company records the impaired loan as nonrecurring Level 3.

•

Other Real Estate—Other real estate is adjusted to fair value upon transfer of the loans to foreclosed property. Subsequently, other real estate is reported at the lower of the carrying amount or fair value. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the property as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the property as nonrecurring Level 3.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table presents the fair value measurements of assets measured at fair value on a recurring or nonrecurring basis as of December 31, 2008, aggregated by the level in the fair value hierarchy within which those measurements fall.

	Quoted Market Prices in active markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
Recurring
Investment Securities Available for Sale	$—	$393,681	$—

Nonrecurring
Impaired Loans	$—	$195,240	$—
Other Real Estate	—	94,717	—

	$—	$289,957	$—

The Company has no liabilities carried at fair value or measured on a nonrecurring basis.

(22) Regulatory Matters

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

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Banks to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. The amounts and ratios as defined in regulations are presented hereafter.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars In Thousands)
As of December 31, 2008
Total Capital
Consolidated	$177,368	8.60%	$165,403	8.00%	N/A	N/A
Bibb	70,324	7.11%	79,139	8.00%	$98,923	10.00%
Houston	23,533	10.13%	18,605	8.00%	23,257	10.00%
Jones	27,638	10.16%	21,758	8.00%	27,198	10.00%
North Metro	11,608	6.63%	14,016	8.00%	17,519	10.00%
North Fulton	10,454	7.72%	10,835	8.00%	13,544	10.00%
Gwinnett	15,801	6.02%	21,002	8.00%	26,253	10.00%
Tier I Capital
Consolidated	105,811	5.14%	82,702	4.00%	N/A	N/A
Bibb	57,719	5.83%	39,569	4.00%	59,354	6.00%
Houston	20,635	8.87%	9,303	4.00%	13,954	6.00%
Jones	24,223	8.91%	10,879	4.00%	16,319	6.00%
North Metro	9,378	5.35%	7,008	4.00%	10,512	6.00%
North Fulton	8,744	6.46%	5,417	4.00%	8,126	6.00%
Gwinnett	12,426	4.73%	10,501	4.00%	15,752	6.00%
Leverage Ratio
Consolidated	105,811	3.72%	114,109	4.00%	N/A	N/A
Bibb	57,719	4.62%	49,966	4.00%	62,457	5.00%
Houston	20,635	5.67%	14,566	4.00%	18,208	5.00%
Jones	24,223	5.52%	17,562	4.00%	21,952	5.00%
North Metro	9,378	3.89%	9,636	4.00%	12,045	5.00%
North Fulton	8,744	4.45%	7,860	4.00%	9,826	5.00%
Gwinnett	12,426	3.55%	14,019	4.00%	17,524	5.00%

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars In Thousands)
As of December 31, 2007
Total Capital
Consolidated	$238,806	9.97%	$191,635	8.00%	N/A	N/A
Bibb	113,968	10.13%	89,974	8.00%	$112,467	10.00%
Houston	27,631	10.27%	21,517	8.00%	26,896	10.00%
Jones	29,665	10.36%	22,910	8.00%	28,637	10.00%
North Metro	19,483	10.12%	15,396	8.00%	19,245	10.00%
North Fulton	17,311	10.51%	13,173	8.00%	16,466	10.00%
Gwinnett	35,315	10.17%	27,783	8.00%	34,729	10.00%
Tier I Capital
Consolidated	209,693	8.75%	95,818	4.00%	N/A	N/A
Bibb	99,907	8.88%	44,987	4.00%	67,480	6.00%
Houston	24,260	9.02%	10,758	4.00%	16,138	6.00%
Jones	26,578	9.28%	11,455	4.00%	17,182	6.00%
North Metro	17,066	8.87%	7,698	4.00%	11,547	6.00%
North Fulton	15,362	9.33%	6,586	4.00%	9,879	6.00%
Gwinnett	31,469	9.06%	13,892	4.00%	20,838	6.00%
Leverage Ratio
Consolidated	209,693	8.03%	104,496	4.00%	N/A	N/A
Bibb	99,907	8.17%	48,909	4.00%	61,136	5.00%
Houston	24,260	7.83%	12,397	4.00%	15,497	5.00%
Jones	26,578	7.72%	13,776	4.00%	17,220	5.00%
North Metro	17,066	8.55%	7,982	4.00%	9,977	5.00%
North Fulton	15,362	8.98%	6,839	4.00%	8,549	5.00%
Gwinnett	31,469	8.90%	14,138	4.00%	17,673	5.00%

Security Bank of Bibb County, Security Bank of North Metro, Security Bank of North Fulton and Security Bank of Gwinnett County have received notice from the FDIC that the FDIC considers these banks to be adequately capitalized and that under Section 29 of the FDIA and Section 337.6 of the FDIC Rules and Regulations, these banks may not accept, renew or rollover brokered deposits unless they have applied for and been granted a waiver by the FDIC. Since receipt of such notifications, we have determined that these banks are undercapitalized as of December 31, 2008 and as such, are currently unable to apply for waivers on brokered deposits. In January 2009, the Company applied to the FDIC to consolidate its bank charters into a single charter.

If the consolidation of the six banking charters is approved by the FDIC, then the resulting consolidated Bank is expected to be adequately capitalized. As such, it would be allowed to apply to the FDIC for a waiver to accept brokered deposits. Additionally, the FDIC Rules and Regulations contain restrictions on the interest rates that this consolidated bank could pay on brokered deposits, wholesale deposits and retail deposits. At December 31, 2008, these Banks have approximately $650.9 million in brokered deposits with $404.2 million maturing in 2009. We have applied to the FDIC for a waiver but cannot be assured that we will be eligible to receive a waiver or that the FDIC will grant a waiver to the consolidated bank.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On January 27, 2009, the FDIC proposed for public comment a change in the way the FDIC administers statutory restrictions on deposit interest rates. The proposed regulation would define nationally prevailing deposit rates as a direct calculation of those national averages as computed and published by the FDIC. If the proposed change is approved, reliance on the Treasury yields in the regulation would be discontinued.

As of December 31, 2008 and 2007, the Company had restricted cash totaling $19.3 million and $12.7 million, respectively, which consists of required deposits with the Federal Reserve and amounts pledged to secure advances with the Federal Home Loan Bank. The amount of dividends payable to the parent company from the subsidiary banks is limited by various banking regulatory agencies. Upon prior approval by regulatory authorities, the banks may pay cash dividends to the parent company in excess of regulatory limitations. During the first quarter of 2008, at the request of the Federal Reserve Bank of Atlanta, the Company’s Board of Directors passed a resolution that it will not declare or pay any dividends to its shareholders without the prior written approval of the Federal Reserve Bank of Atlanta. Additionally, in the third quarter of 2008, the Company suspended the payment of dividends to our shareholders.

(23) Deferred Compensation Plans

Security Bank of Houston County maintains a deferred compensation plan under which certain officers may elect to defer, until termination, retirement, death or unforeseeable emergency a portion of current compensation. The plan is created in accordance with Internal Revenue Code Section 457. Interest is paid on such deferrals at a rate that is determined annually. The participants are general creditors of Security Bank of Houston County with respect to amounts deferred and interest additions. As of December 31, 2008 and 2007, the liability under this plan totaled $80,000 and $204,000, respectively. Provisions charged to operations totaled $21,000, $11,000 and $29,000 in 2008, 2007 and 2006, respectively. The contracts were initially funded through the purchase of three life insurance contracts. The cash value of the life insurance contracts totaled $318,000 and $302,000 as of December 31, 2008 and 2007, respectively, and is included in other assets in the consolidated balance sheets. During the years ended December 31, 2008, 2007 and 2006, benefits of $145,000, $61,000, and $0, respectively, were paid under the plan. Security Bank of Jones County maintains a deferred compensation plan covering certain members of management through individual deferred compensation contracts. In accordance with the terms of the contracts, Security Bank of Jones County is committed to pay the individuals deferred compensation over a period of 15 years, beginning at age 65. In the event of the individual’s death before age 65, a lump sum payment is made to the individual’s beneficiary within 60 days of the date of death. The cash value of the life insurance contracts totaled $1.3 million and $1.2 million as of December 31, 2008 and 2007, respectively, and is included in other assets in the consolidated balance sheets. Liabilities accrued under the plan totaled $0.7 million and $0.7 million as of December 31, 2008 and 2007, respectively. Provisions charged to operations totaled $14,000, $30,000 and $13,000 in 2008, 2007 and 2006. No benefits have been paid as of December 31, 2008.

In 2005, Security Bank of Bibb County commenced a Supplemental Executive Retirement Plan (SERP) covering its executive officers (who are also the executive officers of Security Bank Corporation) through individual contracts. Under this SERP, Security Bank of Bibb County is committed to pay the individuals an annual benefit of 65% of final average compensation (as defined), provided, however, that this benefit will increase from 65% to 75% if consolidated net income growth over the initial five plan years averages 12% or more or the Company undergoes a change of control. The annual retirement benefit is reduced by other benefits such as Social Security, 401(k), and benefits from prior plans. The benefit will be paid over a period of 15 years beginning at age 65. If the individual dies before age 65, the amount of the annual benefit will be calculated and distributed to the individual’s beneficiary for a period of 15 years. The SERP was initially funded through the purchase of life insurance with immediate cash value vesting in the amount of $5,000,000. The cash value of the life insurance contracts totaled $5.8 million and $5.5 million as of December 31, 2008 and 2007, respectively,

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

and is included in other assets in the consolidated balance sheets. Liabilities accrued under the SERP totaled $318,000 and $278,000 as of December 31, 2008 and 2007, respectively. Provisions charged to operations totaled $40,000 in 2008, $161,000 in 2007 and $84,000 in 2006. No benefits have been paid as of December 31, 2008.

In 2006, Security Bank of Gwinnett County commenced a SERP covering its executive officers through individual contracts. Under this plan, the Bank is committed to pay the individuals an annual benefit of 65% of final average compensation (as defined) reduced by other benefits such as Social Security, 401(k), and benefits from prior plans. The benefit will be paid over a period of 15 years beginning at age 65. If the individual dies before age 65, the amount of the annual benefit will be calculated and distributed to the individual’s beneficiary for a period of 15 years. The SERP was initially funded through the purchase of life insurance with immediate cash value vesting in the amount of $4.0 million. The cash value of the life insurance contracts totaled $4.4 million and $4.2 million as of December 31, 2008 and 2007, respectively, and is included in other assets in the consolidated balance sheets. Liabilities accrued under the SERP totaled $402,000 and $209,000 as of December 31, 2008 and 2007. Provisions charged to operations totaled $193,000, $167,000 and $42,000 in 2008, 2007 and 2006, respectively. No benefits have been paid as of December 31, 2008.

(24) Restricted Stock-Unearned Compensation

The Company records shares of restricted stock at fair market value (on the grant date) as a separate component of shareholders’ equity. The cost of the shares is being amortized against earnings using the straight-line method over the five-year restriction period.

In 2003, the board of directors adopted a restricted stock grant plan which awards certain executive officers common shares of the Company. The maximum number of shares that be granted under this plan is 10,000. During 2003, all 10,000 shares were issued. During the year ended December 31, 2004, 320 shares were cancelled. During the year ended December 31, 2008, 1,920 shares vested. As of December 31, 2008, the remaining 9,680 shares were fully vested.

In May 2005, 9,156 shares were issued in connection with the SouthBank acquisition. During the year ended December 31, 2007, 2,747 shares were cancelled. During the year ended December 31, 2008, 916 shares vested. As of December 31, 2008, a total of 4,578 shares were vested.

In March 2008, 5,000 shares were issued to an officer of the Company. The shares will begin to vest in 2009.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(25) Condensed Financial Statements of Security Bank Corporation (Parent Only)

The parent company’s condensed balance sheets as of December 31, 2008 and 2007 and the related condensed statements of income and cash flows for the years then ended are as follows:

BALANCE SHEETS

(IN THOUSANDS)

DECEMBER 31,

ASSETS
	2008	2007
Cash	$4,202	$3,220
Investment Securities	191	191
Loans Receivable, Net of Allowance	7,834	11,918
Premises and Equipment, Net	1,775	1,063
Investment in Subsidiaries, at Equity	109,878	352,954
Trust Preferred Placement Fee, Net	430	448
Other	6,892	358

Total Assets	$131,202	$370,152

LIABILITIES AND SHAREHOLDERS’ EQUITY
Other Borrowed Money	$—	$19,500
Subordinated Debentures	41,238	41,238
Accrued Expenses and Other Payables	5,256	2,721

Total Liabilities	46,494	63,459

Shareholders’ Equity	84,708	306,693

Total Liabilities and Shareholders’ Equity	$131,202	$370,152

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED STATEMENTS OF INCOME

(IN THOUSANDS)

FOR THE YEARS ENDED DECEMBER 31,

	2008	2007	2006
Income
Dividends from Subsidiaries	$4,649	$10,213	$6,450
Management Fees	5,082	2,420	1,712
Data Processing	2,496	—	—
Interest and Dividends	178	331	97

	12,405	12,964	8,259

Expenses
Salaries and Employee Benefits	7,697	4,504	4,951
Provision for Loan Losses	868	382	—
Professional Fees	995	1,485	603
Interest	3,009	3,441	3,193
Other	3,178	1,564	1,473

	15,747	11,376	10,220

Income (Loss) Before Taxes and Equity in Undistributed Earnings of Subsidiaries	(3,342)	1,588	(1,961)
Income Tax Benefit	(1,469)	3,218	3,055

Income (Loss) Before Equity in Undistributed Earnings of Subsidiaries	(4,811)	4,806	1,094
Equity in Undistributed Earnings of Subsidiaries	(249,555)	1,782	22,298

Net Income (Loss)	$(254,366)	$6,588	$23,392

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

FOR THE YEARS ENDED DECEMBER 31

	2008	2007	2006
Cash Flows from Operating Activities
Net Income (Loss)	$(254,366)	$6,588	$23,392
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by Operating Activities:
Deferred Income Taxes	(4,641)	(7)	(3)
Depreciation, Amortization and Accretion	(905)	161	144
Provision for Loan Losses	868	382	—
Stock-Based Compensation	486	239	526
Equity in Undistributed (Earnings) Losses of Subsidiaries	249,555	(1,782)	(22,298)
Other, net	23,679	3,621	(376)

	14,676	9,202	1,385

Cash Flows from Investing Activities
Capital Infusion in Subsidiaries	(21,950)	(15,705)	(10,450)
Purchase of Premises and Equipment	(1,118)	(58)	(956)
Loans, Net	3,216	(12,300)	—
Payment for Business Combinations	—	(200)	(18,397)

	(19,852)	(28,263)	(29,803)

Cash Flows from Financing Activities
Dividends Paid	(2,672)	(6,665)	(5,265)
Purchase of Common Stock	—	(4,904)	—
Issuance of Common Stock	28,330	471	40,089
Other Borrowed Money	(19,500)	19,500	(1,600)

	6,158	8,402	33,224

Net (Decrease) Increase in Cash	982	(10,659)	4,806
Cash, Beginning	3,220	13,879	9,073

Cash, Ending	$4,202	$3,220	$13,879

(26) Subsequent Events

In January 2009, the Company began to pursue the disposition of two of its full service banking offices. As of and for the year ended December 31, 2008, these offices had total assets of $132.3 million, total loans of $129.3 million and recorded net income of $250,000. The disposition of these offices will allow the Company to specialize its interests in its core markets.

In January 2009, the Company applied to the FDIC to consolidate its banking charters into a single charter. If approved, the Company expects the conversion to be completed during the second quarter of 2009.

In February 2009, the Company notified the affiliates of FSI Group, LLC that it will defer the March 31, 2009 interest payment on the $40.0 million subordinated notes issued in April, 2008. The deferred interest will be added to the principal balance and future interest payments will be calculated on the increased principal balance.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In February 2009, the Company received notice from the Federal Home Loan Bank of Atlanta that the FHLB has frozen its borrowing availability for four of its banks (Security Bank of Bibb County, Security Bank of North Metro, Security Bank of North Fulton and Security Bank of Gwinnett County) to the current amount outstanding. Advances that mature may be renewed; however, no new advances may be obtained.